UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Alpha Natural Resources, inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, Virginia 24212

April 2, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Alpha Natural Resources, Inc. The meeting will be held on May 14, 2008, at 8:30 a.m. Eastern Time at The Martha Washington Inn located at 150 West Main Street, Abingdon, Virginia 24210.

Information about the Annual Meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting and Proxy Statement that follow. Also included are a Proxy/ Voting Instruction Card and postage-paid return envelope.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend, we encourage you to vote over the telephone or Internet or mark, sign, date and mail your Proxy/ Voting Instruction Card in the enclosed envelope as promptly as possible.

Sincerely,

MICHAEL J. QUILLEN
Chairman of the Board and Chief Executive
Officer

ALPHA NATURAL RESOURCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 14, 2008

The Annual Meeting of Stockholders of Alpha Natural Resources, Inc. (“Alpha” or the “Company”) will be held at The Martha Washington Inn located at 150 West Main Street, Abingdon, Virginia 24210, on May 14, 2008 at 8:30 a.m. Eastern Time for the following purposes:

1. To elect nine directors to hold office for a one-year term expiring at the Annual Meeting in 2009 and until their respective successors are elected and qualified.

2. To consider and act upon a proposal to amend and restate the Company’s 2005 Long-Term Incentive Plan.

3. To consider and act upon a proposal to approve the Company’s 2008 Annual Incentive Bonus Plan.

4. To consider and act upon a proposal to ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2008.

5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed March 21, 2008, as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting.

If you own shares of common stock of Alpha Natural Resources, Inc. as of March 21, 2008, you can vote those shares by completing and mailing the enclosed proxy card or by attending the Annual Meeting and voting in person. Stockholders of record also may submit their proxies electronically or by telephone as follows:

•	By visiting the website at www.investorvote.com/anr and following the voting instructions provided; or

•	By calling 1-800-652-VOTE (8683) in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions.

By Order of the Board of Directors

VAUGHN R. GROVES
Vice President, Secretary and General Counsel

IMPORTANT NOTICE: REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDERS’ MEETING TO BE HELD ON MAY 14, 2008

The proxy statement, annual report on Form 10-K and related materials are available at http://ww3.ics.adp.com/streetlink/anr.

April 2, 2008
Abingdon, Virginia

ALPHA NATURAL RESOURCES, INC.

PROXY STATEMENT
To Be Held May 14, 2008

INFORMATION ABOUT THE ANNUAL MEETING

Why Am I Receiving These Proxy Materials?

The Board of Directors (“Board”) of Alpha Natural Resources, Inc. (“Alpha” or the “Company”) is soliciting proxies to be voted on its behalf at the 2008 Annual Meeting of Stockholders. This document includes information about the issues to be voted upon at the Annual Meeting.

We intend to begin mailing these proxy materials, together with our Annual Report on Form 10-K for the year ended December 31, 2007, on or about April 2, 2008 to all stockholders of record at the close of business on March 21, 2008, which our Board determined to be the record date for the Annual Meeting. On March 21, 2008, there were 66,125,297 shares of our common stock outstanding.

Can I Obtain an On-line Version of the Proxy Materials?

This proxy statement, the annual report on Form 10-K and related materials are available on-line at http://ww3.ics.adp.com/streetlink/anr.

Where and When Is the Annual Meeting?

The Annual Meeting will take place on May 14, 2008, at The Martha Washington Inn located at 150 West Main Street, Abingdon, Virginia 24210. The meeting will begin at 8:30 a.m. Eastern Time.

What Am I Voting on?

We are aware of four items to be voted on by stockholders at the Annual Meeting:

•	Election of nine directors: Mary Ellen Bowers, John S. Brinzo, Hermann Buerger, Kevin S. Crutchfield, E. Linn Draper, Jr., Glenn A. Eisenberg, John W. Fox, Jr., Michael J. Quillen, and Ted G. Wood;

•	2005 Long-Term Incentive Plan: To consider and act upon a proposal to amend and restate the Company’s 2005 Long-Term Incentive Plan;

•	2008 Annual Incentive Bonus Plan: To consider and act upon a proposal to approve the Company’s 2008 Annual Incentive Bonus Plan; and

•	Independent Auditors: Approval of a proposal to ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2008.

How Many Votes Do I Have?

You have one vote for each share of our common stock that you owned at the close of business on March 21, 2008. These shares include shares held directly in your name as the “stockholder of record,” and shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name.”

If I Am a Stockholder of Record, How Can I Vote My Shares?

You can vote by proxy or in person.

How Do I Vote by Proxy?

If you are a stockholder of record, you may vote your proxy by telephone, Internet or regular mail. Our telephone and Internet voting procedures are designed to authenticate stockholders by using individual control numbers. Voting by telephone or Internet will help us reduce costs.

•	Voting Your Proxy by Telephone. In the U.S., Canada and Puerto Rico, you can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day, 7 days a week, up through the last business day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

•	Voting Your Proxy by Internet. You can also choose to vote via the Internet. The web site for record holders to Internet vote is on your proxy card. Internet voting is also available 24 hours a day, 7 days a week, up through the day before the meeting. If you vote via the Internet, you do not need to return your proxy card.

•	Voting Your Proxy by Mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

If you vote by proxy using any of these three methods, the persons named on the enclosed proxy card (your “proxies”) will vote your shares in the manner you indicate at the Annual Meeting and at any adjournments or postponements of the Annual Meeting. You may specify whether your shares should be voted for all, some, or none of the nominees for director. If you vote by telephone or Internet and choose to vote with the recommendation of our Board, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of all nine nominees for director, “FOR” amending and restating the Company’s 2005 Long-Term Incentive Plan, “FOR” approving the Company’s 2008 Annual Incentive Bonus Plan, and “FOR” ratifying the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2008.

If any other matter is presented, your proxies will vote in accordance with their best judgment. At the time this document went to press, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this document.

May I Revoke My Proxy?

If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy;

•	Notify our Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	Vote in person at the Annual Meeting.

How Do I Vote in Person?

If you are a stockholder of record, you may cast your vote in person at the Annual Meeting.

If I Hold Shares in Street Name, How Can I Vote My Shares?

You can submit voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the voting instruction card included in these materials by your broker or nominee.

What Vote Is Required to Approve Each Proposal?

•	Election of nine directors (Proposal 1). The nine nominees for director receiving the highest number of affirmative votes cast in person or by proxy at the Annual Meeting will be elected. If you mark your proxy so as to withhold your vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

•	Approval of the proposal to amend and restate the Company’s 2005 Long-Term Incentive Plan (Proposal 2). The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the subject matter is required to approve the proposal to amend and restate the Company’s 2005 Long-Term Incentive Plan; provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.

•	Approval of the proposal to adopt the 2008 Annual Incentive Bonus Plan (Proposal 3). The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the subject matter is required to approve the proposal to adopt the Company’s 2008 Annual Incentive Bonus Plan.

•	Approval of the proposal to ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2008 (Proposal 4). The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the subject matter is required to approve the proposal to ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2008.

In order to have a valid stockholder vote, a stockholder quorum must exist at the Annual Meeting. A quorum will exist when stockholders holding a majority of the issued and outstanding shares of our common stock are present at the meeting, either in person or by proxy. Proxies received but marked as abstentions and “broker non-votes” will be counted as present for purposes of determining whether a quorum exists for the Annual Meeting. With respect to the election of directors (Proposal 1), abstentions will not be counted in the calculation of the vote. With respect to the proposal to amend and restate the Company’s 2005 Long-Term Incentive Plan (Proposal 2), the proposal to approve the Company’s 2008 Annual Incentive Bonus Plan (Proposal 3), and the proposal to ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2008 (Proposal 4), abstentions will have the effect of negative votes. Broker non-votes will not be counted in the calculation of the votes with respect to the proposal to amend and restate the Company’s 2005 Long-Term Incentive Plan (Proposal 2). Broker non-votes occur when brokers do not have discretionary voting authority on certain proposals and the beneficial owner has not instructed the broker how to vote on these proposals.

Who Is Paying for the Costs of Soliciting These Proxies?

We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. A few of our officers and employees may also participate in the solicitation, without additional compensation, by telephone, e-mail or other electronic means or in person. Additionally, The Altman Group has been retained by us to aid in the solicitation of proxies, at an estimated cost of $600.00, plus reimbursement of out-of-pocket expenses.

Where Can I Find the Voting Results of the Meeting?

We intend to announce preliminary voting results at the Annual Meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the second quarter of 2008, which we expect to file in August 2008. You can obtain a copy of the Form 10-Q by logging on to our website at www.alphanr.com, by calling the Securities and Exchange Commission (“SEC”) at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Our website does not constitute part of this document.

PROPOSAL 1 — ELECTION OF DIRECTORS

In accordance with our governing instruments, our Board has nominated the nine current directors listed below for reelection at this year’s Annual Meeting to serve a one-year term expiring at the Annual Meeting in 2009 and until their respective successors are elected and qualified. Each of the nominees has consented to serve if elected. If any of the nominees should decline or be unable to serve as a director, the persons named in the accompanying proxy/voting instruction card will vote in accordance with their best judgment. We know of no reason why the nominees would not be available for election or, if elected, would not be able to serve.

Director Nominees

The following information is furnished with respect to each of the nominees for election at the Annual Meeting.

Mary Ellen Bowers Age 51	Ms. Bowers has been a member of our Board since May 2007 and is currently a member of each of our Audit and Nominating and Corporate Governance Committees. Ms. Bowers is also chairman of MEB Solutions, LLC, a business consulting firm, and is a professor at the University of Wisconsin, teaching Executive Leadership within the Business School Masters Program. From November 2004 to June 2007, Ms. Bowers served as Executive Vice President, Corporate Development of Manitowoc Company, Inc. (“Manitowoc”), a manufacturer of engineered capital goods and support services. Prior to joining Manitowoc, Ms. Bowers served as Vice President & General Manager, Forged Aerospace & Industrial Products at Alcoa Inc., a producer and manager of primary aluminum, fabricated aluminum and alumina facilities (“Alcoa”), from 2001 to 2004. Ms. Bowers’ service at Alcoa began in 1981 where she served in various positions, including engineering, finance and marketing with key leadership roles as Director, Alcoa Global, Business Design and Vice President & Director, Strategic Planning & Information Technology.

John S. Brinzo Age 66	Mr. Brinzo has been a member of our Board since October 2006 and is currently a member of each of our Audit and Nominating and Corporate Governance Committees. From 1969 until May 2007, Mr. Brinzo was affiliated with Cleveland-Cliffs Inc., North America’s largest producer of iron ore pellets (“CCI”). At CCI, he served in various senior management positions, including Chief Financial Officer and Chief Executive Officer, a position he retired from in September 2006. In 2000, he was named as CCI’s chairman of the board of directors and served as such until May 2007. Mr. Brinzo served as chairman of the National Mining Association from 2004 to 2006. Currently, Mr. Brinzo is a director and chairman of the audit committee of The Brink’s Company, a global security services company; a director and member of the nominating and corporate governance and compensation committees of AK Steel Holding Corporation, a North American steel manufacturing company; and a director and chairman of the audit committee and member of the finance committee of Delta Air Lines, Inc., an air transportation company.

Hermann Buerger Age 64	Mr. Buerger has been a member of our Board since February 2008 and is currently a member of our Audit Committee. Until 2004, Mr. Buerger was the Regional Board Member and CEO of the Americas, Commerzbank AG, where he held various senior management positions. Mr. Buerger currently serves as a director and chairman of the audit committees for EMS Technologies, Inc., a company which designs and manufactures wireless, satellite and defense solutions, and Sapient Corporation, a consulting company. He has also served as a member of the International Advisory Board of Unibanco of Sao Paulo, Brazil, from 2002 to 2004, and of the Advisory Board of the Wharton Real Estate Center, from 1997 to 2004.

Kevin S. Crutchfield Age 47	Mr. Crutchfield has served as our President since January 2007 and as a member of our Board since November 2007. Prior to that time, Mr. Crutchfield served as our Executive Vice President since our formation in November 2004. Mr. Crutchfield joined the Alpha management team as the Executive Vice President of Alpha Natural Resources, LLC and Vice President of ANR Holdings, LLC in March 2003, and also served as the Executive Vice President of ANR Holdings, LLC from November 2003 until ANR Holdings was merged with another of our subsidiaries in December 2005. From June 2001 through January 2003, he was Vice President of El Paso Corporation, a natural gas and energy provider, and President of Coastal Coal Company, a coal producer and affiliate of El Paso Corporation acquired by Alpha in 2003. Prior to joining El Paso, he served as President of AMVEST Corporation, a coal and gas producer and provider of related products and services, and held executive positions at AEI Resources, Inc., a coal producer, including President and Chief Executive Officer. Before joining AEI Resources, he served as the Chairman, President and Chief Executive Officer of Cyprus Australia Coal Company and held executive operating management positions with Cyprus in the U.S. before being relocated to Sydney, Australia in 1997. He worked for Pittston Coal Company, a coal mining company (“Pittston”), in various operating and executive management positions from 1986 to 1995 including as Vice President Operations prior to joining Cyprus Amax Coal Company, a coal producer and supplier.

E. Linn Draper, Jr. Age 66	Mr. Draper has been a member of our Board since our formation in November 2004 and is currently Lead Director and Chairman of our Compensation Committee. Mr. Draper joined American Electric Power (“AEP”), an electric utility company, as President in 1992 and served as the Chairman, President and Chief Executive Officer of AEP from 1993 until his retirement in April 2004. Prior to joining AEP, Mr. Draper worked for Gulf States Utilities Company, an electric utility company, from 1979 to 1992, serving as its chairman of the board of directors, and President and Chief Executive Officer from 1987 to 1992. He serves as a director of Temple-Inland Inc., a building products and corrugated packaging company (serving as chairman of the human resources committee and as lead director); TransCanada Corporation, a pipeline and power generation company (serving as chairman of the health, safety and environment committee and as a member of their human resources committee); and Alliance Data Systems, Inc., a data management and transaction processing company (serving as a member of the human resources committee). Mr. Draper is also non-executive chairman of the board of directors of NorthWestern Corporation, an electric and gas utility.

Glenn A. Eisenberg Age 46	Mr. Eisenberg has been a member of our Board since the 2005 Annual Meeting and is currently Chairman of our Audit Committee and a member of our Nominating and Corporate Governance Committee. Mr. Eisenberg currently serves as Executive Vice President, Finance and Administration of The Timken Company, an international manufacturer of highly engineered bearings, alloy and specialty steel and components and a provider of related products and services. Prior to joining The Timken Company in 2002, Mr. Eisenberg served as President and Chief Operating Officer of United Dominion Industries, a manufacturer of proprietary engineered products, from 1999 to 2001, and as the President — Test Instrumentation Segment and Executive Vice President for United Dominion Industries from 1998 to 1999. Mr. Eisenberg also serves as a director and chairman of the audit committee of Family Dollar Stores, Inc., owners and operators of discount stores throughout the United States.

John W. Fox, Jr. Age 60	Mr. Fox has been a member of our Board since our formation in November 2004 and is currently Chairman of our Nominating and Corporate Governance Committee and a member of our Compensation Committee. Mr. Fox served as Senior Vice President, Coal Services for Norfolk Southern Company, a railroad operator, from April 2001 until his retirement in November 2003, and as Senior Vice President Coal Marketing from December 1999 to April 2001. Mr. Fox began his career with a predecessor of Norfolk Western Railroad Company in 1969.

Michael J. Quillen Age 59	Mr. Quillen has served as our Chief Executive Officer and a member of our Board since our formation in November 2004 and served as our President until January 2007. He was named Chairman of the Board in October 2006. Mr. Quillen joined the Alpha management team as President and the sole manager of Alpha Natural Resources, LLC, our top-tier operating subsidiary, in August 2002, and has served as Chief Executive Officer of Alpha Natural Resources, LLC since January 2003. He also served as the President and a member of the board of directors of ANR Holdings, LLC, our former top-tier holding company, from December 2002 until ANR Holdings, LLC was merged with another of our subsidiaries in December 2005, and as the Chief Executive Officer of ANR Holdings, LLC from March 2003 until December 2005. From September 1998 to December 2002, Mr. Quillen was Executive Vice President — Operations of AMCI Metals and Coal International Inc., a mining and marketing company (“AMCI”). While at AMCI, he was also responsible for the development of AMCI’s Australian properties. Mr. Quillen has over 30 years of experience in the coal industry starting as an engineer. He has held senior executive positions in the coal industry throughout his career, including as Vice President — Operations of Pittston Coal Company, President of Pittston Coal Sales Corp., Vice President of AMVEST Corporation, Vice President — Operations of NERCO Coal Corporation, President and Chief Executive Officer of Addington, Inc. and Manager of Mid-Vol Leasing, Inc. Mr. Quillen was elected to the board of directors of Martin Marietta Materials, Inc., a leading producer of construction aggregates in the United States, in February 2008.

Ted G. Wood Age 70	Mr. Wood has been a member of our Board since January 2006 and is currently a member of our Compensation Committee. He also served as President of The United Company’s operating companies from 1998 until his retirement in 2002. Additionally, Mr. Wood served as Vice Chairman of The United Company from January 2003 until August 2003. From 1994 to 1995, Mr. Wood was President and Chief Executive Officer of KV Pharmaceutical Co. in St. Louis, Missouri. Prior to that time, he held executive positions with several pharmaceutical companies, acting as President of Boehringer Mannheim Pharmaceutical Corporation from 1992 to 1993, Executive Vice President of marketing and sales for SmithKline Beecham Corporation from 1990 to 1991 and President of Beecham Laboratories, U.S.A. from 1988 to 1989. Mr. Wood currently serves on the board of directors of King Pharmaceuticals, Inc. (serving as a member of their compensation and human resources committees). Mr. Wood served as a director of Pozen Inc., a pharmaceutical company, from 2000 until 2006 and was a member of its compensation committee.

Required Vote

As set forth in Section 2.05 of our bylaws, the nine nominees for director receiving the highest number of affirmative votes cast in person or by proxy at the Annual Meeting will be elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES SET FORTH ABOVE.

DIRECTOR INDEPENDENCE

We are required to have a majority of independent directors on our Board and to have only independent directors on each of our Audit, Compensation and Nominating and Corporate Governance Committees under existing New York Stock Exchange (“NYSE”) rules and, with respect to the Audit Committee, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and rules adopted under that act.

Our Nominating and Corporate Governance Committee undertook an annual review of director and director-nominee independence in February 2008. The purpose of this review was to determine whether any relationships or transactions involving the directors and director-nominees, their family members and affiliates were inconsistent with a determination that the director or director nominee is independent under the independence standards in the NYSE rules and our Corporate Governance Practices and Policies and, with respect to Audit Committee members and nominees, under the independence standards for audit committee members adopted by the SEC. Based on that review, our Board has determined that each of Messrs. Brinzo, Buerger, Draper, Eisenberg, Fox, and Wood and Ms. Bowers qualify as “independent” under the independence standards in the NYSE rules, and that Ms. Bowers and each of Messrs. Brinzo, Buerger, and Eisenberg (the members of the Audit Committee) also qualify as “independent” under the independence standards for audit committee members adopted by the SEC.

Our Corporate Governance Practices and Policies require our Board to have regularly scheduled meetings during the year at which only the non-management directors are present, and provide that, at their discretion, the non-management directors can appoint one of their members to act as a chairman to preside at these meetings. The non-management members of our Board held 12 meetings during 2007 at which only the non-management directors were present, and Mr. Draper, our Lead Director acted as chairman at each of these meetings.

Lead Director

In October 2006, Mr. Quillen, our Chief Executive Officer, was appointed Chairman of the Board. Under our Corporate Governance Practices and Policies, in the event the director serving as Chairman of the Board is not independent, our Board must designate one of its independent members who has served on our Board for at least one year to serve as Lead Director of the Board with the following specific duties: (i) principal liaison between our Board and Chairman of the Board and between our Board and stockholders, (ii) preside over executive sessions of non-management directors and meetings of independent directors, (iii) approve with our Chairman the schedule and agendas for our Board meetings, and (iv) perform such other duties as may from time to time be delegated to the Lead Director by our Board. In October 2006, Mr. Draper was appointed Lead Director by our Board.

Committees of the Board of Directors

Our Board has three standing committees: (i) an Audit Committee, (ii) a Compensation Committee and (iii) a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by our Board, copies of which are available on our website at www.alphanr.com.

Audit Committee

Our Audit Committee currently consists of four directors: Ms. Bowers and Messrs. Brinzo, Buerger, and Eisenberg. The Audit Committee provides assistance to our Board in monitoring the quality, reliability and integrity of our accounting policies and financial statements, overseeing our compliance with legal and regulatory requirements and reviewing the independence, qualifications and performance of our internal and independent auditors. Among other matters enumerated in the Audit Committee Charter, the committee is generally responsible for:

•	Appointing and compensating our independent auditors, including authorizing their scope of work and approving any non-audit services to be performed by them with respect to each fiscal year;

•	Reviewing and discussing our annual audited and quarterly unaudited financial statements with our management and independent auditors, as well as a report by the independent auditor describing the firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, and all relationships between us and the independent auditor;

•	Reviewing our press releases, as well as financial information and earnings guidance, if given, provided to analysts and rating agencies; and

•	Reviewing and discussing risk assessment and risk management policies as well as procedures management has established to monitor compliance with our Code of Business Ethics.

Our Board has determined that all members of the Audit Committee are financially literate within the meaning of the SEC rules and under the current listing standards of the NYSE. Further, our Board has determined that all members of the committee are independent, within the meaning of SEC and NYSE regulations, and that Ms. Bowers and each of Messrs. Buerger, Brinzo and Eisenberg qualify as an “audit committee financial expert.”

Compensation Committee

Our Compensation Committee currently has three members: Messrs. Draper, Fox and Wood. The Compensation Committee is generally responsible for assisting our Board in all matters relating to the compensation of our directors and executive officers and overseeing our compliance with legal and regulatory requirements as they extend to matters of compensation. Among other things, our Compensation Committee is responsible for:

•	Reviewing and approving our executive compensation policies and practices, as well as the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and evaluating his performance in light of these goals and objectives;

•	Reviewing and approving (or recommending approval by the independent directors on our Board) the compensation, including salary, bonuses and benefits, of our Chief Executive Officer, other executive officers and directors, including any employment agreements or similar arrangements; and

•	Reviewing and making recommendations to our Board with respect to incentive compensation plans and equity-based plans, and administering the plans.

Under its charter, our Compensation Committee is authorized to delegate its responsibilities to one or more subcommittees and Company officers in accordance with restrictions set forth in the charter. Under the terms of the Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan and the Amended and Restated 2004 Long-Term Incentive Plan, our Compensation Committee is authorized to administer the plans and may delegate its authority thereunder to another committee of the Board or to an appropriate officer of Alpha, in accordance with law and the terms of such plans. Additionally, our Annual Incentive Bonus Plan permits our Compensation Committee, with respect to participants who it determines are not likely to be subject to Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Code”), to delegate its powers and authority under the plan to our officers as it deems necessary or appropriate. Our Compensation Committee has delegated to our Chief Executive Officer the authority to grant restricted stock and/or performance shares to non-executive employees in an annual amount of 50,000 shares and, in addition for calendar year 2008, 280,000 shares. Additionally, our committee has delegated to the Chief Executive Officer the authority to determine cash bonus award opportunities and awards paid to our non-executive employees under the Annual Incentive Bonus Plan. Our Board and Compensation Committee have also delegated to our Chief Executive Officer the authority to amend our plans, programs and arrangements that will be affected by Section 409A of the Code and the regulations issued thereunder to bring such plans, programs and arrangements into compliance with Section 409A and such regulations.

In addition, our human resources department supports the Compensation Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering the day-to-day ministerial aspects of our compensation and benefits plans.

Role of Executive Management in Determining Executive Compensation.  Our Compensation Committee works with our management team in reviewing compensation matters and setting compensation for our executives, as more fully described in “Executive Compensation — Compensation Discussion and Analysis.”

Annual Process for Determining Total Compensation of Executive Officers.  As more fully described in “Executive Compensation — Compensation Discussion and Analysis,” our Compensation Committee, together with senior management and outside consultants engaged by the committee, conducts an annual review of our overall compensation program for executive officers and directors. With respect to executive officer compensation, our Compensation Committee reviews, among other items, each of the key components of compensation — base salary and short- and long-term incentives, both within Alpha and as compared to peers and survey data to determine whether each of these components is in line with our compensation philosophy and its related goals and objectives. Upon the recommendation of our Chief Executive Officer with respect to the compensation of each executive officer who directly reports to him, and, based on the findings of any outside consultants that may be engaged to assist in this review, our Compensation Committee then determines the compensation for all key executives and recommends approval, in the case of our Chief Executive Officer’s compensation, to the independent members of our Board.

Process for Determining Non-Employee Director Compensation.  Our Compensation Committee makes recommendations to the Board regarding Board compensation and benefits for non-employee directors, including cash, equity-based awards and other compensation. In determining non-employee director compensation, our Compensation Committee seeks advice from outside compensation consultants who are retained by the committee to, among other functions: (i) conduct a competitive assessment of non-employee director compensation compared to competitive practice, (ii) inform the committee of emerging trends in director pay practices, (iii) advise on stock ownership guidelines for non-employee directors, and (iv) assess the amount of compensation that is adequate to compensate our directors for their time and effort with respect to Board obligations. If, after the annual review of non-employee director compensation by our Compensation Committee, the committee determines that any changes should be made to such program, it will recommend such changes to our Board for approval.

Outside Executive Compensation Consultants.  In November 2007, the Compensation Committee determined to directly retain Deloitte Consulting LLP (“Deloitte”), outside compensation consultants, to assist the committee and to perform functions in connection with executive compensation matters for the committee annually including: (i) conducting a competitive assessment of key executives’ total direct compensation (e.g. sum of base salary, annual bonus and long-term incentive opportunity); (ii) evaluating appropriateness of annual incentive plan targets and standards, (iii) assessing whether “pay mix” of key executives’ compensation is appropriate and competitive, (iv) comparing Alpha’s annual share utilization and earnings per share dilution for equity-based compensation to competitive practice and institutional investor guidelines, (v) comparing Alpha’s expense for stock-based compensation to its peer companies, (vi) evaluating appropriateness of welfare and perquisite programs, (vii) advising the committee regarding design changes to compensatory programs and the development of new programs based on strategic goals, competitive assessment and regulatory changes, (viii) review management proposals on behalf of the Compensation Committee, (ix) informing the committee of emerging trends in executive compensation, the institutional investor climate and corporate governance and accounting developments, (x) providing and periodically advising on stock ownership or retention guidelines for senior executives, and (xi) providing the committee with regular updates regarding changes in regulatory and legislative developments. Prior to November 2007, our senior management had retained the services of Deloitte to assist our Compensation Committee with its annual review of our compensation programs to ensure they are competitive and consistent with the committee’s stated objectives.

Under the terms of the current engagement letter between Deloitte and the Compensation Committee, Deloitte may be retained by management to periodically assist with special projects related to other non-executive employee compensation and benefits matters. In order to ensure that Deloitte is able to provide objective advice on executive and non-employee director compensation matters, as described above, the engagement letter with Deloitte provides that upon receiving a request for assistance by management, Deloitte will notify the Compensation Committee of such request, and seek prior approval from the Compensation Committee before commencing any work on behalf of management. Deloitte has also agreed, upon request, to assist the Compensation Committee in preparing a summary of all work performed by other Deloitte affiliates for the Company, including amounts billed by all Deloitte affiliates. Furthermore, if, in Deloitte’s opinion, a conflict of interest arises that could cause its independence to be impaired, Deloitte will immediately advise the Compensation Committee of such conflict. Deloitte has assured our Compensation Committee and management that it has established internal procedures to safeguard the objectivity of its advice to our Compensation Committee.

For more information regarding our Compensation Committee’s processes to determine executive officer compensation and the role of our outside compensation consultants in executive compensation matters, see “Executive Compensation — Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently has four members: Ms. Bowers and Messrs. Brinzo, Eisenberg, and Fox. The Nominating and Corporate Governance Committee assists the Board in identifying individuals qualified to become Board members and executive officers and selecting, or recommending that the Board select, director nominees for election to our Board and its committees. Our Nominating and Corporate Governance Committee is also generally responsible for:

•	Developing and recommending governance policies and procedures for our Board and monitoring compliance with our Corporate Governance Practices and Policies;

•	Considering questions of independence and possible conflicts of interest that may affect directors;

•	Leading our Board in its annual review of its performance;

•	Making recommendations regarding committee purpose, structure and operation; and

•	Overseeing and approving a management continuity planning process.

Director Nomination Procedures.  Pursuant to our Corporate Governance Practices and Policies and the committee’s charter, our Nominating and Corporate Governance Committee reviews the qualifications of proposed nominees for director to serve on our Board and recommends nominees to our Board. Our Board is ultimately responsible for proposing a slate of nominees to the stockholders for election to the Board, using information provided by the committee.

Our Chief Executive Officer, members of our Nominating and Corporate Governance Committee, and other members of our Board are the primary sources for the identification of prospective director nominees. Our Nominating and Corporate Governance Committee also has authority to retain third-party search firms to identify director candidates and the committee may consider proposed nominees that are identified by stockholders in the manner prescribed by our bylaws.

In order for a stockholder to recommend a prospective nominee for election to our Board at an Annual Meeting, our bylaws require the stockholder to be entitled to vote at the meeting, to provide a written notice to our Corporate Secretary including information specified in our bylaws and to be a stockholder of record at the time of giving the notice. See “Stockholders’ Proposals and Nominations for 2009 Annual Meeting” for a description of the procedures, required contents and applicable deadlines for the stockholders’ submission of director candidate recommendations.

Director and Board Qualifications.  We believe that our Board members should have the highest professional and personal ethics and values. Candidates should bring integrity, insight, energy, and analytical skills to Board deliberations. We recognize the strength and effectiveness of the Board reflects the balance, experience, and diversity of the individual directors, their commitment and, importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. In selecting individual Board candidates we are mindful of our overall goal to have a Board that excels in the following areas:

•	Respected within the industry and our markets;

•	Proven leaders in the communities in which we do business;

•	Experienced managers;

•	Visionaries for the future of our business;

•	Able to effectively handle crises and minimize risk;

•	Dedicated to sound corporate governance; and

•	Collegial.

We seek candidates who demonstrate an understanding of our short- and long-term goals and objectives and a commitment to enhancing stockholder value. On an individual basis, we believe that our directors should have the following qualities:

•	Strength of character;

•	Maturity of judgment;

•	Independence of thought;

•	Accounting and finance knowledge (including expertise that could qualify at least one director as an “audit committee financial expert”);

•	Technical expertise;

•	Familiarity with our business, industry and competition;

•	General business acumen; and

•	Critical thinking.

A majority of our directors must meet the criteria for independence required by the SEC and NYSE and such candidates should be free from any relationship with management or Alpha which would create a conflict of interest or compromise their independent judgment.

Our Nominating and Corporate Governance Committee periodically reviews with our Board and each committee the requisite skills and characteristics of individual directors as well as the composition of our Board as a whole. From time to time we may seek to enhance our Board with one or more members who possess a specific niche area of experience or expertise.

Once our Nominating and Corporate Governance Committee has identified a prospective nominee, the committee evaluates the prospective nominee against the standards and qualifications set forth above, as well as any other criteria the committee may consider appropriate.

While our Nominating and Corporate Governance Committee has no formal process for evaluating proposed nominees, the members of the committee generally will review the resume of a proposed nominee and consult the proposed nominee’s personal references. Our Nominating and Corporate Governance Committee may also personally interview (and suggest that other members of our Board interview) the proposed nominee, if the committee considers the proposed nominee sufficiently suitable. After completing this evaluation, our Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by our Board, and the Board determines the nominees after considering the recommendation and report of the committee.

Messrs. Brinzo, Buerger, Crutchfield, Draper, Eisenberg, Fox, Quillen, Wood and Ms. Bowers were each recommended by our Nominating and Corporate Governance Committee to our Board for nomination for election at the Annual Meeting. All of these nominees are current directors of Alpha. Mr. Buerger was appointed to the Board in February 2008, and was initially recommended to the Nominating and Corporate Governance Committee by one of its members, Mr. Eisenberg.

Director Attendance

During 2007, our Board held 12 meetings and our Board committees held the following meetings: (i) Audit Committee, 9 meetings, (ii) Compensation Committee, 6 meetings, and (iii) Nominating and Corporate Governance Committee, 4 meetings. Under our Corporate Governance Practices and Policies, directors are expected to attend Board meetings and meetings of committees on which they serve in person or by conference telephone, and directors are encouraged to attend the Annual Meeting. Each of our directors attended 100% of the aggregate of the total number of Board and committee meetings held in 2007 during the period for which he or she was a director and served on the applicable committee and each of our directors, who were serving at the time, attended our 2007 Annual Meeting.

Compensation of Our Directors

Director Compensation (2007)

The following table sets forth information concerning the compensation paid by us to our directors for the year ended December 31, 2007.

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
	Fees Earned or				Incentive Plan	Compensation	All Other
	Paid in Cash		Stock Awards(2)	Option Awards(3)	Compensation	Earnings	Compensation	Total
Name(1)	($)		($)	($)	($)	($)	($)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Mary Ellen Bowers	57,000		109,259	—	—	—	—	166,259
John S. Brinzo	89,000		58,345	—	—	—	—	147,345
Hermann Buerger(4)	—		—	—	—	—	—	—
E. Linn Draper, Jr.	87,500	(5)	69,214	12,540	—	—	—	169,254
Glenn A. Eisenberg	102,000		69,214	16,540	—	—	—	187,754
John W. Fox, Jr.	79,000	(5)	69,214	12,540	—	—	—	160,754
Hans J. Mende(6)	—		—	—	—	—	—	—
Ted G. Wood	79,000		69,214	—	—	—	—	148,214

(1)	Mr. Quillen is Chairman of the Board of Alpha and Mr. Crutchfield is a member of the Board. Messrs. Quillen’s and Crutchfield’s compensation are reported in the Summary Compensation Table and the other tables set forth herein. They do not receive any additional compensation in connection with their respective service on Alpha’s Board.

(2)	The values set forth in this column relate to restricted stock awards that were granted on May 22, 2007 to Messrs. Draper, Eisenberg, Fox and Wood and Ms. Bowers and on October 26, 2007 to Mr. Brinzo. The values are based on the amounts recognized for financial statement reporting purposes in 2007 computed in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“FAS 123R”)(disregarding any estimates of forfeitures related to service-based vesting conditions). See Note 18(e) of the consolidated financial statements in Alpha’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 regarding assumptions underlying the valuation of restricted stock awards, which was filed with the SEC on February 29, 2008 (“Form 10-K”).

As of December 31, 2007, Messrs. Draper, Eisenberg, Fox, and Wood each held 5,710 shares of restricted stock, Mr. Brinzo held 6,796 shares of restricted stock and Ms. Bowers held 4,360 shares of restricted stock. The grant date fair value of each restricted stock award granted in 2007, computed in accordance with FAS 123R, for each of Messrs. Draper, Eisenberg, Fox and Wood was $40,047, $50,012 for Mr. Brinzo, and $80,092 for Ms. Bowers.

(3)	The values set forth in this column relate to nonqualified stock options that were granted on February 14, 2005 and April 27, 2005. The values are based on the amount recognized for financial statement reporting purposes in 2007 computed in accordance with FAS 123R (disregarding any estimates of forfeitures related to service-based vesting conditions). See Note 18(e) of the consolidated financial statements in Alpha’s Form 10-K regarding assumptions underlying the valuation of stock option awards.

Messrs. Draper, Eisenberg and Fox each held options to purchase 10,000 shares as of December 31, 2007. There were no option grants to non-employee directors in 2006 or 2007.

(4)	Mr. Buerger joined our Board in February 2008 and thus did not earn any compensation from us in 2007. Mr. Buerger was granted an initial award of restricted stock as described below under “Compensation of Our Directors — Additional Information Regarding Our Director Compensation Table.”

(5)	$81,506 and $37,978 of the cash fees earned by each of Messrs. Draper and Fox, respectively, for service on our Board in 2007 were deferred into share unit accounts established under the Director Deferred Compensation Agreement (as amended and restated, the “Deferred Compensation Agreement”) of the 2005 Long-Term Incentive Plan. Under the Deferred Compensation Agreement, the number of share units credited to each share unit account is based upon the fair market value of our common stock on the applicable payment date of the fees deferred by such director. Upon termination of such director’s service on our Board, Alpha will distribute the director’s share unit account to the director in the form of shares of our common stock, which shares will be issued under the 2005 Long-Term Incentive Plan and in accordance with the terms and conditions of such plan and the Deferred Compensation Agreement.

In 2007, 4,229 share units were credited to Mr. Draper’s share unit account, and 2,067 share units were credited to Mr. Fox’s share unit account. The grant date fair value of each of Messrs. Draper’s and Fox’s share units awarded in 2007 was $81,506 and $37,978, respectively. The aggregate grant date fair values are based on the amount recognized for financial statement reporting purposes in 2007 computed in accordance with FAS 123R (disregarding any estimates of forfeitures related to service-based vesting conditions). See Note 18(e) of the consolidated financial statements in Alpha’s Form 10-K regarding assumptions underlying the value of the share units.

Messrs. Draper and Fox held share units in the amount of 7,739 and 3,392, respectively, as of December 31, 2007.

(6)	Mr. Mende resigned from our Board effective January 3, 2007, and received no compensation in 2007 from us.

Additional Information Regarding Our Director Compensation Table

Annual Fees.  Directors who are not determined to be independent directors, do not receive additional compensation for serving as directors. Messrs. Quillen and Crutchfield are not independent based on their respective positions as our Chief Executive Officer and President. Messrs. Quillen’s and Crutchfield’s compensation is reported in the Summary Compensation Table and the other tables set forth herein.

Until August 2007, independent directors received (i) $30,000 as an annual retainer, (ii) a $2,000 per-meeting fee for attendance at Board meetings, (iii) a $2,000 per-meeting fee for in-person attendance at committee meetings and a $1,000 per-meeting fee for telephonic attendance at committee meetings, (iv) a $10,000 annual retainer for service as the chairman of the Audit Committee and a $2,000 annual retainer for service as the chairman of any other Board committee, (v) a $12,500 annual retainer for service as the Lead Director of our Board, (vi) upon joining the Board, an initial, one-time grant of restricted stock with a fair market value of approximately $80,000 on the grant date, and (vii) thereafter, an annual grant of restricted stock with a fair market value of approximately $40,000 for each subsequent year of service.

As of August 2007, independent directors now receive (i) $40,000 as an annual retainer, (ii) a $2,000 per-meeting fee for attendance at Board meetings, (iii) a $2,000 per-meeting fee for in-person attendance at committee meetings and a $1,000 per-meeting fee for telephonic attendance at committee meetings, (iv) a $10,000 annual retainer for service as the chairman of the Audit Committee and a $5,000 annual retainer for service as the chairman of any other Board committee, (v) a $12,500 annual retainer for service as the Lead Director of our Board, (vi) upon joining the Board, an initial, one-time grant of restricted stock with a fair market value of approximately $80,000 on the grant date, and (vii) thereafter, an annual grant of restricted stock with a fair market value of approximately $50,000 for each subsequent year of service. Additionally, each director is entitled to be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings or any committee thereof, and customary directors’ indemnification.

Director Deferred Compensation Agreement.  Under the 2005 Long-Term Incentive Plan, our Compensation Committee adopted the Deferred Compensation Agreement to incentivize nonemployee directors by allowing them to defer all or a portion of any of their cash fees, including their annual retainer, meeting fees or other amounts earned for services performed as a member of our Board or any of its committees. Under the Deferred Compensation Agreement, any compensation that would be payable in cash may be deferred in the form of share units or cash, at the director’s election. Any deferred amounts held in an account of share units will receive the value of any dividends on the units held in the account as if such units were actual shares on a dividend record date. Deferred amounts held in a cash account will earn interest annually at the Moody’s AAA or such other rate as determined by our Compensation Committee.

Except as provided below, upon the director’s termination from service (a “Separation from Service”), we will distribute the director’s share unit account to the director in the form of shares in a lump sum on the six month anniversary of the date of the director’s Separation from Service (or, if sooner, the date of death).

Except as provided below, upon the director’s Separation from Service, we will distribute the director’s cash account to the director in the form of cash in a lump sum on the six month anniversary of the date of the director’s Separation from Service (or, if sooner, the date of death).

In the event of a “change in control” (as defined in the Director Compensation Agreement), the director (or his estate) will receive shares and cash in the accounts as a single lump-sum within 30 days of such change in control.

The Deferred Compensation Agreement is an unfunded and unsecured liability of Alpha, and benefits will be paid from our general assets. Accordingly, participants are general unsecured creditors of Alpha with respect to the benefits. During 2007, Messrs. Draper and Fox deferred a portion of their compensation in accordance with the terms of the Deferred Compensation Agreement.

Restricted Stock.  In 2006 and 2007, as part of our director compensation arrangements, our Board granted restricted stock awards to our non-employee directors under the 2005 Long-Term Incentive Plan. When issued, restricted shares of our common stock held by our non-employee directors are unvested and subject to forfeiture in the event the director breaches certain confidentiality covenants set forth in the restricted stock agreements. All of the shares issued to our non-employee directors have been granted pursuant to restricted stock agreements that provide for vesting six months following the cessation of a director’s service on our Board. In addition, all unvested shares automatically vest immediately prior to a “change in control” (as defined in the agreements), or if the director ceases to serve as a member of the Board as a result of permanent disability. Assuming that a triggering event occurred on December 31, 2007, the restrictions on restricted shares granted to Messrs. Brinzo, Draper, Eisenberg, Fox, Wood, and Ms. Bowers respectively, would lapse.

Stock Options.  In 2005, the Board granted non-qualified stock options to our non-employee directors under the 2005 Long-Term Incentive Plan. Each outstanding stock option issued to our directors has been granted pursuant to an option agreement that provides for vesting over a five year period, with 20% vesting on each of the first, second, third, fourth and fifth anniversaries of the grant date while the director continues to serve on our Board. The options generally have an exercise period of 10 years from the grant date. The option agreement provides that, in the event of a termination, other than for death, disability, normal retirement or upon a change in control, then-vested options will be exercisable by the optionee within the lesser of (i) the 90-day period commencing on the first day after the non-employee director’s last day of service or (ii) the remaining term of the option. Upon an optionee’s termination as a result of death or disability, then-vested shares will remain exercisable for the lesser of (i) the one year period commencing on the first day after the non-employee director’s last day of service or (ii) the remaining term of the option. Upon termination as a result of retirement at or after an optionee’s normal retirement age, then-vested shares shall remain exercisable for the lesser of (i) the three month period commencing on the first day after the retirement date (or, if such director dies during such three-month period, then the one-year period after such termination date) or (ii) the remaining term of the option. Additionally, the option agreement provides that any unvested options will vest immediately prior to the consummation of a “change in control” (as defined in the option agreement), unless previously cancelled and forfeited.

For the meanings of some of the defined terms used in the 2005 Long-Term Incentive Plan and the related agreements, see “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

Director Stock Ownership Guidelines.  The Board adopted stock ownership guidelines applicable to Alpha’s non-employee directors and executives effective October 26, 2006 (the “Guidelines”). Non-employee directors are encouraged to accumulate and maintain equity ownership in Alpha having a value of no less than three times the director’s annual cash Board retainer within five years of the effective date of the Guidelines, or on or before October 26, 2011. In determining if a director has satisfied this Guideline, all stock and equity interests beneficially owned by the director, or to which the director is otherwise entitled, are taken into consideration, including, without limitation, any equity grants to such director that may remain unvested. To the extent a director is elected, appointed or otherwise named to such position subsequent to the effective date of the Guidelines, the five year period referred to above will begin as of the date such director is elected, appointed, or otherwise named to such position. For purposes of the Guidelines, equity ownership is measured at the end of each fiscal year of the Company, based on the average daily stock price of our common stock during the month of December in each such fiscal year. The Nominating and Corporate Governance Committee is responsible for the administration and interpretation of the Guidelines. For a description of the stock ownership guidelines applicable to executive officers, see “Executive Compensation — Compensation Discussion and Analysis.”

Communications with the Board

Stockholders and other parties interested in communicating directly with our Board, a Board committee, the non-management directors, the independent directors or with an individual director may do so by sending an email to vgroves@alphanr.com or writing to our Board of Directors, Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, VA 24212, Attention: Vaughn R. Groves, General Counsel. Communications should specify the addressee(s) and the general topic of the communication. Our General Counsel will forward all of such communications to the appropriate addressee(s). Additionally, we have established a separate procedure which allows individuals to submit concerns about our accounting, financial reporting, internal accounting controls and auditing matters openly, confidentially or anonymously. Our Audit Committee has authorized the retention of an outside, third-party vendor, Shareholder.com, to which concerns regarding these matters may be reported. Individuals wishing to submit concerns about any accounting or auditing matters can contact Shareholder.com toll-free, at (866) 259-2480, via email at anr@openboard.info or via the internet at www.openboard.info/anr.

Concerns relating to possible violations of our Code of Business Ethics should be reported pursuant to the procedures outlined in that code, a copy of which is available on our website at www.alphanr.com.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our current executive officers.

Name	Age	Position

Michael J. Quillen	59	Chairman of the Board and Chief Executive Officer
Kevin S. Crutchfield	47	President
David C. Stuebe	67	Vice President, Treasurer and Chief Financial Officer
Joachim V. Porco	53	Vice President
Randy L. McMillion	51	Vice President
Vaughn R. Groves	51	Vice President, Secretary and General Counsel
Eddie W. Neely	56	Vice President, Assistant Secretary and Controller

Each officer serves at the discretion of our Board and holds office until his or her successor is appointed or until his or her earlier resignation or removal. There are no family relationships among any of our current directors, director nominees, or executive officers.

Set forth below is a description of the background of the persons named above, other than Messrs. Quillen and Crutchfield, whose background is provided above in “Proposal 1 — Election of Directors:”

David C. Stuebe has served as our Vice President, Treasurer and Chief Financial Officer since our formation in November 2004. Mr. Stuebe joined the Alpha management team as the Vice President and Chief Financial Officer of Alpha Natural Resources, LLC in October 2003, and also served as the Vice President and Chief Financial Officer of ANR Holdings, LLC from November 2003 until ANR Holdings was merged with another of our subsidiaries in December 2005. Mr. Stuebe served from March 2000 to July 2003 as Senior Vice President-Finance and Administration of Hearth and Home Technologies, Inc., a wholly-owned subsidiary of HNI Corporation (“HNI”), a leading manufacturer of office systems and hearth products, and from October 1994 to March 2000 as Vice President and Chief Financial Officer of the parent, HNI. Prior to joining HNI, he served as President, Chief Executive Officer and Director of United Recycling Industries, Inc., a metals broker, precious metals recycler and non-ferrous metals producer, from 1990 to 1994, as President, Chief Executive Officer and Director of Auto Specialties Manufacturing, Inc., a manufacturer of O.E.M. truck and construction equipment components, from 1988 to 1990, and as Chairman, President and Chief Executive and Chief Financial Officer of MSL Industries, Inc., a manufacturer and distributor of fasteners, tubing, roll-form shapes, electric motors, components for electric utilities and missile components from 1981 to 1987. Mr. Stuebe’s business background also includes significant general and financial management positions with Carpetland U.S.A., Inc., a flooring sales and distribution company, and the Scholl Products Group of ScheringPlough Corporation, a diversified pharmaceutical company, as well as 13 years of audit experience with an international public accounting firm as a certified public accountant.

Joachim V. Porco has served as our Vice President and President of our subsidiary, Alpha Coal Sales Co., LLC, since September 2006. In 1996, he joined AMCI, where he was responsible for all international coal sales. In 2003, concurrent with our acquisition of AMCI’s U.S. coal production and marketing assets, Mr. Porco was appointed head of Alpha Energy Global Marketing, LLC. The following year he was named Executive Vice President of Metallurgical and Export Coal Sales at Alpha Coal Sales Co. Mr. Porco began his career in the coal industry with CONSOL Energy Inc., a coal producer and supplier, in 1974, where he held a number of finance and sales positions.

Randy L. McMillion has served as our Vice President of Operations since April 2007. In May 2005, he joined Alpha as the President and Manager of our subsidiary, Brooks Run Mining Company, LLC, in charge of all southern West Virginia mining operations of Alpha until he was promoted, in March 2006, to Vice President of our subsidiary, Alpha Natural Resources, LLC. From October 1999 to May 2005, Mr. McMillion held positions with Foundation Coal Holdings, Inc. (and its predecessor — RAG American Coal), a coal producer and supplier, including President of Rockspring Development from June 2004 to May 2005, RAG American Coal — Vice President of Riverton Coal Production from April 2002 to June 2004, RAG American Coal — Senior Vice President of Eastern Operations from October 2001 to April 2002, and RAG American Coal — President of Rockspring Development from October 1999 to October 2001. Prior to October 1999, Mr. McMillion held engineering, mining and processing positions at Pittston, including Pittston’s Vice President of West Virginia Operations.

Vaughn R. Groves has served as our Vice President, Secretary and General Counsel since our formation in November 2004. Mr. Groves joined the Alpha management team as the Vice President, Secretary and General Counsel of Alpha Natural Resources, LLC in October 2003, and also served as the Vice President and General Counsel of ANR Holdings, LLC from November 2003 until ANR Holdings was merged with another of our subsidiaries in December 2005. Prior to that time, he served as Vice President and General Counsel of Pittston from 1996 until joining Alpha, and as Associate General Counsel of Pittston from 1991 until 1996. Before joining Pittston, he was associated with the law firm of Jackson Kelly PLLC, one of the leading mineral law firms in the Appalachian region. He is also a mining engineer and before obtaining his law degree, he worked as an underground section foreman, construction foreman and mining engineer for Monterey Coal Company.

Eddie W. Neely has served as our Vice President and Controller since our formation in November 2004. Mr. Neely joined the Alpha management team as the Secretary of Alpha Natural Resources, LLC in August 2002, and has also served as Vice President and Controller of Alpha Natural Resources, LLC since March 2003. From August 1999 to August 2002, he served as Chief Financial Officer of White’s Fresh Foods, Inc., a family-owned supermarket chain. Prior to joining White’s Fresh Foods, from October 1997 to August 1999, Mr. Neely was Controller for Hunt Assisted Living, LLC, a company that developed, constructed, managed, and operated assisted living facilities for the elderly. Mr. Neely served as Director of Accounting for The Brink’s Company from January 1996 until October 1997 and held various accounting and finance positions with Pittston and its subsidiaries prior to January 1996. Mr. Neely is a certified public accountant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of shares of our common stock as of March 21, 2008 for:

•	each person who is known by us to own beneficially more than 5% of our common stock (based on their public filings with the SEC as of March 21, 2008);

•	each director and nominee for director and each named executive officer in the Summary Compensation Table set forth in this document; and

•	all current members of our Board and our executive officers as a group.

Except as otherwise indicated, the address for each person listed below is c/o Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212.

Except as otherwise noted, the individual or his or her family members had sole voting and investment power with respect to such shares. The percentages of beneficial ownership set forth below are based on 66,125,297 shares of our common stock issued and outstanding as of March 21, 2008.

	Amount and
	Nature of	Percent
	Beneficial	of Class
Name and Address of Beneficial Owner	Ownership(1)	(%)
FMR LLC(2)	9,035,519	13.66%
82 Devonshire Street Boston, MA 02109
Bank of America Corporation(3)	4,374,084	6.61%
100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255
Chilton Investment Company, LLC(4)	3,514,856	5.32%
1266 East Main Street, 7th Floor Stamford, CT 06902
Michael J. Quillen(5)	370,681	*
Mary Ellen Bowers(6)	4,360	*
John S. Brinzo(7)	6,796	*
Hermann Buerger(8)	1,974	*
E. Linn Draper, Jr.(9)	11,710	*
Glenn A. Eisenberg(9)	11,710	*
John W. Fox, Jr.(9)	15,710	*
Ted G. Wood(10)	5,710	*
Kevin S. Crutchfield(11)	116,561	*
Randy L. McMillion(12)	89,823	*
Joachim V. Porco(13)	35,415	*
David C. Stuebe(14)	64,437	*
All executive officers and directors as a group (14 persons)(15)	803,359	1.21%

*	Less than 1% of shares outstanding.

(1)	The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote, or direct the voting of, such security, or investment power, which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)	The information for FMR LLC (the parent holding company and successor of FMR Corp.), Fidelity Leveraged Co Stock Fund, Fidelity Management & Research Company (“Fidelity”), Pyramis Global Advisors, LLC, Pyramis Global Advisors Trust Company, Fidelity International Limited (“FIL”; and collectively, the “Fidelity Group”) and Edward C. Johnson 3d (“Johnson”) is derived from a Schedule 13G/A, dated February 14, 2008, which was filed with the SEC to report the shares beneficially owned by such persons as of December 31, 2007. The Schedule 13G/A states that members of the Johnson family may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR LLC. The Schedule 13G/A further states that Johnson and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of 8,818,416 shares owned by the funds and neither has the sole power to vote or direct the voting of shares owned directly by the funds. Fidelity, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 8,818,416 shares as a result of acting as an investment adviser to various investment companies, one of which companies, Fidelity Leveraged Co Stock Fund, owns 3,803,434 shares. Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 30,000 shares as a result of serving as an investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies and each of Johnson and FMR LLC has sole power to vote or direct the voting, and dispose, of such shares. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 92,300 shares as a result of serving as an investment manager of institutional accounts and each of Johnson and FMR LLC have sole power to vote or direct the voting, and dispose, of those shares. FIL and various foreign-based subsidiaries beneficially owned 94,803 shares. In the Schedule 13G/A, FMR LLC and FIL state that they do not believe that they are acting as a “group” for purposes of Section 13(d) of the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d).

(3)	The information for Bank of America Corporation (the parent holding company), NB Holdings Corporation, Bank of America, NA, United States Trust Company, NA, BAC North America Holding Company, LaSalle Bank Corporation, LaSalle Bank, N.A., Columbia Management Group, LLC, Columbia Management Advisors, LLC and Banc of America Investment Advisors, Inc. (collectively, the “Bank of America Group”) is derived from a Schedule 13G filed jointly by the Bank of America Group on February 7, 2008 and reports shares beneficially owned by such persons as of December 31, 2007. As of December 31, 2007, Bank of America Corporation beneficially owned 4,374,084 shares, with shared dispositive power with respect to those shares and shared voting power with respect to 4,371,483 of those shares; NB Holdings Corporation beneficially owned 4,373,479 shares, with shared dispositive power with respect to those shares and shared voting power with respect to 4,371,483 of those shares; Bank of America, NA beneficially owned 267,871 shares, with shared voting power with respect to 264,175 shares, sole voting and dispositive power with respect to 2,000 shares, and shared dispositive power with respect to 265,871 shares; United States Trust Company, NA beneficially owned 4,107,608 shares, with sole voting power with respect to 4,107,308 shares and sole dispositive power with respect to 4,107,608 shares; BAC North America Holding Company and LaSalle Bank Corporation each beneficially owned 605 shares, with shared dispositive powers with respect to those shares; LaSalle Bank, N.A. beneficially owned 605 shares, with sole dispositive power with respect to those shares; Columbia Management Group, LLC beneficially owned 260,590 shares, with shared voting power and shared dispositive power with respect to those shares; Columbia Management Advisors, LLC beneficially owned 260,590 shares, with sole dispositive power with respect to 258,200 shares and shared dispositive with respect to 2,390 shares; and Banc of America Investment Advisors, Inc. beneficially owned 3,585 shares, with shared voting with respect to those shares.

(4)	The information for Chilton Investment Company, LLC is derived from a Schedule 13G, dated February 14, 2008, which was filed with the SEC to report the shares beneficially owned by such person as of December 31, 2007. The Schedule 13G indicates that Chilton Investment Company, LLC has sole voting and dispositive power over all of the shares it beneficially owns.

(5)	Includes beneficial ownership of 111,579 shares of restricted stock issued under our 2005 Long-Term Incentive Plan and 218,492 shares that are held by Michael J. Quillen, L.L.C.

(6)	Represents beneficial ownership of 4,360 shares of restricted stock issued under our 2005 Long-Term Incentive Plan.

(7)	Represents beneficial ownership of 6,796 shares of restricted stock issued under our 2005 Long-Term Incentive Plan.

(8)	Includes beneficial ownership of 1,974 shares of restricted stock issued under our 2005 Long-Term Incentive Plan. The stock amount shown for Mr. Buerger does not include 1,062 share units, which were credited to his share unit account under the Deferred Compensation Agreement, which is described in more detail in “Director Independence — Additional Information Regarding Our Director Compensation Table.”

(9)	For each of Messrs. Draper, Eisenberg and Fox, includes beneficial ownership of 5,710 shares of restricted stock issued under our 2005 Long-Term Incentive Plan. Also includes 6,000 shares issuable upon exercise of options held by each of Messrs. Draper and Eisenberg, which are exercisable within 60 days of the date of this table.

The stock amounts shown for Messrs. Draper and Fox do not include 7,868 and 3,561 share units, respectively, which were credited to their respective share unit accounts under the Deferred Compensation Agreement, which is described in more detail in “Director Independence — Additional Information Regarding Our Director Compensation Table.”

(10)	Represents beneficial ownership of 5,710 shares of restricted stock issued under our 2005 Long-Term Incentive Plan.

(11)	Includes beneficial ownership of 67,755 shares of restricted stock issued under our 2005 Long-Term Incentive Plan and 43,743 shares issuable upon exercise of options held by Mr. Crutchfield that are exercisable within 60 days of the date of this table.

(12)	Includes beneficial ownership of 41,187 shares of restricted stock issued under our 2005 Long-Term Incentive Plan. Also includes 36,000 shares issuable upon exercise of options held by Mr. McMillion that are exercisable within 60 days of the date of this table.

(13)	Includes beneficial ownership of 26,398 shares of restricted stock issued under our 2005 Long-Term Incentive Plan.

(14)	Includes beneficial ownership of 18,896 shares of restricted stock issued under our 2005 Long-Term Incentive Plan and 24,000 shares issuable upon exercise of options held by Mr. Stuebe that are exercisable within 60 days of the date of this table.

(15)	Includes beneficial ownership of an additional 32,069 shares of restricted stock issued under our 2005 Long-Term Incentive Plan and an additional 22,270 shares issuable upon exercise of options that are exercisable within 60 days of the date of this table.

Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course. Shares shown in the table for the directors, director nominees and executive officers may be subject to this type of security interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section describes the principles behind our executive compensation program and the material elements of the compensation of our (i) Chief Executive Officer (Mr. Quillen); (ii) Chief Financial Officer (Mr. Stuebe); and (iii) three most highly compensated officers (other than our Chief Executive Officer and Chief Financial Officer) at the end of fiscal year 2007— our President (Mr. Crutchfield); and two Vice Presidents (Messrs. McMillion and Porco) (collectively, the “named executive officers”).

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy is to align executive pay with performance of the Company on both a short- and long-term basis. This philosophy is affected through the achievement of key objectives and priorities which influence our decisions regarding the design of our overall executive compensation program and its individual components. The objectives and priorities are to:

•	Enable the attraction and retention of our named executive officers and other key employees;

•	Link elements of compensation to achievement of strategic and financial objectives;

•	Align our named executive officers’ and other key employees’ interests with our stockholders and other stakeholders such as our employees, customers and vendors (collectively, “stakeholders”);

•	Incentivize our named executive officers and other key employees to enhance stakeholder value by rewarding for both short- and long-term performance at or above established goals;

•	Reward our named executive officers and other key employees for teamwork; and

•	Reward our named executive officers and other key employees for our acquisitions of targeted companies and successful integration of them.

Structure of Executive Compensation Program to Accomplish Philosophy and Objectives

Our 2007 executive compensation program principally consisted of base salary, an annual cash bonus program, and long-term incentive awards in the form of time-vested restricted stock and performance vested shares. The following table of the 2007 total direct compensation (base salary, short- and long-term incentives) paid to our named executive officers illustrates that the majority of their compensation is performance based with the portion of pay “at risk” increasing with an officer’s influence and authority over our business. This structure directly links pay of our Company’s decision-makers to performance results expected by our stockholders.

	Pay Mix
	Base Salary	Short Term Incentive	Long Term Incentive

Quillen	20%	20%	60%
Stuebe	31%	23%	46%
Crutchfield	23%	20%	57%
McMillion	27%	20%	53%
Porco	27%	21%	52%

We believe the mix of compensation elements shown above provides our named executive officers with total direct compensation that is well-balanced between achieving short- and long-term performance goals, enhancing stakeholder value, and retaining top executive talent.

Overview of Each Compensation Element

The following is a brief summary of each of the key components of our executive compensation program and each element, as determined for 2007, is more fully described under “2007 Executive Compensation Program” herein. Each of our compensation elements and the portion of the named executive officers’ compensation allocated to them are designed to meet the objectives of our compensation philosophy and achieve total compensation that reflects our emphasis on pay for performance. Determinations of material components of our executive compensation program (base salary, short- and long-term incentives) involve a review of internal and external factors described under “Factors Considered When Determining Total Compensation of Executive Officers” herein.

Base Salary.  Base salaries are reviewed annually and paid based on ongoing performance throughout the year and to attract and retain top executive talent. Our approach is to target the base salaries of our named executive officers at the median of comparative practice appropriate for our industry and market for executive talent. Providing median base salary levels allows us to attract high quality talent but still emphasize pay for performance.

Short-Term Incentives.  Our performance-based Annual Incentive Bonus Plan (AIB) provides cash incentives to our named executive officers to reward performance against established goals. Each named executive officer has incentive opportunities which generally target the median of comparative practice based on award levels of similarly-situated executives.

At the beginning of each year, our Compensation Committee of the Board establishes the financial and operational goals for Alpha’s AIB. In developing the performance criteria (and relative weighting assigned to each goal), our Compensation Committee reviews with the outside compensation consultant and management which measures are the most relevant for each named executive officer position.

Objectives.  The AIB is designed to fulfill the following objectives of our executive compensation philosophy:

•	Provide competitive short-term incentives to achieve annual business performance goals;

•	Reward contributions towards goals consistent with our business strategy;

•	Enable us to attract and retain highly-qualified executive officers and other key employees; and

•	Promote teamwork among our executive officers and other key employees.

Long-Term Incentives.  Our named executive officers receive annual grants of restricted stock and performance shares under the 2005 Long-Term Incentive Plan. Each named executive officer has incentive opportunities based on market competitive award levels and their individual role within the Company. We provide long-term incentive equity awards recognizing that similar long-term incentives are prevalent at the companies we compete with for business and executive talent.

Objectives.  Our long-term incentive compensation program achieves the objectives of our compensation philosophy by:

•	Providing competitive long-term incentives to motivate our executives to make decisions that focus on the long-term and increase stockholder value;

•	Aligning the interests of our named executive officers and other key employees with our stockholders by tying a significant portion of their compensation to stock price appreciation;

•	Increasing management’s ownership stake in Alpha; and

•	Encouraging and rewarding long tenure service.

Restricted stock and performance shares are granted to our named executives because these equity awards directly tie a significant component of each executive’s compensation directly to the performance of our common stock and the achievement of our long-term strategic goals. If our common stock appreciates, so does stockholder value and the value of our named executive officers’ equity awards. Restricted stock represents 50% of the long-term incentive award value on the grant date and vests in equal installments over three years. Performance shares represent 50% of the long-term incentive award value on the grant date and vest at the end of a three year performance cycle based on achievement of financial and strategic goals.

Compensation Committee’s Annual Process for Determining Executive Compensation

Our Compensation Committee annually reviews and approves the named executive officers’ base salaries and short- and long-term incentive awards. For the named executive officers, other than the Chief Executive Officer, our Compensation Committee reviews and approves all elements of the executive compensation program taking into consideration recommendations from our Chief Executive Officer, as well as competitive market guidance and feedback provided by other members of senior management, the human resources staff, and the outside compensation consultant. Our Compensation Committee approves, and submits to the independent members of the Board for ratification and approval, all elements of compensation for our Chief Executive Officer, taking into consideration competitive market guidance, feedback provided by our outside compensation consultant, and the Board’s performance assessment of the Chief Executive Officer and recommendations.

Role of Executive Officers in Compensation Decisions.  Our Chief Executive Officer and our President consult with the Compensation Committee regarding each element of our executive compensation program. At the Compensation Committee’s request, the Chief Executive Officer and our President provide recommendations to the Compensation Committee related to appropriate financial performance metrics and goals for Alpha and our business units to align compensatory programs with our overall business strategy with assigned weights of performance measures correlating to an executive’s responsibilities. They review with the outside compensation consultant competitive market data for the named executive officers’ base salaries, and short- and long-term incentives. Additionally, the Compensation Committee looks to the Chief Executive Officer, with respect to other executives, for recommendations regarding executive merit increases, compensation packages for executives being hired or promoted, and a performance evaluation of the executives who report to him. Management also coordinates with the Compensation Committee to establish meeting dates, agendas, and prepare meeting materials for each Compensation Committee member.

Role of Outside Executive Compensation Consultants.  In the fall of 2005, the services of Deloitte Consulting LLP were retained and, in November 2007, the Compensation Committee entered into a new engagement letter with Deloitte. This outside consultant was engaged to assist our Compensation Committee with its annual review of our executive and director compensation programs as more fully described under “Director Independence — Compensation Committee.”

Factors Considered When Determining Total Compensation of Executive Officers

As part of its annual review of executive compensation, our Compensation Committee analyzes the competitiveness and appropriateness of each of the key components of compensation — base salary and short- and long-term incentives, both within Alpha and as compared to our peers and other data (described below) — to determine whether each of these components is competitively positioned and is in line with our goals and objectives.

As more fully described below, the compensation elements are first benchmarked by element as well as in total pay levels of executives in similar positions in order to achieve our objectives of attracting and retaining highly-qualified and talented executives. The Compensation Committee then considers Company, individual and general market factors before making adjustments, if any. The Company and individual factors considered are described under “External Market Conditions and Individual Factors” and “Internal Pay Equity” below. The Compensation Committee also reviews the survey data to verify that the levels of compensation chosen for each component, as well as the total compensation, of each executive position are in line with general market practices.

Peer Group.  For purposes of determining the compensation of our named executive officers (other than for Messrs. Crutchfield and Porco for reasons described below), the Compensation Committee starts its annual review of each executive’s compensation by considering each component of their total direct compensation, as well as their total compensation, relative to similarly-situated executives in our peer group. An appropriate peer group of companies is determined to provide the Compensation Committee with a market reference for executive compensation practices and levels and to also provide some data on our performance relative to our peers in areas such as total stockholder return (relative to our peers) and other financial metrics. Our Compensation Committee reviews the peer group annually to ensure the companies used are similar in size and industry and are the companies we compete with for business and executive talent. All of the companies are coal producers and competitors of Alpha, both in terms of business and for executive talent. In 2007, the peer group was composed of the following companies: Peabody Energy Corporation, NACCO Industries, Inc., CONSOL Energy Inc., TECO Energy, Inc., Arch Coal, Inc., Massey Energy Company, Vectren Corporation, Walter Industries, Inc., Cleveland-Cliffs Inc., Foundation Coal Holdings, Inc., Alliance Resource Partners, L.P., International Coal Group, Inc., AMCOL International Corporation, James River Coal Company, and Westmoreland Coal Company. The Compensation Committee approved this peer group after the recommendation of its outside compensation consultant and intends to regularly review the composition of this group and make appropriate changes in the future to reflect any developments in Alpha’s business or capital structure and that of its peers.

Using this peer group of companies as well as the survey data (described below), our Compensation Committee assesses the market competitiveness of each element of our compensation program individually as well as the program’s overall competitiveness. The benchmarking study consists of the prevalence, design and value of each compensation element.

Data Used For Our President and Vice President.  For Messrs. Crutchfield’s and Porco’s positions, there was not sufficient peer group data to perform a meaningful comparative analysis between their compensation and similarly-situated executives at the peer companies. To perform the annual review of Mr. Crutchfield’s compensation, the Compensation Committee requested that our outside compensation consultants provide them with data from companies similar in size and market cap to Alpha for purposes of benchmarking each element of his compensation and total compensation against executives in a similar position to him at those companies. These companies largely included energy and manufacturing companies. In connection with performing the annual review of Mr. Porco’s compensation, the Compensation Committee, based on the recommendation of its outside consultant, relied on the survey data described below to benchmark each component of his compensation and total compensation against similarly-situated executives in those companies.

Survey Data.  The survey data is used by the Compensation Committee as another source by which to review and confirm that each element of our compensation program individually, as well as overall, for each executive position is in line with general market practices. This data contains more than several hundred companies in a variety of industries, including mining and manufacturing. The Compensation Committee also uses this data to review competitive compensation trends in the marketplace in order to maintain our ability to attract and retain qualified personnel by offering competitive compensatory programs. The Compensation Committee is presented total compensation data, including base salaries, annual cash incentives, and long-term incentive awards based on benchmark data gathered from widely recognized executive compensation surveys. This survey data represents the market of companies in which Alpha competes for executive talent. The survey data is used to ensure that the executive compensation program is competitive and generally within the range of median competitive practice for each position when Alpha and its business units achieve target goals.

External Market Conditions and Individual Factors.  The Compensation Committee also takes into account external market conditions, such as competition for executives for a particular position, and individual factors when establishing the total compensation for each named executive officer. The individual factors influencing the compensation levels determined for each component of the program include the executive’s level of experience, tenure, job performance, contributions to our financial results, scope of responsibilities, and complexity of the position.

Internal Pay Equity.  The Compensation Committee annually reviews the relationship (and disparities) between the Chief Executive Officer’s and the other named executive officers’ compensation to monitor and avoid any unjustified widening of compensation differentials. The Compensation Committee reviews the relationship between the Chief Executive Officer’s total compensation, as well as each compensation element, to the average of the other four named executive officers. For 2007, the relationships for base salary, target bonus, grant date long-term incentive value, and total compensation were 2.2, 2.9, 3.7, and 3.1, respectively. The Compensation Committee also reviews the relationship between the Chief Executive Officer’s compensation and the next most highly paid named executive officer. For 2007, the relationships for base salary, target bonus, grant date long-term incentive value, and total compensation were 1.3, 1.4, 1.5, and 1.5, respectively. To date, the Compensation Committee has not needed to make any adjustments in the Chief Executive Officer’s or the other named executives’ compensation to address any material internal pay differences in their respective compensation packages.

Tally Sheets.  Tally sheets quantifying the elements of each named executive officer’s compensation for each of the preceding two years are presented to, and reviewed by, the Compensation Committee each year. The tally sheets present dollar amounts for each named executive officer with regards to base salary, annual cash incentives, equity compensation, the dollar value to the executive and the cost to the Company of all perquisites and other personal benefits, and the actual and projected payout obligations under several potential severance and change-in-control scenarios. The equity component analyzed for each named executive officer includes the grant date value of awards granted in 2006 and 2007, inventory and value of all outstanding vested and unvested awards, and the value of shares owned. These tally sheets allow the Compensation Committee to see all of the named executive officers’ compensation elements and any year over year increases or decreases. Our Compensation Committee uses this information in its internal equity consideration and intends to use wealth accumulation analyses in the future to further supplement this information. After a review of the tally sheets, our Compensation Committee determined that no adjustments were warranted to the compensation arrangements of the named executives.

2007 Executive Compensation Program

Determination of 2007 Base Salary.  At December 31, 2007, our named executive officers’ base salaries generally approximated the median base pay levels of peer and, in the case of Messrs. Crutchfield and Porco, comparable executives as shown in the table below.

		Peer Group/Comparable
Officer	Base Salary	Median Base Salary
Quillen	$675,000	$695,105
Stuebe	$319,608	$278,000
Crutchfield	$525,000	$444,000
McMillion	$325,000	$292,237
Porco	$273,000	$331,600

In May 2007, our Compensation Committee authorized cost of living increases to the annual base salaries of our named executive officers. Our Compensation Committee authorized our Chief Executive Officer to increase the base salaries of our officers who directly report to him, as he determined in his discretion, provided that the sum of such increases did not exceed four percent (4%) of the base salaries paid to such persons in 2006.

In connection with Mr. Crutchfield’s promotion to President in January 2007, our Compensation Committee approved a 27% increase in his base salary. Our Compensation Committee determined that this increase in base salary was warranted because of Mr. Crutchfield’s additional responsibilities in the role of President, his tenure with Alpha, and his experience in the coal industry. Additionally, in connection with Mr. McMillion’s promotion to Vice President in April 2007, our Compensation Committee approved a 44% increase in his base salary. The Compensation Committee increased Mr. McMillion’s base salary in recognition of his increased responsibilities and role within the Company and for his years of experience in the mining industry.

2007 Annual Cash Incentives.  At the beginning of 2007, the Compensation Committee approved for each named executive officer, a range of potential cash incentives which could be earned under the 2007 AIB based on a percentage of base salary, in effect at the end of the year, as shown in the table below:

	Range of Annual Bonus Opportunities as a % of Base Salary
Officer	Threshold Not Met	Threshold	Target	Maximum
Quillen	0%	50%	100%	200%

Stuebe	0%	37.5%	75%	150%

Crutchfield	0%	45%	90%	180%

McMillion	0%	37.5%	75%	150%

Porco	0%	37.5%	75%	150%

For the reasons stated above, when Mr. Crutchfield was promoted to President, our Compensation Committee approved a target bonus opportunity of 90% of base salary. Additionally, for the reasons stated above, when Mr. McMillion was promoted to Vice President, our Compensation Committee approved a target bonus opportunity of 75% of base salary (which was the opportunity level associated with that position).

For 2007, annual cash target incentives remained unchanged from 2006 and were generally set at the median of comparative practice.

	2007 Target Bonus	Peer/Comparable Group
	Opportunity	Median Target Bonus
Officer	(as % of Salary)	Opportunity
Quillen	100%	119%
Stuebe	75%	76%
Crutchfield	90%	82%
McMillion	75%	86%
Porco	75%	65%

Financial and Operational Performance Criteria and Goals.  In 2007, for our named executive officers to be eligible to earn annual cash bonuses under the AIB, we had to meet a hurdle of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) which was $243.3 million (net income: $37.8 million; depreciation, depletion and amortization: $152.7 million; interest expense: $42.1 million; interest income: $(2.6 million); and income taxes: $13.3 million). If the EBITDA hurdle was not achieved, the AIB awards would not be earned and no annual bonus paid in 2008. If the EBITDA hurdle was achieved, then additional pre-established financial and operational goals consisting of EBITDA, return on invested capital (ROIC), safety and certain strategic/individual goals (which apply to all named executive officers other than our Chief Executive Officer) were then to be considered. For our Chief Executive Officer, the goals are weighted as follows: ROIC (20%), EBITDA (60%), and safety (20%). For our other named executives, ROIC (10%), EBITDA (50%), safety (20%), and strategic objectives (20%).

Rationale for Performance Criteria.  The AIB performance metrics did not change for the 2007 awards. Our Compensation Committee chose EBITDA performance goals as part of the AIB award formula because it views EBITDA to be a fundamental and widely accepted measure of profitability in the natural resource sector. Our Compensation Committee also believes that ROIC is an appropriate performance measure because it ensures that our named executive officers focus on the efficient deployment of capital (e.g., to meet stockholder expectations that we earn a return in excess of capital costs). Our Compensation Committee selected safety as a performance measure because creating a safe work environment is, and has always been, one of our core values. At the end of 2007, our Compensation Committee reviewed Alpha’s performance against each of the corporate metrics and criteria described above.

The Alpha financial goals chosen by the Compensation Committee (based upon management’s and the consultant’s recommendations) are intended to align the named executives’ annual incentive compensation with our goals and objectives set forth in Alpha’s business plan for the upcoming year. Our Compensation Committee considers the circumstances and challenges to be faced in the coming year, when establishing the goals.

	Corporate AIB Measures
Performance Goals	ROIC	EBITDA	SAFETY
Threshold	7.0%	$194.6 million(1)	4.10 NFDL(2)

Target	8.7%	$243.3 million(3)	3.42 NFDL(2)

Maximum	10.4%	$292.0 million(4)	1.71 NFDL(2)

(1)	Net income: $7.6 million; depreciation, depletion and amortization: $145.0 million; interest expense: $42.1 million; interest income: $(2.6 million); and income taxes: $2.5 million.

(2)	“NFDL” means non-fatal days lost and is a standard widely used by coal companies to judge their safety records.

(3)	The GAAP reconciliation is set forth under “Financial and Operational Performance Criteria and Goals” herein.

(4)	Net income: $73.1 million; depreciation, depletion and amortization: $155.0 million; interest expense: $42.1 million; interest income: $(2.6 million); and income taxes: $24.4 million

Individual Performance Goals.  With the strategic/individual goals, our Compensation Committee determined that a portion of each 2007 AIB award made to our named executive officers (other than the Chief Executive Officer) should be dependent upon goals unique to the individual named executive position. Each of our named executive officers (other than our Chief Executive Officer) establishes their own strategic goals for the year in consultation with our Chief Executive Officer. Our Chief Executive Officer does not have a portion of his annual incentive based on individual factors because our Compensation Committee believes that the Chief Executive Officer’s performance should be based on Alpha’s overall corporate performance.

Once finalized and incorporating our Chief Executive Officer’s comments or modifications, the goals are adopted as part of our named executive officer’s AIB award. At the end of the performance period, each named executive officer submits to our Chief Executive Officer a self-evaluation of his performance relative to such goals. Our Chief Executive Officer reviews each evaluation and makes recommendations to our Compensation Committee regarding each such named executive’s achievement of his strategic/individual goals based on an evaluation of the executive’s contribution and performance against their individual performance goals. Our Compensation Committee reviews our Chief Executive Officer’s recommendations regarding the strategic/individual component of the AIB award and, if it deems appropriate, approves the awards to each such named executive based on the achievement of such individual goals and the Company’s performance with respect to the financial and operational goals described above.

2007 AIB Pay-Outs.  Before approving pay-outs of AIB awards, our Compensation Committee reviews the relationship of bonuses paid to our named executives to their target bonus opportunities to ensure this relationship is commensurate with Alpha’s performance against pre-established strategic and financial goals and the individual’s performance. The below table demonstrates the relationship between the 2007 target bonus opportunity for each named executive and the actual bonus received.

	2007 Target Bonus	Actual Bonus
Officer	Opportunity	Received
Quillen	$675,000	$735,000
Stuebe	$239,706	$225,000
Crutchfield	$472,500	$510,000
McMillion	$243,750	$260,000
Porco	$204,750	$250,000

The EBITDA hurdle was met for 2007 thus providing the opportunity for the AIB participants to earn a cash bonus. For 2007, it was determined that ROIC performance was achieved at 88.5% of the target goal, EBITDA performance was achieved at 96.1% of the target goal and maximum safety performance was achieved. The individual performances of our named executive officers’ strategic objectives ranged from 85% to 100%. Awards paid to our named executive officers for fiscal year 2007 performance are shown in column (g) of the Summary Compensation Table.

Annual Performance-Based Awards Going Forward.  Section 162(m) of the Code provides that a publicly traded corporation may not deduct compensation in excess of $1 million for amounts paid to each of its chief executive officer or to any of the four highest compensated officers other than the chief executive officer (collectively, “covered employees”), unless such excess compensation is “performance-based.” Among other requirements, for compensation to be “performance-based” for purposes of Section 162(m), the performance goals must be pre-established and objective.

The regulations under Section 162(m) contain a favorable transition rule applicable to corporations that become publicly traded. Under the transition rule, the $1 million deduction limit imposed by Section 162(m) does not apply to any remuneration paid to a covered employee pursuant to a compensation plan or agreement that existed during the period in which the corporation was not publicly held. Alpha became publicly traded on February 14, 2005 and has been relying on the transition rule with respect to awards made under the AIB since that time. The transition rule will expire not later than the stockholder meeting occurring in 2009.

2008 awards under the AIB will be funded at a specific level if the objective performance goal of EBITDA is achieved at 80% of target or better. The Compensation Committee considered our historical annual EBITDA performance and the probability of Alpha accomplishing this EBITDA target based on our business plan. After this evaluation, the Compensation Committee concluded that it was reasonably likely that the Company would perform at this target EBITDA level. Additionally, our Compensation Committee has reserved the right to use its discretion to reduce the bonus amounts awarded to the covered employees, but may not increase them. By funding at a specific bonus level if the performance goal is achieved and then reserving the discretion to reduce, but not increase award amounts, our Compensation Committee is maintaining its ability to accomplish two goals:

•	Potentially reduce the size of the actual award pay-outs based on the same criteria it has historically used to determine award amounts such as ROIC, safety, actual EBITDA performance, and individual performance against position-specific goals; and

•	Start to implement a new AIB program to maximize the tax deductibility of such awards by the Company once the initial public offering transition period has expired under Section 162(m).

In furtherance of these objectives, we have submitted for stockholder approval in this proxy statement Proposal 3 to approve Alpha’s 2008 Annual Incentive Bonus Plan so that awards made under this new plan will qualify as “performance-based” compensation under Section 162(m).

Determination of 2007 Long-Term Incentive Compensation.  In 2007, our Compensation Committee wished to emphasize the long-term performance/stakeholder value objectives of our compensation philosophy and approved a 50%/50% (restricted stock/performance share) mix for the long-term incentive component of our executive compensation program.

The following table sets forth the 2007 target long-term incentive values for each named executive relative to similarly situated executives at the peer companies. At the beginning of 2007, our Compensation Committee approved long-term incentives and determined to place more emphasis upon the long-term (as opposed to the short-term component) of our compensation program. To encourage long-term strategic thinking, our Compensation Committee set target award opportunities at generally around the 75th percentile relative to the peer and, in the case of Messrs. Crutchfield and Porco, comparable, executives and to achieve internal equity. Mr. Crutchfield’s Target LTI Value positions him below our Chief Executive Officer but above the other named executive officers and Mr. McMillion’s Target LTI Value is equivalent to the other named executive officers, excluding our Chief Executive Officer and President. In those instances where targets exceed the relevant peer or comparative group, the difference is largely due to the significant job requirements of such position (relative to similarly situated executives in those groups).

Each executive’s target long-term incentive value is based on competitive practice expressed as a percentage of base salary (in effect at the time of the award), which is consistent with the practices of our peers and other companies used in the data.

	2007 Target LTI Value	Peer/Comparative Group 75th
Officer	(as % of Salary)	Percentile Target LTI Value
Quillen	300%	360%
Stuebe	150%	132%
Crutchfield	250%	Insufficient Comparative Group Data Available(1)
McMillion	200%	151%
Porco	200%	147%

(1)	The comparative group data used for Mr. Crutchfield only included long-term incentive values for three companies which the Compensation Committee did not view as a sufficient basis by which to establish Mr. Crutchfield’s 2007 Target LTI Value. The value selected was based on Mr. Crutchfield’s position within the Company (relative to other executive officers).

The number of shares of restrictive stock subject to each of the 2007 restricted stock awards was determined by dividing 50% of the total long-term incentive value by the closing market price of our common stock on the grant date. Similarly, a target number of performance shares was determined by dividing 50% of the total long-term incentive value by the closing market price of our common stock on the grant date. Our Compensation Committee approved a change from the 2006 mix of restricted stock and performance shares (70/30) to a 2007 mix of 50/50 in order to place more compensation at risk and emphasize achieving operating income, total stockholder return (TSR) and strategic goals, such as coal acquisitions. The restricted stock and performance share components of our long-term incentive compensation program are described below. For information regarding the amount and value of the restricted stock and performance share awards granted to our named executive officers in 2007, see the Grants of Plan-Based Awards Table.

Restricted Stock.  The granting of time-based restricted stock achieves the following specific objectives of our compensation philosophy: (i) encourages and rewards long-term service, (ii) participants perceive it as having high value and easily understand it, (iii) aligns the interests of our named executive officers and other key employees with stockholders by tying a portion of their compensation to stock appreciation, and (iv) results in increased management ownership of our common stock.

The restricted stock awards granted to our named executive officers vest ratably over a three-year period, which supports our retention objective by encouraging our named executives to remain with Alpha to vest in their restricted stock. Generally, if a recipient’s employment is terminated with us, the recipient forfeits the unvested portion of their restricted stock award. The award agreements also protect our business interests by providing that if any recipients of awards breach the confidentiality obligations set forth in the agreements, such persons will forfeit the unvested portion of their award. The agreements further provide that upon a change in control (such as a sale of assets, merger, or acquisition of Alpha), the unvested portion of the awards will vest. Our Compensation Committee incorporated this provision in the award agreement to accomplish the following:

•	Ensure that the actions and recommendations of senior management with respect to such transaction are in Alpha’s and our stockholders’ best interests; and

•	Reduce the distraction regarding the impact of such a transaction on the personal situation of a named executive officer or other key employee.

Performance Shares.  Performance shares align the interests of our executives with stockholders by tying vesting of the shares to achievement of established three-year financial goals and tying the value of the shares, when earned, to stock price appreciation. A new three-year performance period will start at the beginning of each year (subject to our Compensation Committee’s approval) and potential payouts at the end of the performance period will range from 0% to 150% of the target award depending on the achievement of pre-established goals. The structure of the performance share program achieves the following:

•	Ensures a focus on sustained performance and improvement;

•	Awards overlap to provide retention motivation on the part of our named executive officers and other key employees; and

•	New performance measures can be used in subsequent performance cycles, as appropriate.

Rationale for Performance Criteria.  For the 2007 awards, several performance measures were considered, including revenue, total stockholder return, operating income, operating margin and ROIC as well as whether to base performance goals on our budget for the performance period or relative to peer group performance. Management recommended, and our Compensation Committee agreed, that the 2007 performance shares should be earned based on factors that reflect Alpha’s business strategy and to focus more closely on our performance relative to the performance of those peer companies that are our closest business competitors and are publicly traded.

Seventy percent of the performance shares will vest based on achievement of financial goals (relative total stockholder return and operating income) and the other thirty percent of the award will vest based on achievement of strategic goals (which include successful coal acquisitions and successful non-coal, downstream acquisitions). In choosing these performance measures and establishing absolute performance goals based on our internal business plan, our Compensation Committee and management believed: (i) the attainment of those performance goals would be largely under management’s control, (ii) the goals reflected the influence of the various participants, (iii) the goals supported achievement of the business plan, and (iv) the goals correlated with stockholder value.

Percentage of
Performance			Threshold	Target	Maximum
Share Award	Metrics		Performance	Performance	Performance
70%	Financial	Operating Income Relative TSR	50%	100%	150%

30%	Strategic	Successful coal acquisitions, successful non-coal downstream acquisitions and other	50%	100%	150%

The operating income performance goals for the 2007 performance share awards are: $99,956,000 (threshold), $199,913,000 (target) and $299,869,500 (maximum).

Alpha’s Total Stockholder Return	Percentage of Target Shares Earned
> 90th Percentile (Maximum)	150%
75the Percentile	125%
50th Percentile (median) (Target)	100%
25th Percentile (Threshold)	50%
< 25th Percentile	0%

Percentage of shares awarded to the named executive officers will be based on Alpha’s TSR performance relative to the comparator group consisting of James River Coal Company, Massey Energy Company, International Coal Group, Inc., National Coal Corp., CONSOL Energy Inc., and Foundation Coal Holdings, Inc. These companies were selected as the comparator group for the TSR component of the performance shares because, like us, they all have operations in the Central Appalachian region and compete most directly with us for employee talent.

Except as otherwise provided in the award agreements, participants who terminate employment during the performance period will forfeit any unpaid awards. The performance share award agreements also include certain provisions which protect our business interests. The award agreements provide that if any recipients of the award breach their confidentiality obligations set forth in the agreement, such person will forfeit the award (whether earned or unearned). The performance share award agreements also provide that if, during the performance period, there is a change in control of Alpha, the award recipient will be entitled to a payout of the award at a target award level contemporaneous with the consummation of a change in control transaction. Our Compensation Committee approved of this change in control provision in the performance share award agreement for the same business reasons stated above with respect to the restricted stock agreements.

Long-Term Incentive Compensation Awards Going Forward.  Section 162(m) is also potentially applicable to the deductibility of awards granted under the 2005 Long-Term Incentive Plan. As described above, the regulations under Section 162(m) contain a favorable transition rule applicable to the Company, including awards under the 2005 Long-Term Incentive Plan. The Compensation Committee intends to preserve the tax deductibility of Alpha’s performance share awards under Section 162(m) after the initial public offering transition period expires. To that end, our Compensation Committee in January 2008 adopted changes to the performance share program applicable to awards granted to covered employees (which include our named executives). Under the 2008 performance share program, awards will be funded at a specific level upon achievement of an objective performance goal of a three-year cumulative EBITDA hurdle of 50% of target or better (which is based on our five-year business plan). The Compensation Committee considered our historical annual EBITDA performance and the probability of Alpha accomplishing this EBITDA target based on our five-year business plan. After this evaluation, our Compensation Committee concluded that it was reasonably likely that the Company would perform at this target EBITDA level. Before adopting EBITDA as the performance goal applicable to the 2008 performance share awards, the Compensation Committee consulted with management and the outside compensation consultant to review different performance metrics, including relative TSR, which would further our goals and objectives under Alpha’s business plan. The Compensation Committee and management engaged in a review of the accounting consequences of each considered performance metric and determined that the use of EBITDA was not only an important indicator of the Company’s performance but also minimized the possibility of having a negative accounting impact, from an expense standpoint, on our financial statements.

Additionally, the Compensation Committee has reserved the right to use its discretion to reduce the share amounts, but may not increase them. By funding at a specific bonus level if the performance goal is achieved and then reserving the discretion to reduce, but not increase award amounts, our Compensation Committee is maintaining its ability to accomplish two goals:

•	Potentially reduce the size of the actual award pay-outs based on the same criteria it has historically used to determine award amounts such as relative total stockholder return, operating income and strategic goals such as successful acquisitions; and

•	Start to implement a new long-term incentive program to maximize the tax deductibility of such awards by the Company once the initial public offering transition period has expired under Section 162(m).

As stated above, in furtherance of these objectives, we have submitted for stockholder approval in this proxy statement Proposal 2 to amend and restate the 2005 Long-Term Incentive Plan which modifications to the plan include adding a list of objective performance criteria so that awards made under the new plan, as amended and restated, will qualify as “performance-based” compensation under Section 162(m).

Timing of Equity Grants.  In 2006, the Compensation Committee revisited the timing of its equity grant practices to ensure integrity in the timing of granting awards and to ensure that long-term incentive goals are established no later than 90 days after the beginning of the award cycle. Alpha has not timed, and does not intend to time, its release of material non-public information for the purpose of affecting the value of executive compensation.

In 2007 and 2008, our Compensation Committee approved the grant of long-term incentives to the named executive officers in January. The Compensation Committee and management believe that employees wish to know their annual compensation close to the commencement of a new year and such compensation should be established in connection with a review of their year-end performance. In order to meet employee expectations and to establish annual compensation closer in time to performance evaluations for the prior year’s performance, the Compensation Committee has approved making annual grants of long-term incentives, as well as determining all elements of compensation, to our named executive officers and other employees soon after the commencement of a new calendar year.

Executive Stock Ownership Guidelines

To further achieve the objective of more closely aligning the interests of our named executives and other key employees with those of our stockholders, our Board approved executive stock ownership guidelines. Our officers are encouraged to accumulate, over a five year period, and maintain equity ownership in Alpha having a value of no less than three times annual base salary, in the case of our Chief Executive Officer, and two times annual base salary, in the case of the other named executive officers. Under the guidelines, our named executive officers and other key employees are recommended not to sell any equity in Alpha until their applicable guideline is achieved (with certain limited exceptions). Equity awards granted as compensation to our named executive officers and key employees are included in determining whether their applicable guidelines are achieved.

Retention Compensation Plan

In November 2005, the Compensation Committee, based on the recommendation of our Chief Executive Officer, adopted the Retention Compensation Plan. At that time, we were having difficulties hiring top talent and the Compensation Committee and Chief Executive Officer were concerned about retaining our named executive officers and other key employees. In light of these concerns, our

Compensation Committee approved the Retention Compensation Plan which is more fully described in “Executive Compensation — Additional Information Regarding Our Summary Compensation Table and Grants of Plan-Based Awards Table.”

Deferred Compensation Plan

Our Compensation Committee adopted the Deferred Compensation Plan to permit a select group of management employees to defer receipt of income which would otherwise be payable to them. This plan was approved by the Compensation Committee as another means by which to retain and attract individuals of exceptional ability by providing them with these benefits. For a more detailed description of this plan, see “Executive Compensation — Additional Information Regarding Our Nonqualified Deferred Compensation Table.”

Perquisites and Other Benefits

We provide our named executive officers and other key employees with few perquisites and, of those provided, we believe they are reasonable, competitive and consistent with our compensation program. We believe that our perquisites and other programs help us retain our named executive officers and other key employees. Our principal programs are a variable group life insurance program, supplemental disability insurance program and a vehicle allowance (with an associated tax gross-up). For information regarding these programs, see the Summary Compensation Table and “Executive Compensation — Additional Information Regarding Our Summary Compensation Table and the Grants of Plan-Based Awards Table.”

Employment or Change in Control Arrangements

In addition to the above-described programs, we maintain certain agreements and plans to accomplish our goal of retaining executive talent by providing them with certain benefits in the event their employment is terminated without cause or in connection with a change in control, among other circumstances.

Our Compensation Committee consulted the outside compensation consultants in connection with determining the market practices of our peers and other companies generally with respect to employment and other severance agreements with their respective executive officers. The outside compensation consultants prepared and provided the Compensation Committee with peer group data regarding severance arrangements with senior officers at those peers. The consultants also presented survey data to our Compensation Committee which related to executive severance policies and practices of 223 companies. They advised the Compensation Committee that the proposed agreement terms were consistent with market practices based on the peer and survey data. The survey data showed that 75% of the organizations participating in the survey had an executive severance policy and that, among those companies, such agreements were linked to the function of an executive’s position: with 70% for chief executive officers and 50% for executive and senior vice presidents. The survey data showed that most organizations calculate severance benefits based on pay, with 22% defining pay as base salary and bonus (with this practice most prevalent with organizations with annual sales in excess of $1 billion). Our Compensation Committee also reviewed survey data relating specifically to severance arrangements not related to a change in control, which survey data consisted of 214 companies. Of these companies, 41% had formal severance programs with the severance benefits most often determined by a fixed multiple of pay. The larger companies (annual revenues between $1 billion and $5 billion) included bonus in the definition of pay for purposes of computing benefits. Additionally, our Compensation Committee sought the advice from the consultants regarding the appropriate severance multiples described above and other associated severance benefits under each termination scenario.

Based on a review of the above data and discussions with management, our Compensation Committee and the independent members of our Board (in the case of our Chief Executive Officer) originally approved the following employment and severance arrangements with our named executive officers and other key employees in March 2006:

Employment Agreements with our Chief Executive Officer and President.  For retention purposes, the Compensation Committee determined that it was in our best interests to enter into the Third Amended and Restated Employment Agreement with our Chief Executive Officer (the “CEO Employment Agreement”) and the First Amended and Restated Employment Agreement with our Executive Vice President, who was promoted to the position of President in January 2007 (together with the CEO Employment Agreement, the “Employment Agreements”). Our Compensation Committee reviewed a tally sheet prepared by the consultant which summarized the costs to the Company under each of the employment termination scenarios set forth in the proposed CEO Employment Agreement. Additionally, the Compensation Committee annually requests that the outside consultant prepare tally sheets which show the potential costs to Alpha of each of the Employment Agreements (under each of the employment termination and change in control scenarios) so that the Compensation Committee may consider these costs in connection with reviewing annual compensation for each of our Chief Executive Officer and President.

Below is a brief summary of the Employment Agreements. For a more detailed description of these agreements (including definitions of certain terms used therein), see “Executive Compensation — Additional Information Regarding Our Summary Compensation Table and the Grants of Plan-Based Awards Table” and “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

The Compensation Committee authorized the Employment Agreements as an inducement for our Chief Executive Officer and President to stay with the Company. Additionally, the agreements provide for payments and benefits to be made to our Chief Executive Officer and President under certain termination circumstances in order to maintain their focus on their respective roles at the Company. The Employment Agreements provide, among other matters, that if such officer’s employment is terminated by us without cause or by such officer for “good reason” other than in connection with a “change in control,” each officer would be entitled to receive, among other payments and benefits after his execution of a general release, two times his (i) base salary and (ii) target bonus.

Key Employee Separation Plan.  Our Compensation Committee approved the Key Employee Separation Plan (the “Separation Plan”), under which certain of our named executive officers (other than our Chief Executive Officer and President) and other key employees participate. As described above, the Compensation Committee requested that the outside compensation consultants perform a market analysis of the proposed Separation Plan to determine if it was competitive with the practices of our peers and generally with other companies based on survey data. Our consultants provided the Compensation Committee with peer group and survey data which showed that the proposed Separation Plan was in line with similar arrangements developed with key executives of those companies. Similarly, as with the Employment Agreements, the Compensation Committee annually requests that the outside consultant prepare tally sheets which show the potential costs to Alpha if employment termination and change in control scenarios provided for in the Separation Plan occur with respect to each of our executives so that the Compensation Committee may consider these costs in connection with reviewing annual compensation for each of those executive participants in the plan. For a more detailed description of the Separation Plan (including definitions of certain terms used therein), see “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

Our Compensation Committee’s rationale for approving the adoption of the Separation Plan was the same for the Employment Agreements. Our Compensation Committee wished to induce key employees to remain with Alpha and to maintain their focus on their respective job positions in the event of a potential “change in control” transaction. The Separation Plan provides that, if a participant executes a general release, non-disparagement and non-competition agreement and the participant’s employment is terminated by us without cause or by participant for good reason other than in connection with a change in control, the participant will be entitled to receive, among other payments and benefits, his or her base salary and target bonus multiplied by the applicable benefit factor (in the case of each of our named executive officers who participate in the Separation Plan, such factor is one and one-half).

Rationale for Change in Control Provisions in Employment Agreements and Separation Plan.  Under the Employment Agreements and Separation Plan, the executives are entitled to certain payments and benefits in the event their respective employment is terminated in connection with a change in control as provided therein. As discussed earlier, change in control or potential change in control transactions may result in a named executive officer not acting in our best interests by distracting them with the impact of such a transaction upon their personal situation. With the change in control provisions, the Employment Agreements and Separation Plan provide our executives with security in the event of a possible termination without cause or demotion and further align their interests with stockholders by accelerating the vesting of any unvested equity (such that they participate in the transaction on the same footing as the other stockholders). Under the Employment Agreements and Separation Plan, if their employment is terminated in connection with a change in control by us without cause or by the officer for good reason, each executive is entitled, among other benefits and payments, after the execution of a general release of claims, to a certain multiple of base salary and target bonus (in the case of our Chief Executive Officer, three, in the case of our President, two and one-half, and in the case of the other named executives, two) as well as a minimum lump sum cash payment equal to each of their pro-rata target bonus for the year in which the change in control occurs. As described above, the terms of these payments and, in particular, the multiples selected in the agreements, were reviewed by our Compensation Committee with the outside compensation consultants. The consultants advised our Compensation Committee, based on their review of the peer and survey data, that these provisions were in line with market practices.

Change in Control Tax Gross-Up.  If a change in control of the Company causes compensation, including performance-based compensation, or awards, including, but not limited to, the AIB awards, restricted stock or performance shares, to be paid or result in accelerating the vesting, a disqualified individual could, in some cases, be considered to have received “parachute payments” within the meaning of Section 280G and Section 4999 of the Code. Pursuant to Section 4999, a disqualified individual can be subject to a 20% excise tax on excess parachute payments. Similarly, under Section 280G, the Company is denied a deduction for excess parachute payments. We have entered into the Employment Agreements whereby, if it is determined that any payment by us to or for our Chief Executive Officer’s or President’s benefit would constitute an “excess parachute payment,” we will pay to him a gross-up payment, subject to certain limitations described below, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999, and any tax imposed upon the gross-up payment, will be equal to such payments. If, however, the net after tax benefit to an executive of receiving the gross-up payment does not exceed a safe harbor amount (e.g., the maximum dollar amount that may be paid to him without imposition of an excise tax) by more than 10%, then the Company will not pay the executive a gross-up payment and such amounts will be reduced, such that they will not constitute an excess parachute payment. In addition, we also maintain the Separation Plan under which payments may be subject to Section 280G. Under the Separation Plan, any payments by us to a participant that constitute excess parachute payments will be reduced as necessary to cause such amounts not to be subject to the limitation on deduction in Section 280G, unless the net after tax benefit to the executive would be greater if such limitation was not imposed. Our Compensation Committee provided for these provisions in each of the Employment Agreements and Separation Plan after discussions with outside compensation consultants and a review of market practices of our peers.

Section 409A Tax Considerations

Section 409A of the Code generally provides that amounts deferred under nonqualified deferred compensation arrangements will be subject to accelerated income recognition, interest and substantial penalties unless the arrangement satisfies certain design and operational requirements. Final regulations for Section 409A were issued in April 2007, and the transition period for amending plans to comply with Section 409A ends on December 31, 2008. We have amended the majority of our compensatory arrangements and are in the process of finalizing amendments to any remaining arrangements that implicate Section 409A. The changes are intended to ensure that compensation payable under the arrangements is not subject to taxation under Section 409A, and principally include: clarifying the timing of compensatory payments and modifying health, dental, vision and other benefit coverage provisions in order to comply with Section 409A (or certain exceptions thereto). To the extent applicable, the payment and/or reimbursement of certain benefits will be subject to a six-month delay in the event the executive is a “specified employee” (within the meaning of Section 409A) at the time of separation from service. The amendments were not intended to materially increase the benefits payable under our plans and arrangements.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with Alpha’s management and, based upon such review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The Compensation Committee’s charter is available on our website at www.alphanr.com.

Respectfully submitted,

The Compensation Committee

E. Linn Draper, Chairman
John W. Fox, Jr.
Ted G. Wood

April 2, 2008

Summary Compensation Table (2007 and 2006)

The following Summary Compensation Table sets forth information concerning the compensation paid by us in 2006 and 2007 to Michael J. Quillen, our principal executive officer, David C. Stuebe, our principal financial officer, and Kevin S. Crutchfield, our President, and, in 2007, for our other two most highly compensated executive officers for the last completed fiscal year.

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred
						Plan	Compen-	All Other
Name and				Stock	Option	Compen-	Sation	Compen-
Principal		Salary	Bonus(1)	Awards(2)	Awards(3)	sation(4)	Earnings	Sation		Total
Position	Year	($)	($)	($)	($)	($)	($)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Michael J. Quillen,	2007	663,462	202,500	1,360,093	—	735,000	—	103,872	(5)	3,064,927
Chairman of
the Board and Chief	2006	637,943	130,000	5,209,125	—	522,799	—	90,161	(6)	6,590,028
Executive Officer

David C. Stuebe,	2007	314,204	95,882	332,232	50,160	225,000	—	40,002	(5)	1,057,480
Vice President,
Treasurer and Chief	2006	298,568	61,760	1,524,660	50,160	205,411	—	36,732	(6)	2,177,291
Financial Officer

Kevin S.	2007	515,154	157,500	784,771	91,423	510,000	—	78,789	(5)	2,137,637
Crutchfield,
President	2006	383,862	79,400	2,526,851	91,423	293,856	—	63,743	(6)	3,439,135

Randy L. McMillion,	2007	300,265	97,500	482,192	99,240	260,000	—	48,202	(5)	1,287,399
Vice President

Joachim V. Porco,	2007	263,500	81,900	293,866	119,055	250,000	—	47,505	(5)	1,055,826
Vice President

(1)	These amounts were earned under the Retention Compensation Plan dated November 10, 2005, as amended. These amounts are bonuses earned in 2006 and 2007, but not paid until January 2007 and January 2008, respectively.

(2)	These amounts relate to restricted stock that was granted to Mr. Quillen on March 22, 2006, January 16, 2007 and February 26, 2007, to Mr. McMillion on August 18, 2005, and to Messrs. Stuebe, Crutchfield, McMillion and Porco on March 22, 2006 and January 16, 2007.

The 2006 rows for Messrs. Quillen, Crutchfield and Stuebe also include stock purchased by them in 2003 in our predecessor and exchanged for shares of our common stock in February 2005. These purchases are required to be recorded as compensation for accounting purposes in accordance with FAS 123R even though they were paid for by the named executives. The values of these shares recorded as compensation expense are as follows: Mr. Quillen $4,290,799, Mr. Stuebe $1,287,288 and Mr. Crutchfield $2,145,376.

The values set forth in this column are based on the amounts recognized for financial statement reporting purposes in 2006 and 2007, respectively, and are computed in accordance with FAS 123R (disregarding any estimates of forfeitures related to service-based vesting conditions). See Note 18(e) of the consolidated financial statements in Alpha’s Form 10-K regarding assumptions underlying the value of stock awards.

On January 16, 2007, February 26, 2007 (in the case of Mr. Quillen), and March 22, 2006, we also granted performance share unit awards to our named executive officers and have determined that the attainment of the performance goals associated with those awards granted March 22, 2006 is improbable. As a consequence, under FAS 123R, once we make the determination that attainment of such goals would be improbable, all prior expense is reversed in our financial statements and thus no dollar amount is recognized for financial statement reporting purposes for fiscal years 2006 or 2007 for the performance shares granted March 22, 2006. With respect to the 2007 performance share awards, the values set forth in the column are based on amounts recognized for financial statement reporting purposes in 2007 and are computed in accordance with FAS 123R (disregarding any estimates of forfeitures related to service-based vesting conditions). See Note 18(e) of the consolidated financial statements in Alpha’s Form 10-K regarding assumptions underlying the value of the 2007 performance share awards.

(3)	These amounts relate to non-qualified stock option awards that were granted on November 10, 2004, May 12, 2005, and February 14, 2005. The values set forth in this column are based on the amounts recognized for financial statement reporting purposes in 2006 and 2007, respectively, and are computed in accordance with FAS 123R (disregarding any estimates of forfeitures related to service-based vesting conditions). See Note 18(e) of the consolidated financial statements in Alpha’s Form 10-K regarding assumptions underlying the value of stock option awards.

(4)	These amounts relate to awards paid under the AIB.

(5)	For Mr. Quillen, the items included in this column for 2007 are: 401(k) contributions made by us in the aggregate amount of $11,250, a vehicle allowance (and associated tax gross-up), club associated benefit, our payment of variable group life insurance in the amount of $10,550, supplemental disability insurance premiums and our contributions to his supplemental retirement plan (“SRP”) account under the Deferred Compensation Plan of $55,059.

For Mr. Stuebe, the items included in this column for 2007 are: 401(k) contributions made by us in the aggregate amount of $11,250, our payment of variable group life insurance premiums, our payment of supplemental disability insurance premiums and our contributions to his SRP account under the Deferred Compensation Plan of $18,497.

For Mr. Crutchfield, the items included in this column for 2007 are: 401(k) contributions made by us in the aggregate amount of $11,250, a vehicle allowance (and associated tax gross-up), club associated benefit, our payment of variable group life insurance and supplemental disability insurance premiums and our contributions to his SRP account under the Deferred Compensation Plan of $33,288.

For Mr. McMillion, the items included in this column for 2007 are: 401(k) contributions made by us in the aggregate amount of $11,250, a vehicle allowance (and associated tax gross-up), our payment of variable group life insurance and supplemental disability insurance premiums and our contributions to his SRP account under the Deferred Compensation Plan of $11,620.

For Mr. Porco, the items included in this column for 2007 are: 401(k) contributions made by us in the aggregate amount of $11,250, a vehicle allowance (and associated tax gross-up), our payment of variable group life insurance premiums, our payment of supplemental disability insurance premiums and our contributions to his SRP account under the Deferred Compensation Plan of $13,144.

For a description of the SRP accounts under the Deferred Compensation Plan and the Deferred Compensation Plan generally, see “Executive Compensation — Additional Information Regarding Our Nonqualified Deferred Compensation Table.”

(6)	For the details relating to the amounts set forth in the 2006 rows of the “All Other Compensation” column of the table for Messrs. Quillen, Stuebe and Crutchfield, see the Summary Compensation Table in Alpha’s proxy statement filed on April 6, 2007. These amounts also include an adjustment for Messrs. Quillen and Crutchfield to account for fees paid for club associated benefits.

Grants of Plan-Based Awards (2007)

The following table sets forth each grant of cash- or equity-based awards made to our named executive officers in 2007 under plans established by Alpha.

		Estimated Possible Payouts Under
		Non-Equity Incentive			Estimated Future Payouts Under
		Plan Awards(1)			Equity Incentive Plan Awards(2)
								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
								Number of	Number of	Exercise or	Fair Value
								Shares of	Securities	Base Price	of Stock
								Stock or	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Options	Awards	Awards(4)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Michael J. Quillen	—	337,500	675,000	1,350,000	—	—	—	—	—	—	—
	1/16/2007	—	—	—	60,000	75,000	112,500	—	—	—	921,713
	2/26/2007	—	—	—	2,441	3,051	4,577	—	—	—	37,495
	1/16/2007	—	—	—	—	—	—	75,000	—	—	943,500
	2/26/2007	—	—	—	—	—	—	3,051	—	—	45,521

David C. Stuebe	—	119,853	159,804	479,412	—	—	—	—	—	—	—
	1/16/2007	—	—	—	14,842	18,552	27,828	—	—	—	227,995
	1/16/2007	—	—	—	—	—	—	18,552	—	—	233,384

Kevin C. Crutchfield	—	196,875	262,500	787,500	—	—	—	—	—	—	—
	1/16/2007	—	—	—	42,041	52,551	78,827	—	—	—	645,826
	1/16/2007	—	—	—	—	—	—	52,551	—	—	661,092

Randy L. McMillion	—	121,875	162,500	487,500	—	—	—	—	—	—	—
	1/16/2007	—	—	—	20,801	26,001	39,002	—	—	—	319,539
	1/16/2007	—	—	—	—	—	—	26,001	—	—	327,093

Joachim V. Porco	—	102,375	136,500	409,500	—	—	—	—	—	—	—
	1/16/2007	—	—	—	16,642	20,802	31,203	—	—	—	255,646
	1/16/2007	—	—	—	—	—	—	20,802	—	—	261,689

(1)	The amounts shown under the columns relate to bonuses to be paid in 2008, if earned in 2007, under the AIB. For the actual amount of the 2007 AIB awards paid to our named executive officers, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The number of performance shares earned under the 2005 Long-Term Incentive Plan will be based upon a three-year performance cycle as more fully described in “Executive Compensation — Additional Information Regarding Our Summary Compensation Table and the Grants of Plan-Based Awards Table.”

(3)	The amount set forth herein represents the number of shares of restricted stock granted to each of our named executive officers in 2007 under the 2005 Long-Term Incentive Plan.

(4)	The full grant date fair value calculations are computed in accordance with FAS 123R for the restricted stock and performance share awards granted in 2007 under the 2005 Long-Term Incentive Plan (disregarding any estimates of forfeitures related to service-based vesting conditions). The calculation relating to the performance share awards was based on the target performance share number. See Note 18(e) of the consolidated financial statements in Alpha’s 10-K regarding assumptions underlying the value of these awards.

Additional Information Regarding Our Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Contracts

Third Amended and Restated Employment Agreement with Michael J. Quillen.  Our indirect wholly-owned subsidiary, Alpha Natural Resources Services, LLC (“Alpha Services”), entered into a Third Amended and Restated Employment Agreement with Mr. Quillen, as amended on February 26,

2007, to serve as our Chief Executive Officer, and to be nominated for re-election to our Board, which agreement became effective as of January 5, 2007. The current term of Mr. Quillen’s Employment Agreement ends on December 31, 2008, and the agreement term automatically renews for successive annual terms unless terminated by Mr. Quillen or us in advance of the end of the initial term or any renewal term.

Pursuant to the Employment Agreement, Mr. Quillen is entitled to the following: (i) a minimum annual base salary of $650,000, (ii) an annual bonus targeted at 100% of his then current base salary, with a maximum target bonus opportunity of 200% of his then current base salary, based upon achievement of certain performance and other goals, (iii) participation in our Retention Compensation Plan on the same basis as his direct reports, (iv) participation in our long-term incentive plans, including equity incentive plans, and provided further that each time our Compensation Committee or Board awards any equity securities to any senior executive officers reporting directly to Mr. Quillen, other than inducement awards to potential new employees, Mr. Quillen will receive an equity award of the same type of security granted to his direct reports targeted at 150% of the highest number of such security granted to a direct report on a particular grant and under the same terms and conditions of such award, (v) four weeks of paid vacation, or such greater amount of vacation as may be determined in accordance with our vacation policy as in effect from time to time, (vi) reimbursement of business expenses, and (vii) participation in our benefit plans on the same basis as other employees.

Mr. Quillen is also entitled to certain payments upon the occurrence of a change in control or certain employment termination events, including his resignation for “good reason” and termination without “employer cause.” These events and the related payouts to which Mr. Quillen may be entitled are discussed in detail under “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

Employment Agreement with Kevin S. Crutchfield.  Alpha Services entered into an Employment Agreement with Mr. Crutchfield, as amended and restated on February 26, 2007, to serve as our President, which agreement became effective as of January 1, 2006. The current term of Mr. Crutchfield’s Employment Agreement ends on December 31, 2008, and the agreement term automatically renews for successive annual terms unless terminated by Mr. Crutchfield or us in advance of the end of the initial term or any renewal term.

Pursuant to the Employment Agreement, Mr. Crutchfield is entitled to the following: (i) a minimum annual base salary of $525,000, (ii) an annual bonus with a threshold pay-out opportunity of 45% of his then current base salary, a target pay-out opportunity of 90% of his then current base salary, and a maximum bonus opportunity of 180% of his then current base salary, based upon achievement of certain performance and other goals, (iii) participation in our Retention Compensation Plan, (iv) participation in our long-term incentive plans, including its equity incentive plans, (v) four weeks of paid vacation, or such greater amount of vacation as may be determined in accordance with our vacation policy as in effect from time to time, (vi) reimbursement of business expenses, and (vii) participation in our benefit plans on the same basis as other employees.

Mr. Crutchfield is also entitled to certain payments upon the occurrence of a change in control or certain employment termination events, including his resignation for “good reason” and termination without “employer cause.” These events and the related payouts to which Mr. Crutchfield may be entitled to are discussed under “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

Retention Compensation Plan

We maintain the Retention Compensation Plan which provides each named executive officer with the following: a payment equal to 20% of his 2006 annual base salary in January 2007, a payment equal to 30% of his 2007 annual base salary in January 2008 and a payment equal to 50% of his 2008 annual base salary in January 2009, provided that such officer is employed by Alpha on the relevant payment date.

Stock Options, Performance Shares and Restricted Stock

We have adopted the 2005 Long-Term Incentive Plan, and have assumed the Amended and Restated 2004 Long-Term Incentive Plan (the “2004 Plan”), which provide for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock awards, share unit awards, dividend equivalents, performance-based awards and other types of awards deemed by the Compensation Committee to be consistent with the purposes of the plans. These plans provide that our Compensation Committee will determine, in its discretion, any awards and specify in each agreement evidencing an award the effect on the award, if any, of the termination of employment of the award recipient or of a “change in control” of Alpha. For more information regarding the 2005 Long-Term Incentive Plan, see “Proposal 2 — Amendment and Restatement of 2005 Long-Term Incentive Plan.” Additionally, the effects of an employment termination or change in control on any of these awards are discussed in detail in “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

During 2004 and 2005, we issued non-qualified stock options under both the 2004 Plan and the 2005 Long-Term Incentive Plan. Each outstanding stock option issued to our named executive officers under the plans has been issued pursuant to an option agreement that provides for vesting over a five year period, with 20% vesting on each of the first, second, third, fourth and fifth anniversaries of the grant date while the executive continues to be employed by us.

During 2005, 2006 and 2007, we granted restricted stock awards and performance share awards under the 2005 Long-Term Incentive Plan. Our named executive officers were granted performance share awards entitling them to receive shares of our common stock following the end of a three year performance period that commenced on January 1, 2006, with respect to the 2006 awards, and January 1, 2007, with respect to the 2007 awards. Payout of the awards, if earned, of shares of stock following the end of the performance period will be based on an amount equal to a percentage of the executive’s annual base salary multiplied by a percentage ranging from 0% to 200%, in the case of the 2006 awards, and 0% to 150%, in the case of the 2007 awards, determined by the extent to which we achieve targeted growth in operating income and ROIC during the performance period, with respect to the 2006 awards, and relative stockholder return, operating income and strategic goals, in the case of the 2007 awards. Each of the performance share awards granted to these executives has been awarded pursuant to a performance share award agreement, which provides that the executive will not be entitled to receive any shares or other compensation with respect to the performance share awards if the executive ceases to be employed by us prior to the date shares of stock are issued to the executive following the end of the performance period, except under certain circumstances which are described under “Executive Compensation - Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

In 2005, 2006 and 2007, our named executive officers were granted restricted stock awards under our 2005 Long-Term Incentive Plan. These awards were made pursuant to restricted stock agreements that provide for vesting over a three year period, with one-third of the shares vesting on each of the first, second and third anniversaries of the applicable grant date. The agreements provide that all unvested shares are automatically forfeited on the date the executive ceases to be employed by us, except upon certain circumstances which are described under “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

IPO Restricted Stock Awards.  In connection with our internal restructuring and initial public offering in late 2004, certain of our named executive officers were awarded shares of restricted stock, subject to the terms of a Stockholders’ Agreement, which has subsequently been terminated, among Alpha, certain institutional former holders of our common stock and our management stockholders. The restrictions on these shares lapsed in two installments on December 31, 2005 and December 31, 2006.

Annual Incentive Bonus Plan

As described under “Executive Compensation — Compensation Discussion and Analysis,” each of our named executive officers, as well as other executive officers and key employees, are eligible to participate in the AIB. Upon our achievement of certain pre-established financial performance goals, each of the participants will be eligible to receive a cash bonus based upon their annual base salary. Achievement of the financial performance goals is measured following the completion of the year and payment of any earned bonuses is generally made within the first quarter of the year following the measurement period. In order to be eligible to receive a cash bonus under the AIB, the participant must generally be employed through the end of the year. However, in the event that a participant in the AIB terminates his or her employment during a given year as a result of retirement, death or permanent disability, our Compensation Committee, upon advice of management and in consultation with the full Board, if advisable, may approve the payment of a pro-rata portion of his or her target bonus. For more information regarding our proposed 2008 Annual Incentive Bonus Plan, see “Proposal 3 — 2008 Annual Incentive Bonus Plan.”

Perquisites and Other Benefits

We offer certain limited perquisites and other benefits to our named executive officers and certain other employees as described below:

Variable Group Life Insurance.  We provide our named executive officers and certain other employees with an enhanced life insurance benefit in which their life insurance coverage is three times annual base salary up to a $2 million maximum.

Supplemental Disability Insurance (“SDIP”).  We also pay the premiums for income protection insurance coverage for our named executive officers and selected key employees, which complements our current optional group long-term disability coverage by providing additional protection against the financial impacts of a disability. Under our optional long-term disability program, we and the employee equally split the premium cost and, to receive the SDIP benefit, an eligible employee does not have to be enrolled in the optional group long-term disability coverage. The SDIP provides a monthly benefit in the event of a disability, which, in concert with the optional long-term disability program, enables our named executive officers and other key employees to protect up to 60% of their total income, including base salary and eligible bonus compensation.

Vehicle Allowance.  Certain of our named executive officers and other employees receive a vehicle allowance benefit of $1,200 per month (with an associated tax gross-up).

Outstanding Equity Awards at Fiscal Year-End 2007

The following table sets forth all unexercised options and stock awards, which have not vested, that were granted to our named executive officers and outstanding as of December 31, 2007.

Option Awards						Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
			Equity					Awards:	Market or
			Incentive					Number of	Payout
			Plan			Number	Market	Unearned	Value of
			Awards:			of	Value of	Shares,	Unearned
	Number of	Number of	Number			Shares or	Shares or	Units or	Shares,
	Securities	Securities	of Securities			Units of	Units of	Other	Units or
	Underlying	Underlying	Underlying			Stock	Stock	Rights	Other
	Unexercised	Unexercised	Unexercised	Option		That	That	That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested(3)	Vested(4)	Vested(5)	Vested(4)
Name	Exercisable(1)	Unexercisable(2)	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael J. Quillen	—	—	—	—	—	128,561	4,175,661	—	—
	—	—	—	—	—	—	—	104,027	3,378,797

David S. Stuebe	16,000	24,000	—	19.00	2/13/2015	—	—	—	—
	—	—	—	—	—	31,608	1,026,628	—	—
	—	—	—	—	—	—	—	25,266	820,640

Kevin S. Crutchfield	29,162	43,743	—	19.00	2/13/2015	—	—	—	—
	—	—	—	—	—	73,533	2,388,352	—	—
	—	—	—	—	—	—	—	63,342	2,057,348

Randy L. McMillion	24,000	36,000	—	23.50	5/11/2015	—	—	—	—
	—	—	—	—	—	38,743	1,258,373	—	—
	—	—	—	—	—	—	—	30,497	990,543

Joachim V. Porco	—	23,567	—	12.73	11/10/2014	—	—	—	—
	—	6,000	—	19.00	2/13/2015	—	—	—	—
	—	—	—	—	—	27,382	889,367	—	—
	—	—	—	—	—	—	—	24,188	785,626

(1)	Below is the vesting information for options that are exercisable as of December 31, 2007:

	Vesting	Number of	Exercisable Portion of
Name	Date	Shares	Awards

David C. Stuebe	2/14/2006	8,000
	2/14/2007	8,000	16,000
Kevin S. Crutchfield	2/14/2006	14,581
	2/14/2007	14,581	29,162
Randy L. McMillion	5/12/2006	12,000
	5/12/2007	12,000	24,000

(2)	Below is the vesting information for options that are unexercisable as of December 31, 2007:

			Unexercisable
	Vesting	Number of	Portion of
Name	Date	Shares	Awards

David C. Stuebe	2/14/2008	8,000
	2/14/2009	8,000
	2/14/2010	8,000	24,000
Kevin S. Crutchfield	2/14/2008	14,581
	2/14/2009	14,581
	2/14/2010	14,581	43,743
Randy L. McMillion	5/12/2008	12,000
	5/12/2009	12,000
	5/12/2010	12,000	36,000
Joachim V. Porco	11/10/2008	11,782
	11/10/2009	11,785	23,567
	2/14/2008	2,000
	2/14/2009	2,000
	2/14/2010	2,000	6,000

(3)	Below is the vesting information for shares of restricted stock that are outstanding as of December 31, 2007:

	Vesting	Number of
Name	Date	Shares	Awards

Michael J. Quillen	1/3/2008	25,255
	1/3/2009	25,255	50,510
	1/7/2008	25,000
	1/7/2009	25,000
	1/7/2010	25,000	75,000
	1/7/2008	1,017
	1/7/2009	1,017
	1/7/2010	1,017	3,051
David C. Stuebe	1/3/2008	6,528
	1/3/2009	6,528	13,056
	1/7/2008	6,184
	1/7/2009	6,184
	1/7/2010	6,184	18,552
Kevin S. Crutchfield	1/3/2008	10,491
	1/3/2009	10,491	20,982
	1/7/2008	17,517
	1/7/2009	17,517
	1/7/2010	17,517	52,551
Randy L. McMillion	5/12/2008	4,000	4,000
	1/3/2008	4,371
	1/3/2009	4,371	8,742
	1/7/2008	8,667
	1/7/2009	8,667
	1/7/2010	8,667	26,001
Joachim V. Porco	1/3/2008	3,290
	1/3/2009	3,290	6,580
	1/7/2008	6,934
	1/7/2009	6,934
	1/7/2010	6,934	20,802

(4)	This value was calculated based on a market price of $32.48 per share, the closing market price per share of Alpha’s common stock on December 31, 2007. In the case of column (j), the payout value reported is based on achieving performance goals at the threshold level for 2006 grants and at the target level for 2007 grants.

(5)	This column shows the number of unvested performance shares as of December 31, 2007. The scheduled vesting date for each of the performance share awards granted in 2006 is in the first quarter of 2009, and, in the case of the 2007 performance share awards, in the first quarter of 2010, assuming, in both cases, the achievement of pre-established performance objectives. The performance share amounts presented for the 2006 performance share awards are based on achieving performance goals at threshold levels (80%). The performance share amounts presented for the 2007 performance share awards are based on achieving performance goals at target levels (100%). The table below sets forth the number of performance shares granted in 2006 and 2007 respectively at the levels described in the preceding sentences.

Name	2006	2007

Michael J. Quillen	25,976	78,051
David C. Stuebe	6,714	18,552
Kevin S. Crutchfield	10,791	52,551
Randy L. McMillion	4,496	26,001
Joachim V. Porco	3,386	20,802

Option Exercises and Stock Vested (2007)

The following table sets forth information concerning each exercise of stock options and the vesting of restricted stock awards during 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares	Value
	Acquired on	Value Realized on	Acquired on	Realized on
	Exercise	Exercise(1)	Vesting	Vesting(2)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Michael J. Quillen	—	—	25,255	344,478

David C. Stuebe	—	—	6,528	89,042

Kevin S. Crutchfield	—	—	10,491	143,097

Randy L. McMillion	—	—	8,371	128,260

Joachim V. Porco	39,346	467,228	3,290	44,876

(1)	The value realized upon exercise of an option is based on the difference between the market price per share of the underlying stock at exercise and the exercise price per share of the options.

(2)	The restricted stock vested on January 3, 2007 for Messrs. Quillen, Stuebe, Crutchfield and Porco. Mr. McMillion’s restricted stock vested on January 3, 2007 and May 12, 2007. The value realized upon vesting of the restricted stock is based upon the closing market price of our common stock on the date of vesting, which was $13.64 per share on January 3, 2007 and $17.16 per share on May 11, 2007 (May 12, 2007 was not a trading day).

Nonqualified Deferred Compensation (2007)

The following table sets forth information concerning each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

					Aggregate
	Executive	Registrant	Aggregate		Balance
	Contributions in	Contributions in	Earnings	Aggregate	at Last
	Last Fiscal	Last Fiscal	in Last Fiscal	Withdrawals/	Fiscal Year
	Year	Year(1)	Year(2)	Distributions(3)	End(4)
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Michael J. Quillen	—	55,059	7,808	—	207,536

David C. Stuebe	—	18,497	2,708	—	69,657

Kevin S. Crutchfield	—	33,288	5,161	—	135,301

Randy L. McMillion	—	11,620	749	—	24,722

Joachim V. Porco	—	13,144	1,268	—	36,012

(1)	The SRP accounts under the Deferred Compensation Plan were established to assist the named executive officers, among others, in saving towards retirement in the event that such person is limited to the amount of his 401(k) contribution due to Internal Revenue Service regulations. Our contributions in 2007 to each named executive officer’s SRP account are also included in the 2007 rows of the “All Other Compensation” column of the Summary Compensation Table.

(2)	Earnings under the SRP accounts are calculated using the Moody’s AAA corporate bond rate which is selected by us and may not be changed without the approval of our Compensation Committee. This percentage is applied to the amount currently in the SRP account for each individual named executive officer. Since these earnings are not “above market” or preferential, the 2007 earnings are not reported in the Summary Compensation Table.

(3)	There have been no withdrawals or distributions in 2007.

(4)	This column for Messrs. Quillen, Stuebe and Crutchfield includes our 2006 SRP contributions to their respective accounts, which are also reported in the 2006 rows of the “All Other Compensation” column of the Summary Compensation Table.

Additional Information Regarding Our Nonqualified Deferred Compensation Plan Table

Deferred Compensation Plan

We currently maintain the Alpha Natural Resources, Inc. and Subsidiaries Deferred Compensation Plan. The purpose of this plan is to assist us in retaining and attracting key executives and select employees by providing them with an opportunity to defer all or a portion of their income. Under the plan, an eligible employee may defer all or a portion of any bonus or incentive compensation he or she would have otherwise received during the year. This deferred compensation is 100% vested upon deferral and may be held in either a retirement account or in-service account for payout at a later date. The plan also includes a SRP account feature that provides benefits that would otherwise be denied participants by reason of certain limitations in the Code. Pursuant to this feature of the plan, we may make an annual contribution to the SRP accounts of participants that is equal to (i) 3% of his or her total annual compensation for the prior year in excess of the compensation limits established by the Internal Revenue Service relating to tax-qualified pension or profit sharing plans, plus (ii) 50% of the bonus or incentive compensation the participant deferred in the prior year (not to exceed 2% of his or her annual compensation for the prior year in excess of the compensation limits for the year). SRP contributions made by us (and interest thereon) to a participant’s account under the plan only become a vested benefit of the participant after completion of five years of service with us.

Potential Payments Upon Termination or Change in Control

The following tables set forth information concerning the change in control and severance payments to be made to each of our named executive officers in connection with a change in control or termination of employment, presuming a termination or change in control date of December 31, 2007 and a valuation of our common stock based on its closing market price on December 31, 2007 of $32.48 per share. Additional descriptions of the terms of our agreements, plans and arrangements with our named executive officers are set forth in “Executive Compensation — Compensation Discussion and Analysis” and “Executive Compensation — Additional Information Regarding Our Summary Compensation Table and Grants of Plan-Based Awards Table.”

The payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans or arrangements which are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each named executive officer including, without limitation, under our Deferred Compensation Plan (which are shown in the Nonqualified Deferred Compensation Table) and any stock options vested as of December 31, 2007 (which are shown in the Outstanding Equity Awards at Fiscal Year-End Table).

A description of the plans, arrangements and agreements covered by the following tables and which provide for payments or benefits in connection with termination of employment or a change in control are described under “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

The explanatory footnotes relating to the tables below are set forth after the table for Mr. Porco.

Michael J. Quillen

						Termination in
					Termination	Connection
					without	with a
	Voluntary	Normal		Termination	Cause or for	Change in
	Termination	Retirement		for Cause	Good Reason	Control(1)	Death	Disability
					(In dollars)

Compensation
Cash Severance	—	—		—	2,700,000	4,050,000	—	—
Pro-Rata Bonus	—	675,000	(3)	—	675,000	675,000	675,000 (3)	675,000 (3)
CIC Bonus Payment	—	—		—	—	675,000	—	—
Long Term Incentives
Stock Options —
Unvested & Accelerated	—	—		—	—	—	—	—
Restricted Stock —
Unvested & Accelerated	—	—		—	3,355,379	4,175,661	4,175,661	4,175,661
Performance Shares	—	1,548,116	(4)	—	3,238,180(4)	3,589,722	3,238,180(4)	3,238,180(4)
Benefits and Perquisites
Health & Dental Insurance(5)	—	—		—	17,600	27,600	—	—
Supplemental Disability	—	—		—	—	—	—	384,070(6)
Retiree Medical(7)	—	95,525		—	—	—	—	—
Life Insurance	—	—		—	26,800(8)	41,600(8)	2,000,000(9)	—
Outplacement	—	—		—	—	15,000	—	—
280G Tax Gross Up(10)	—	—		—	—	4,547,299	—	—
Total	—	2,318,641		—	10,012,959	17,796,882	10,088,841	8,472,911

David C. Stuebe

					Termination in
				Termination	Connection
				without	with a
	Voluntary	Normal	Termination	Cause or for	Change in
	Termination	Retirement	for Cause	Good Reason	Control(1)	Death	Disability
				(In dollars)

Compensation
Cash Severance	—	—	—	838,971	1,118,628	—	—
Pro-Rata Bonus	—	239,706(3)	—	239,706	239,706	239,706(3)	239,706(3)
CIC Bonus Payment	—	—	—	—	239,706	—	—
Long Term Incentives
Stock Options —
Unvested & Accelerated	—	—	—	—	323,520	—	—
Restricted Stock —
Unvested & Accelerated	—	—	—	814,598	1,026,628	1,026,628	1,026,628
Performance Shares	—	382,593(4)	—	784,305(4)	875,174	382,593(4)	382,593(4)
Benefits and Perquisites
Health & Dental Insurance(5)	—	—	—	—	—	—	—
Supplemental Disability	—	—	—	—	—	—	27,600(6)
Retiree Medical(7)	—	—	—	—	—	—	—
Life Insurance	—	—	—	—	—	959,000(9)	—
Outplacement	—	—	—	15,000	15,000	—	—
280G Tax Gross Up(10)	—	—	—	—	—	—	—
Total	—	622,299	—	2,692,580	3,838,362	2,607,927	1,676,527

Kevin S. Crutchfield

					Termination in
				Termination	Connection
				without	with a
	Voluntary	Normal	Termination	Cause or for	Change in
	Termination	Retirement	for Cause	Good Reason	Control(1)	Death	Disability
				(In dollars)

Compensation
Cash Severance	1,496,250(2)	—	—	1,995,000	2,493,750	—	—
Pro-Rata Bonus	—	472,500(3)	—	472,500	472,500	472,500(3)	472,500(3)
CIC Bonus Payment	—	—	—	—	472,500	—	—
Long Term Incentives
Stock Options —
Unvested & Accelerated	—	—	—	—	589,656	—	—
Restricted Stock —
Unvested & Accelerated	—	—	—	2,047,604	2,388,352	2,388,352	2,388,352
Performance Shares	—	861,034(4)	—	1,998,938(4)	2,144,979	1,998,938(4)	1,998,938(4)
Benefits and Perquisites
Health & Dental Insurance(5)	—	—	—	19,400	19,400	—	—
Supplemental Disability	—	—	—	—	—	—	1,275,680(6)
Retiree Medical(7)	—	—	—	—	—	—	—
Life Insurance	—	—	—	7,700(8)	7,700(8)	1,575,000(9)	—
Outplacement	—	—	—	—	15,000	—	—
280G Tax Gross Up(10)	—	—	—	—	2,789,942	—	—
Total	1,496,250	1,333,534	—	6,541,142	11,393,779	6,434,790	6,135,470

Randy L. McMillion

					Termination in
				Termination	Connection
				without	with a
	Voluntary	Normal	Termination	Cause or for	Change in
	Termination	Retirement	for Cause	Good Reason	Control(1)	Death	Disability
				(In dollars)

Compensation
Cash Severance	—	—	—	853,125	1,137,500	—	—
Pro-Rata Bonus	—	243,750(3)	—	243,750	243,750	243,750(3)	243,750(3)
CIC Bonus Payment	—	—	—	—	243,750	—	—
Long Term Incentives
Stock Options —
Unvested & Accelerated	—	—	—	—	323,280	—	—
Restricted Stock —
Unvested & Accelerated	—	—	—	986,483	1,258,373	1,258,373	1,258,373
Performance Shares	—	403,196(4)	—	966,204(4)	1,027,050	403,196(4)	403,196(4)
Benefits and Perquisites
Health & Dental Insurance(5)	—	—	—	19,400	19,400	—	—
Supplemental Disability	—	—	—	—	—	—	982,550(6)
Retiree Medical(7)	—	—	—	—	—	—	—
Life Insurance	—	—	—	6,400(8)	6,400(8)	975,000(9)	—
Outplacement	—	—	—	15,000	15,000	—	—
280G Tax Gross Up(10)	—	—	—	—	—	—	—
Total	—	646,946	—	3,090,362	4,274,503	2,880,319	2,887,869

Joachim V. Porco

					Termination in
				Termination	Connection
				without	with a
	Voluntary	Normal	Termination	Cause or for	Change in
	Termination	Retirement	for Cause	Good Reason	Control(1)	Death	Disability
				(In dollars)

Compensation
Cash Severance	—	—	—	716,625	955,500	—	—
Pro-Rata Bonus	—	204,750(3)	—	204,750	204,750	204,750(3)	204,750(3)
CIC Bonus Payment	—	—	—	—	204,750	—	—
Long Term Incentives
Stock Options —
Unvested & Accelerated	—	—	—	—	546,269	—	—
Restricted Stock —
Unvested & Accelerated	—	—	—	782,508	889,367	889,367	889,367
Performance Shares	—	316,853(4)	—	767,286(4)	813,104	316,853(4)	316,853(4)
Benefits and Perquisites
Health & Dental Insurance(5)	—	—	—	19,400	19,400	—	—
Supplemental Disability	—	—	—	—	—	—	801,860(6)
Retiree Medical(7)	—	—	—	—	—	—	—
Life Insurance	—	—	—	4,000(8)	4,000(8)	819,000(9)	—
Outplacement	—	—	—	15,000	15,000	—	—
280G Tax Gross Up(10)	—	—	—	—	—	—	—
Total	—	521,603	—	2,509,569	3,652,140	2,229,970	2,212,830

Footnotes to the Tables

(1)	Additionally, upon a change in control, our named executive officers would receive certain payments regardless of employment termination, which payments consist of (i) acceleration of any unvested option, restricted stock and performance share awards (at a target performance level) and (ii) a pro-rata change in control bonus which is described more fully in “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.” The amounts are reflected in this column.

(2)	This number is presented assuming that Alpha exercised its rights under Mr. Crutchfield’s Employment Agreement to subject him to the non-solicitation and non-competition provisions of his agreement in the event of his voluntary resignation.

(3)	The amounts reflect an assumption that our Compensation Committee has exercised its discretion to approve the payment of a pro-rata bonus under the AIB under the circumstances of death, disability or retirement, and that performance goals were achieved at target.

(4)	The amounts reflect an assumption that performance was achieved at the target award level. In the case of retirement for all the named executive officers, the amounts reflect an assumption that our Compensation Committee determined the employment termination to be retirement.

(5)	For Messrs. Quillen, Crutchfield, McMillion and Porco, “Health & Dental” benefit expense reflects cumulative COBRA costs for applicable continuation period based on 2008 COBRA rates which are adjusted for expected increases in 2009 and 2010. For 2009, the adjustment for the expected increase is 9.0% for medical, 6.0% for dental, and 2.9% for vision. For 2010, the adjustment for the expected increase is 8.0% for medical, 5.5% for dental, and 2.4% for vision (which would only apply in the case of Mr. Quillen). In the case of Mr. Stuebe, he is older than age 65 and thus he would not be entitled to the additional health and life benefits set forth in the Separation Plan.

(6)	These amounts represent the expected cumulative monthly benefit payments (to be paid by the issuing insurance company), for the maximum duration under the terms of the policy for each individual. The maximum duration is based on the age of the insured as of the date of disability such that each of Messrs. Quillen, Crutchfield, McMillion and Porco would be entitled to receive benefits until age 65 (should they remain disabled until such age). In the case of Mr. Stuebe, he would be entitled to benefits for 24 months because of his age as of December 31, 2007.

(7)	As of December 31, 2007, each of Messrs. Stuebe, Crutchfield, McMillion and Porco do not meet the eligibility criteria for retiree medical coverage and thus coverage also would not be available to their respective spouses. In the case of Mr. Quillen, the amount represents the present value of his Company-provided retiree medical benefits, reflecting a discount rate of 6.44%.

(8)	Life insurance expense represents the sum of monthly premiums to be paid by us.

(9)	Life insurance expense represents the premiums to be paid by the Company and, in the case of death, the lump sum benefit payable by the insurance carrier under the terms of the insurance policy. The benefit for the executive/manager class is three times annual base salary.

(10)	This calculation is an estimate for proxy disclosure purposes only. Payments on an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, and reasonable compensation analyses. Assumptions used in the proxy statement include: (i) highest marginal federal, Virginia state and FICA tax rates of 35%, 6.00% and 1.45% respectively (the state tax rates for executives residing in Pennsylvania and West Virginia are 9.99% and 8.75% respectively); (ii) stock options are assumed to be fully vested and/or exercisable and valued based on the spread of the option and the parachute portion is determined in accordance with Rev. Proc. 98-34 and Q&A 24(c) of Code Section 280G; (iii) restricted stock is assumed to be fully vested and is valued at the stock price on the date of termination, the parachute portion is determined in accordance with Rev. Proc. 98-34 and Q&A 24(c) of Code Section 280G; (iv) performance shares are assumed to be fully vested at target levels, are valued at the stock price on the date of termination and are considered 100% parachute (we did not take the position that any part of performance based equity was reasonable compensation for services prior to the change in control); (v) present values were determined using 120% of the following December semi-annual applicable federal rates — (a) short — 4.61% for payments made less than three years from the date of termination; (b) medium — 4.91% for payments made between 3 years and 9 years from the date of termination; and/or (c) long — 5.60% for payments made after 9 years from the date of termination; and (vi) no value was attributed to the non-competition covenants.

Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control

The following narrative is provided to describe the plans, arrangements, and agreements that relate to the potential payments set forth in the tables above. The definitions of terms used in such plans, arrangements and agreements are set forth in “Definitions” herein.

Employment Agreements

The Employment Agreements with Messrs. Quillen and Crutchfield provide for certain additional payments to them under circumstances such as their resignation for good reason, employment termination without employer cause or upon a “change in control.”

Messrs. Quillen’s and Crutchfield’s Employment Agreements provide that in the event of a change in control, each executive will receive a minimum lump-sum cash payment equal to his pro-rata target bonus for the year in which the change in control occurs, which is based on the portion of the year, that such executive was employed by us prior to the change in control.

In general, we may terminate either Mr. Quillen’s or Mr. Crutchfield’s employment at any time and for any reason and either of them may resign at any time and for any reason, subject to applicable notice periods. If either Mr. Quillen or Mr. Crutchfield retires, elects not to renew the term of the agreement or voluntarily terminates (other than for good reason), or is terminated by us for employer cause, he will be entitled, subject to his execution of a release, to the following: (i) any accrued base salary and other amounts accrued and/or owing to him, (ii) if applicable, retiree medical benefits under our retiree medical benefit plan, and (iii) such other amounts as determined by our Compensation Committee or Board.

If either Mr. Quillen’s or Mr. Crutchfield’s employment terminates due to permanent disability or death, he (or his estate) will be entitled to the following: (i) any accrued base salary and other amounts accrued and/or owing to him, (ii) a pro-rata share of any individual bonuses or individual incentive compensation, based on target levels set for such bonuses and the portion of the year in which he was employed by us, and (iii) if applicable, retiree medical benefits under our retiree medical benefit plan.

If either Mr. Quillen or Mr. Crutchfield resigns for good reason or we terminate his employment without cause (including not renewing the term), he will be entitled, subject to his execution of a release, to the following:

(i) two times his base salary and target bonus, which will generally be paid in equal installments in accordance with our customary payroll practices during the period commencing on the effective date of employment termination and ending on the earlier to occur of (A) the 24-month anniversary of the effective date of employment termination or (B) the date he violates the intellectual property, confidentiality, non-competition or non-solicitation covenants of the employment agreement;

(ii) a lump sum payment of his pro-rata share of any individual bonuses or individual incentive compensation, based on target levels set for such bonuses and the portion of the year in which he was employed by us;

(iii) any accrued base salary and other amounts accrued and/or owing to him; and

(iv) certain health and welfare benefits until the earlier to occur of: (x) his reaching the age of 65, (y) his obtaining substantially similar benefits from another employer, or (z) in the case of Mr. Quillen, the 24-month anniversary of the employment termination date, and in the case of Mr. Crutchfield, the expiration of the COBRA continuation period (generally 18 months).

If either Mr. Quillen’s or Mr. Crutchfield’s employment is terminated during the 90 days prior to, on or within one year after a change in control by either of them for good reason or us other than for (x) employer cause, (y) death or (z) permanent disability, each of them will be entitled, subject to his execution of a release, to the following:

(i) a lump sum payment equal to a multiple of his base salary and target bonus (three times, in the case of Mr. Quillen, and two and one-half times in the case of Mr. Crutchfield);

(ii) a lump sum payment of a pro-rata share of any individual bonuses or individual incentive compensation, based on target levels set for such bonuses and the portion of the year in which he was employed by us;

(iii) any accrued base salary and other amounts accrued and/or owing to him;

(iv) certain health and welfare benefits until the earlier to occur of: (x) his reaching the age of 65, (y) his obtaining substantially similar benefits from another employer, or (z) in the case of Mr. Quillen, the 36-month anniversary of the employment termination date, and in the case of Mr. Crutchfield, the expiration of the COBRA continuation period;

(v) a cash payment equal to the difference between the present value of any accrued pension benefits under our pension plans and the present value of the accrued pension benefits to which he would have been entitled to under the pension plans if he had continued participation in those plans for the applicable service period after the employment termination date (36 months for Mr. Quillen and 24 months for Mr. Crutchfield); and

(vi) a cash payment of $15,000 to cover outplacement assistance services and other expenses associated with seeking another position.

Mr. Crutchfield’s Employment Agreement further provides that if he voluntarily terminates his employment with us during the term or we elect not to renew the term of his employment agreement, the non-competition and non-solicitation provisions of his agreement will only apply if we, at our option, invoke such provisions by written notice to him and pay him the following: (i) one and one-half times his base salary in effect as of the termination of his employment plus (ii) one and one-half times his target bonus for the year in which the effective date of his termination of employment occurs, which will generally be paid to him in equal installments in accordance with our payroll practices during the period commencing on the effective date of termination of employment and ending on the earlier to occur of (x) the 12-month anniversary of the effective date of employment termination or (y) the date he violates any of the intellectual property, confidentiality, non-competition and/or non-solicitation covenants of his employment agreement.

In addition, in the event either Mr. Quillen’s or Mr. Crutchfield’s employment is terminated due to death, permanent disability, for good reason or without cause, any unvested portion of equity awards granted to him by us, after the date of his employment agreement, will vest in full and, in the case of stock options, such options will remain exercisable until the earlier to occur of the expiration of the applicable option term or a specified anniversary of his employment termination date (the third anniversary for Mr. Quillen and the second anniversary for Mr. Crutchfield); provided, however, that the payment of performance-based awards will continue to be subject to the attainment of performance goals.

In the event that any payments or distributions to Messrs. Quillen or Crutchfield would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the agreement obligates us (subject to certain exceptions) to pay him an additional tax gross-up payment such that the net amount retained by him, after deduction of any excise tax imposed under Section 4999 of the Code and any taxes imposed upon the gross-up payment itself, is equal to the amount that would have been payable or distributable to him if such payments or distributions did not constitute excess parachute payments.

Under the terms of the Employment Agreements, Messrs. Quillen and Crutchfield have also agreed to certain confidentiality, non-competition and non-solicitation obligations. These provisions essentially provide that, (i) during the term of their respective employment and thereafter, each of Messrs. Quillen and Crutchfield must keep all non-public business information, including information relating to the business, financial condition and strategic options, and trade secrets regarding Alpha, and our affiliates and subsidiaries, confidential and (ii) for a period of one year following his employment by us, neither of Messrs. Quillen or Crutchfield will (A) engage in any line of business, property or project which is, directly or indirectly, competitive with any business that we or our affiliates or subsidiaries engage in or is planning to engage in during the term of employment, whether as an associate, officer, principal, manager, member, advisor, agent, partner, director, material stockholder, employee or consultant, or otherwise, within the territory designated in the agreement, (B) solicit or induce any employee to interfere with our business or operations or to leave us or any of our affiliates or subsidiaries, (C) influence or attempt to influence our customers, distributors or suppliers to divert their business from us or any of our affiliates or subsidiaries or (D) acquire or attempt to acquire any business in the designated territory to which we or any of our affiliates or subsidiaries, prior to the termination of the term of employment, has made an acquisition proposal relating to the possible acquisition of such business, or has planned, discussed or contemplated making such an acquisition proposal. In the case of Mr. Quillen, the designated territory encompassed by his non-competition and non-solicitation obligations is the contiguous United States. In the case of Mr. Crutchfield, the designated territory encompassed by his non-competition and non-solicitation obligations is any state in which we or our affiliates or subsidiaries conducts operations during the term of his employment.

Key Employee Separation Plan

Our Compensation Committee approved the Separation Plan, and three of our named executive officers, Messrs. McMillion, Porco and Stuebe, among other officers, are participants in the plan.

In the event of a “change in control,” participants will be entitled to receive a lump-sum cash payment equal to such participant’s pro-rata target annual bonus for the year in which the change in control occurs.

Contingent upon the participant’s execution of a general release, non-disparagement and non-competition agreement, in the event a participant’s employment is terminated by us without cause or by a participant for good reason prior to the 90 days preceding a change in control, the participant will be entitled to receive the following:

(i) his or her base salary and target bonus multiplied by the applicable benefit factor (in the case of each of Messrs. McMillion, Porco and Stuebe, such factor is one and one-half);

(ii) a pro-rata share of any individual annual cash bonuses or individual annual cash incentive compensation, based on target levels set for such bonuses and the portion of the year in which such participant was employed by us;

(iii) any accrued base salary and other amounts accrued and/or owing to such participant;

(iv) certain health and welfare benefits until the earlier to occur of: (x) such participant reaching the age of 65, (y) such participant obtaining substantially similar benefits from another employer, or (z) the expiration of the COBRA continuation period;

(v) a cash payment equal to the difference between the present value of any accrued pension benefits under our pension plans and the present value of the accrued pension benefits to which such participant would have been entitled under the pension plans if he or she had continued participation in those plans for the applicable service period (in the case of each of Messrs. McMillion, Porco and Stuebe, such period is 18 months) after the employment termination date; and

(vi) a cash payment of $15,000 to cover outplacement assistance services and other expenses associated with seeking another position.

All of the above payments are generally required to be made, in lump sum, no later than 60 days after the employment termination date.

Contingent upon the participant’s execution of a general release, non-disparagement and non-competition agreement, in the event the participant’s employment is terminated by us without cause or by participant for good reason during the 90 days prior to, on or within one year after a change in control, the participant will be entitled to receive the following:

(i) his or her base salary and target bonus multiplied by the applicable benefit factor (in the case of each of Messrs. McMillion, Porco and Stuebe, that factor is two);

(ii) a pro-rata share of any individual annual cash bonuses or individual annual cash incentive compensation, based on target levels set for such bonuses and the portion of the year in which such participant was employed by us;

(iii) any accrued base salary and other amounts accrued and/or owing to such participant;

(iv) certain health and welfare benefits until the earlier to occur of: (x) such participant reaching the age of 65, (y) such participant obtaining substantially similar benefits from another employer, or (z) the expiration of the COBRA continuation period;

(v) a cash payment equal to the difference between the present value of any accrued pension benefits under our pension plans and the present value of the accrued pension benefits to which such participant would have been entitled under the pension plans if he or she had continued participation in those plans for the applicable service period (in the case of each of Messrs. McMillion, Porco and Stuebe, such period is 24 months) after the employment termination date; and

(vi) a cash payment of $15,000 to cover outplacement assistance services and other expenses associated with seeking another position.

All of the above payments are generally required to be made, in lump sum, no later than 60 days after the employment termination date.

In the event of a termination of a participant’s employment with us under the circumstances described above, any unvested portion of equity awards granted to any participant by us, after the effective date of the plan, will vest in full and, in the case of stock options, such options will remain exercisable until the earlier to occur of the expiration of the applicable option term or the one year anniversary of the employment termination date; provided, however, that the payment of performance-based awards will continue to be subject to the attainment of performance goals.

Under the terms of the Separation Plan, Messrs. McMillion, Porco and Stuebe and other participants must agree, prior to their receipt of any payments or benefits thereunder, to execute a general release, non-disparagement and non-competition agreement. These provisions essentially provide that, (i) each of

Messrs. McMillion, Porco and Stuebe will keep all non-public business information, including information relating to the business, financial condition and strategic options, and trade secrets regarding Alpha, our affiliates and subsidiaries, confidential and (ii) for a period of one year following his employment by us, none of Messrs. McMillion, Porco and Stuebe will (A) engage in any line of business, property or project which is, directly or indirectly, competitive with any business that we or our affiliates or subsidiaries engages in or is planning to engage in during the term of employment, whether as an associate, officer, principal, manager, member, advisor, agent, partner, director, material stockholder, employee or consultant, or otherwise, within the contiguous United States, (B) solicit or induce any employee to interfere with our business or operations or to leave us or any of our affiliates or subsidiaries, (C) influence or attempt to influence our customers, distributors or suppliers to divert their business from us or any of our affiliates or subsidiaries or (D) acquire or attempt to acquire any business in the contiguous United States to which we or any of our affiliates or subsidiaries, prior to the termination of the term of employment, has made an acquisition proposal relating to the possible acquisition of such business, or has planned, discussed or contemplated making such an acquisition proposal.

Vesting Provisions Regarding Options, Performance Shares and Restricted Stock Awards

As discussed more fully under “Executive Compensation — Additional Information Regarding Our Summary Compensation Table and Grants of Plan-Based Awards Table,” the 2004 Plan and 2005 Long-Term Incentive Plan provide for the granting of a variety of awards, including non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, dividend equivalents, performance-based awards and other stock-based awards.

With respect to option awards, the option agreements provide that, in the event of a termination, other than for death, disability, normal retirement or upon a change in control, then-vested options will be exercisable by the option holder for the lesser of (i) 90 days from the first day after the date of termination or (ii) the remaining term of the option. Upon an optionee’s termination as a result of death or disability, then-vested shares will remain exercisable for the lesser of (i) one year from the first day after the date of termination or (ii) the remaining term of the option. Upon termination as a result of retirement at or after an optionee’s normal retirement age, then-vested shares will remain exercisable for the lesser of (i) three months from the first day after the date of retirement or (ii) the remaining term of the option. Additionally, if a change in control occurs, the option agreement provides that the options will accelerate and vest immediately prior to the consummation of the change in control, and our Board or committee that is responsible for administering the plan has discretion to provide that, upon termination in connection with a change in control, the optionees will receive (i) payment of an amount equal to the excess, if any, of the fair market value of the vested but unexercised option shares over the aggregate exercise price of such option shares, and/or (ii) issuance of substitute awards for the vested but unexercised portion of the option.

With respect to performance share awards, in the event of a participant’s termination, other than as set forth below, any performance shares, whether earned or unearned, will automatically be cancelled and forfeited in their entirety. If, during the performance period, the participant ceases to be employed by us as a result of the participant’s permanent disability or death, the participant’s employment is terminated by us other than for cause, or the participant ceases to be employed by us as a result of the participant’s retirement, the participant will be entitled to receive a prorated portion of the shares earned pursuant to the performance share award, determined at the end of the performance period based on the ratio of the number of complete months the participant is employed or serves during the performance period to the total number of months in the performance period. In the event of a change in control, the performance shares will vest and be paid out at the target award level contemporaneous with the consummation of the change in control.

With respect to restricted stock awards, in the event of a participant’s employment termination, other than as set forth below, any unvested restricted shares will be forfeited and the holder shall assign and transfer such forfeited shares back to us. In the event of participant’s death or permanent disability or immediately prior to the occurrence of a change in control, all unvested shares of restricted stock will automatically vest, and in the event of a participant’s termination by us without cause, the vesting schedule is accelerated by three months.

Definitions

For purposes of the above-described agreements, plans and arrangements, the following definitions apply:

1. “Change in Control” is defined in the Employment Agreements and the Separation Plan to mean the occurrence of any of the following: (i) any merger, consolidation or business combination in which the stockholders of Alpha immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (ii) the sale of all or substantially all of our assets in a single transaction or a series of related transactions, (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of our outstanding common stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (iv) the stockholders of Alpha approve any plan for the dissolution or liquidation of Alpha, or (v) a contested election of directors, as a result of which or in connection with which the persons who were our directors before such election or their nominees cease to constitute a majority of our Board.

2. “Change in Control” is defined in the stock option agreements, restricted stock award agreements and performance share award agreements to mean (i) any merger, consolidation or business combination in which the stockholders of Alpha immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (ii) the sale of all or substantially all of Alpha’s assets in a single transaction or a series of related transactions, (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding common stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (iv) the stockholders of Alpha approve any plan for the dissolution or liquidation of Alpha, or (v) a contested election of directors, as a result of which or in connection with which the persons who were directors of Alpha before such election or their nominees cease to constitute a majority of the Board, and, with respect to the stock option agreements, any other event specified by our Board or a committee designated by the Board.

3. “Good Reason” is defined in Mr. Quillen’s Employment Agreement to mean a termination of employment by him because of: (i) the assignment to him of any significant duties materially inconsistent with his status as an officer of Alpha or a substantial diminution in the nature of his responsibilities or status (including, without limitation, being required to report to any person other than the Board without his prior written consent, (ii) a material breach by Alpha of any material provision of his Employment Agreement, (iii) a relocation of our principal place of business or of his office to a location that increases his normal work commute by more than 50 miles, or (iv) any illegal activity or material violation of governmental laws, rules or regulations by Alpha or our Board in connection with Alpha or any of its affiliates or subsidiaries; provided, that such illegal activity or material violation could reasonably be expected to have a material adverse effect on Alpha and its affiliates or subsidiaries, taken as a whole.

4. “Good Reason” is defined in Mr. Crutchfield’s Employment Agreement to mean a termination of employment by him because of: (i) a material reduction in his (1) annual base salary or (2) target bonus opportunity (unless such reduction in (1) and/or (2) relates to an across-the-board reduction similarly affecting him and all or substantially all other executives of Alpha and its affiliates and subsidiaries), (ii) a failure to provide him with the opportunity to participate in any of our equity-based plans on a similar basis to those of other similarly situated Alpha executives; (iii) a material adverse change in his position, authority, duties or responsibilities, caused by Alpha, which results in a significant diminution in his position, authority, duties or responsibilities, including without limitation, him being required to report to any person other than the CEO, except in connection with a termination of his employment with Alpha for permanent disability, employer cause, death or temporarily as a result of his incapacity or other absence for an extended period, (iv) a relocation of our principal place of business or of his office to a location that increases his normal work commute by more than 50 miles, or (v) any illegal activity or material violation of governmental laws, rules or regulations by Alpha or our Board in connection with Alpha or any of its affiliates or subsidiaries; provided, that such illegal activity or material violation could reasonably be expected to have a material adverse effect on Alpha and its affiliates or subsidiaries, taken as a whole.

5. “Good Reason” is defined in our Separation Plan to mean a termination of employment by an employee because of: (i) a material reduction in employee’s (1) annual base salary or (2) target bonus opportunity (unless such reduction in (1) and/or (2) relates to an across-the-board reduction similarly affecting the employee and all or substantially all other executives of Alpha and its affiliates and subsidiaries), (ii) a failure to provide employee with the opportunity to materially participate in any material equity-based plans of the Company and its affiliates on a similar basis to those of other similarly situated Alpha executives; (iii) a material adverse change in employee’s position, authority, duties or responsibilities, caused by Alpha, which results in a significant diminution in employee’s position, authority, duties or responsibilities, including without limitation, employee being required to report to any person other than their supervisor(s) (on the date of the commencement of their participation in the Separation Plan) or such other person of more senior rank and authority than such supervisor(s), except in connection with (A) a reassignment to a new job position, or (B) a termination of the employee’s employment with the Company for disability, cause, death, or temporarily as a result of employee’s incapacity or other absence for an extended period, (iv) a relocation of our principal place of business or of our executive’s office to a location that increases his normal work commute by more than 50 miles, or (v) any illegal activity or material violation of governmental laws, rules or regulations by Alpha or our Board in connection with Alpha or any of its affiliates or subsidiaries; provided, that such illegal activity or material violation could reasonably be expected to have a material adverse effect on Alpha and its affiliates or subsidiaries, taken as a whole.

6. “Disability” is defined in the Separation Plan, and “Permanent Disability” is defined in the employment agreements, the restricted stock award agreements and performance share award agreements, to mean the employee’s physical or mental incapacity to perform his or her usual duties with such condition likely to remain continuously and permanently as determined by Alpha.

7. Under the terms of the Employment Agreements, “retirement” means the employee’s retirement at or after normal retirement age (either voluntarily or pursuant to Alpha’s retirement policy) and under the terms of the performance share award agreements, “retirement” means the employee’s retirement at normal retirement age, as prescribed from time to time by our employment or retirement policies then in effect, or retirement under circumstances approved by a committee of our Board (either before or after retirement).

8. Under the terms of the Employment Agreements and the Separation Plan, “employer cause” means termination of employment by Alpha for any of the following: (i) employee’s gross negligence or willful misconduct in the performance of the duties and services required of him, (ii) employee’s final conviction of, or plea of guilty or nolo contendere to, a felony or his engaging in fraudulent or criminal activity relating to the scope of his employment (whether or not prosecuted), (iii) a material violation of our Code of Business Ethics, (iv) any continuing or repeated failure to perform the duties as requested in writing by the employee’s supervisor(s) or the Board after employee has been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach, (v) the commission of a felony or crime involving moral turpitude, (vi) conduct which brings Alpha and/or any of its affiliates or subsidiaries into public disgrace or disrepute in any material respect and (vii) with respect to Messrs. Quillen and Crutchfield, his material breach of any material provision of his Employment Agreement, provided that he has received written notice from Alpha and been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach. In all other cases, “cause” shall be as defined by our employment policies in effect at the time of termination.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information Table

Number of
Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options, Warrants	Options, Warrants	Securities Reflected
	and Rights	and Rights	in Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,494,433 (1)	$17.51 (2)	1,068,345 (3)
Equity compensation plans not approved by security holders	—	—	—
Total	1,494,433	$17.51	1,068,345

(1)	Of this total, 744,692 are outstanding stock options, 11,131 are restricted stock units, and 738,610 are performance share units (assuming performance at a maximum level).

(2)	The weighted average exercise price does not take into account the restricted stock units and performance shares.

(3)	The entire amount is available for awards under the plan, including options. The 2005 Long-Term Incentive Plan authorizes the issuance of an aggregate of up to 3,338,841 shares (as restricted stock, restricted stock units, performance grants, pursuant to the exercise of stock options or stock appreciation rights or in payment, or pursuant to the exercise, of such other awards as the Compensation Committee, in its discretion, may determine). Under “Proposal 2 — Amendment and Restatement of 2005 Long-Term Incentive Plan,” the 2005 Long-Term Incentive Plan is proposed to be amended to authorize the issuance of an aggregate of up to an additional 5,500,000 shares for awards granted under the plan.

TRANSACTIONS WITH RELATED PERSONS

Transactions

Mr. Mende served on our Board until January 3, 2007, and he is an executive officer of AMCI and owns interests in AMCI and its affiliates. The following is a description of certain transactions since

January 1, 2007 in which we were a participant and that related to Mr. Mende, and/or AMCI and their respective affiliates.

Coal Transactions with the AMCI Affiliates

Mr. Mende is a member of the board of directors of AMCI Australia PTY Ltd., one of the entities affiliated with AMCI and with which we have engaged in coal sale transactions in the aggregate amount of $14,714,855 for the fiscal year ended December 31, 2007. We are obligated to deliver 500,000 firm tons and 250,000 optional tons of coal during April 2006 through March 2007 to AMCI Australia PTY Ltd. under an arrangement whereby we sell coal to AMCI Australia PTY Ltd. at a price that is $1.00 per metric ton less than the price at which AMCI Australia PTY Ltd. resells the coal to an international customer.

Additionally, AMCI, an entity owned by Mr. Mende, facilitated coal transactions between Alpha and an international buyer aggregating $10,213,457 for the year ended December 31, 2007.

We also made coal purchases totaling $651,164.42 for the year ended December 31, 2007 from XCoal Energy and Resources, an entity in which Mr. Mende owns more than a 10% equity interest. We had sales of $659,894.46 to XCoal Energy Resources for the year ended December 31, 2007.

Investment in Excelven Pty Ltd.

In August 2004, we and affiliates of AMCI (the “AMCI Parties”) entered into an agreement with Excelven Pty Ltd. (“Excelven”), pursuant to which we agreed to acquire a 24.5% interest in Excelven for a purchase price of $5.0 million in cash, and the AMCI Parties agreed to acquire a 24.5% interest in Excelven for a purchase price of $5.0 million in cash. Excelven, through its subsidiaries, owns the rights to the Las Carmelitas mining venture in Venezuela and the related Palmarejo export port facility on Lake Maracaibo in Venezuela. We and the AMCI Parties each funded $3.25 million of our respective subscription obligations in September 2004, an additional $1.25 million in December 2004 and the remaining $500,000 in March 2005. The Las Carmelitas mine, which is not yet in operation, is currently expected to produce approximately two million tons of low sulfur thermal coal per year over a 15-year mine life. The project is currently in the developmental stage.

Transactions in Connection with Internal Restructuring

On February 11, 2005, we and ANR Holdings, LLC completed a series of transactions in connection with our internal restructuring which involved transactions with the AMCI Parties and certain of our managers and key employees. These transactions included the following:

•	Amendment to AMCI Related Agreements: We amended certain of the post-closing arrangements that were part of our 2003 acquisition of U.S. AMCI from the AMCI Parties. In connection with our internal restructuring, the AMCI Parties posted for our benefit a letter of credit that provides, for a period of ten years, financial assurances supporting the obligations of the AMCI Parties to indemnify us under the contribution agreement in respect of certain retiree medical liabilities. The letter of credit is initially in the amount of $6.8 million, declining to $3.8 million in the sixth and seventh years, and further declining to $1.8 million in the eighth through tenth years. We also terminated an escrow of $2.8 million in respect of certain retiree medical liabilities retained by the AMCI Parties and certain arrangements under which the AMCI Parties could have been required to transfer some of their membership interests in ANR Holdings, LLC to another person as security for certain indemnification and escrow obligations by the AMCI Parties.

•	Releases and Indemnities: Each former member of ANR Holdings, LLC (including members of our management team) released us and our past, present and future affiliates from any and all claims such member may have against ANR Holdings, LLC relating to events occurring prior to the closing. We, in turn, agreed to indemnify them with respect to any action which may be brought against any former member by reason of the fact that the member was a member, managing member, executive committee member or officer of ANR Holdings, LLC prior to the closing of the internal restructuring, other than with respect to any acts committed in bad faith or that were the result of active and deliberate dishonesty or from which the member gained financial profit or another advantage to which the member was not legally entitled.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Our Board approved and adopted a written policy which details the procedures for the review, approval and monitoring of transactions involving us and “related persons” (directors, executive officers, nominees to become directors, stockholders owning more than 5% of our common stock, any immediate family member of any of the foregoing persons, or any entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect interest).

Approval Procedures.  Whenever a director or executive officer of the Company has any question about whether he or she (or an immediate family member) has an indirect material interest in a transaction between the Company and another entity, person or organization, the director or executive officer shall review the matter with the General Counsel. Once identified, the following are the steps we take with respect to approving related party transactions or their amendment:

•	Prior to entering into a transaction covered by the policy, notice will be given to our General Counsel of the facts and circumstances of the proposed transactions including (i) the related person’s relationship to us and interest in the transaction, (ii) material facts of the proposed transaction (including proposed aggregate value or, in the case of indebtedness, amount of principal that is involved), (iii) benefits to us of the proposed transaction, (iv) if applicable, the availability of other sources of comparable products or services, and (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Our General Counsel will assess whether the proposed transaction is a related person transaction for purposes of the policy.

•	If our General Counsel determines that the proposed transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at the next committee meeting or, in those instances in which our General Counsel, in consultation with our Chief Executive Officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to our Chairman of the Audit Committee (who will possess delegated authority to act between committee meetings).

•	Our Chairman of the Audit Committee or our Audit Committee, as applicable, will consider the facts and circumstances of the proposed transaction. After our Chairman of the Audit Committee or our Audit Committee, as applicable, makes a determination regarding the proposed transaction, such decision will be conveyed to our General Counsel who will communicate their decision to the appropriate persons at Alpha. In the event our Chairman of the Audit Committee reviews the proposed transaction and makes a decision with respect thereto, he will report the same to our Audit Committee at its next meeting.

Ratification Procedures.  In connection with this process or otherwise, if our Chief Executive Officer, Chief Financial Officer, or General Counsel becomes aware of a “related person” transaction that has not been previously approved or ratified under our policy, the following steps are taken:

•	If the transaction is pending or on-going, it will be submitted to our Chairman of the Audit Committee or Audit Committee, as applicable, who will consider all of the facts and circumstances and, based on that review, evaluate all options including ratification, amendment or termination of such transaction.

•	If the transaction is completed, our Chairman of the Audit Committee or Audit Committee, as applicable, will evaluate the transaction to determine if rescission of the transaction or disciplinary action is appropriate and will request our General Counsel to evaluate our controls and procedures to ascertain the reason the transaction was not submitted in accordance with the approval procedures described above and whether any changes to those procedures are recommended.

Ongoing Transactions.  At our Audit Committee’s first meeting of each fiscal year, our committee will review any previously approved or ratified “related person” transactions that remain on-going. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the committee shall determine if it is in the best interests of the Company and its stockholders to continue, modify or terminate the related person transaction.

Since January 1, 2007, no related person transactions have occurred where our policies and procedures then in effect did not require review, approval or ratification or where such policies and procedures were not followed.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and the persons who beneficially own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC. Copies of all filed reports are required to be furnished to us. Based solely on a review of the copies of the Form 3, 4, and 5 reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during the fiscal year ended December 31, 2007, except as follows: (i) Mr. Brown did not timely file Form 4s reflecting the sale of 2,863 shares on January 5, 2007 or the acquisition of 33,201 shares of restricted stock on January 16, 2007; (ii) Mr. Crutchfield did not timely file a Form 4 reflecting the acquisition of 52,551 shares of restricted stock on January 16, 2007; (iii) Mr. Draper did not timely file Form 4s reflecting the acquisition of 222 restricted stock units on January 5, 2007, the acquisition of 80 restricted stock units on January 16, 2007, the acquisition of 1,671 restricted stock units on August 1, 2007, or the acquisition of 74 restricted stock units on November 8, 2007; (iv) Mr. Fox did not timely file Form 4s reflecting the acquisition of 110 restricted stock units on January 5, 2007, the acquisition of 40 restricted stock units on January 16, 2007, the acquisition of 836 restricted stock units on August 1, 2007 or the acquisition of 74 restricted stock units on November 8, 2007; (v) Mr. Groves did not timely file a Form 4 reflecting the sale of 1,994 shares on January 5, 2007; (vi) Mr. Neely did not timely file a Form 4 reflecting the acquisition of 5,250 shares of restricted stock on January 22, 2007; (vii) Mr. Porco did not timely file Form 4s reflecting the sale of 1,284 shares on January 5, 2007 or the acquisition of 20,802 shares of restricted stock on January 16, 2007; (viii) Mr. Quillen did not timely file Form 4s reflecting the acquisition of 75,000 shares of restricted stock on January 16, 2007 or the acquisition of 3,051 shares of restricted stock on February 26, 2007; and (ix) Mr. Stuebe did not timely file Form 4s reflecting the sale of 2,629 shares on January 5, 2007 or the acquisition of 18,552 shares of restricted stock on January 16, 2007. Each of these transactions has subsequently been reported.

AUDIT COMMITTEE REPORT

Our Audit Committee is responsible for monitoring the quality, reliability and integrity of our accounting policies and financial statements; overseeing our compliance with legal and regulatory requirements; and reviewing the independence, qualifications and performance of our internal and external auditors. Management has primary responsibility for the preparation of our financial statements and the development and maintenance of adequate systems of internal accounting and financial controls. The auditors, both internal and independent, have responsibility then to review and audit, when appropriate, those financial statements. Based upon the audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the independent accountants are responsible for expressing an opinion on the financial statements. Our Audit Committee monitors and oversees all of these processes.

Our Audit Committee has discussed with KPMG LLP its independence from us and our management, and has received the written disclosures and letter from the independent auditor required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T. In addition, our Audit Committee has discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU § 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which was superseded by Statement on Auditing Standards No. 114 effective December 15, 2006 (Communication with Audit Committees)

Our Audit Committee has considered whether the independent auditor’s provision of non-audit services to us is compatible with the auditor’s independence. The committee has concluded that the independent auditor is independent from us and our management. The committee has reviewed with the independent accountants and the Director of Internal Audit the scope and plans for their respective audits.

Our Audit Committee has met and discussed with management and the independent auditor the fair and complete presentation of our consolidated financial statements. The committee has discussed significant accounting policies applied in the consolidated financial statements, as well as alternative treatments. Management has represented that the consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, and our Audit Committee has reviewed and discussed the consolidated financial statements with both management and the independent auditor.

Based on the foregoing reviews and discussions, our Audit Committee recommended to our Board the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC. In addition, the committee has selected KPMG LLP as our independent auditor for 2008.

The committee’s charter is available on our website at www.alphanr.com.

The Audit Committee

Glenn A. Eisenberg, Chairman
Mary Ellen Bowers
John S. Brinzo
Hermann Buerger

April 2, 2008

PROPOSAL 2 — AMENDMENT AND RESTATEMENT OF 2005 LONG-TERM
INCENTIVE PLAN

Description of the 2005 Long-Term Incentive Plan (Amended and Restated)

We propose to amend and restate our 2005 Long-Term Incentive Plan (the “2005 Plan”). The complete text of the 2005 Plan (as proposed to be amended and restated as described below) is attached as Appendix A to this proxy statement. To the extent the summary description below differs from the 2005 Plan text attached in Appendix A, the text of the 2005 Plan governs the terms and provisions of the 2005 Plan.

Our 2005 Plan is designed to advance our interests and those of our stockholders by providing incentives to certain employees and individuals who perform services for us. The 2005 Plan is administered by our Compensation Committee, which has the exclusive power to select the eligible persons to be granted awards under the plan, to determine the type, size, terms and conditions of any awards that have been granted, to determine the time when awards will be granted, to establish performance objectives, to make any adjustments necessary or desirable as a result of the granting of awards to eligible persons located outside the United States and to prescribe the form of the agreements evidencing awards made under this plan. Awards may, in the discretion of the Compensation Committee, be made under the 2005 Plan in assumption of, or in substitution for, outstanding awards previously granted.

Our Compensation Committee is also authorized to interpret the 2005 Plan and the awards granted under the plan, to establish, amend and rescind any rules and regulations relating to the plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2005 Plan, including the reconciliation of any defect, omission or inconsistency in the plan or in any award made under the plan. Our Compensation Committee may also, in its sole discretion, determine whether a participant has terminated employment with, or the performance of services for, us and the effect, if any, such termination shall have on any award granted under the 2005 Plan.

Any awards under the 2005 Plan will be at the discretion of our Compensation Committee. The Compensation Committee has not approved any awards that are conditioned on stockholder approval of this proposal. For information on awards granted to named executive officers under the 2005 Plan in 2007, see the Grants of Plan-Based Awards Table.

The Board adopted the 2005 Plan (attached hereto as Appendix A) subject to stockholder approval of the 2005 Plan, as amended and restated. Absent such approval, the 2005 Plan, as amended and restated, will not become effective and the 2005 Plan as originally adopted will remain in effect. Therefore, it is not possible at present to determine the amount or form of any award that will be granted or available for grant to any person in the future. Because our executive officers and directors are eligible to receive awards under the 2005 Plan, they may be deemed to have a personal interest in the adoption of this proposal.

The principal differences between the 2005 Plan, as amended and restated, and the plan currently in effect include the following:

•	The 2005 Plan, as amended and restated, proposes to increase the maximum aggregate number of Common Shares available for issuance under the 2005 Plan from 3,338,841 to 8,838,841; and

•	The 2005 Plan, as amended and restated, proposes to incorporate certain provisions to ensure that the Company can continue to make awards under the 2005 Plan that are intended to comply with Section 162(m) of the Code, including the incorporation of performance criteria and maximum award limits, which are applicable to certain awards described below.

Types of Awards.  The 2005 Plan consists of the following components, each of which may be granted alone or in any combination thereof: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, (v) performance grants and (vi) other share-based awards deemed by the Compensation Committee, in its discretion, to be consistent with the purposes of the 2005 Plan.

Participation.  Consistent with the purposes of the 2005 Plan, the Compensation Committee has exclusive power to select the persons who may participate in this plan and may grant awards under the plan to full- or part-time employees or other individuals who perform services for the Company or a parent, subsidiary or affiliate, including, without limitation, directors who are not employees and consultants and independent contractors who perform services for the Company or a parent, subsidiary or affiliate.

Maximum Number of Shares that May be Issued/Award Limitations.  The maximum aggregate number of common shares available for issuance under awards granted under the 2005 Plan, including incentive stock options, shall be 8,838,841. Pursuant to the terms of the 2005 Plan and subject to possible adjustments provided for in the plan, no eligible person may receive in any one fiscal year: (i) stock options or stock appreciation rights for more than 250,000 common shares; (ii) performance grants (denominated in common shares) for more than 250,000 common shares; and (iii) performance grants (denominated in cash) for more than $5,000,000. If any common shares covered by an award terminate, lapse, are forfeited or cancelled, or such award is otherwise settled without the delivery of the full number of common shares underlying the award, including common shares withheld to satisfy tax withholding obligations, then such common shares to the extent of any such forfeiture, termination, lapse, cancellation, payment, etc., shall again be, or shall become available for issuance under the 2005 Plan; provided, however, that common shares (i) delivered in payment of the exercise price of a stock option, (ii) not issued upon the net settlement or net exercise of stock appreciation rights, or (iii) delivered to or withheld by the Company to pay withholding taxes related to a stock option or stock appreciation right, shall not become available again for issuance under the 2005 Plan.

Stock Options.  Our 2005 Plan permits the granting of options, both incentive stock options and non-qualified stock options, to purchase shares of stock; provided that incentive stock options may only be granted to eligible persons who are our employees or employees of any parent or subsidiary of the Company within the meaning of Code Sections 424(e) and (f), including a subsidiary which becomes such after adoption of the 2005 Plan. Our Compensation Committee determines the number of shares which are to be subject to each stock option and establishes the exercise price at the time each option is granted. The 2005 Plan provides that the option exercise price for each share covered by an option, including incentive and non-qualified stock options, will not be less than the fair market value of a share of Alpha common stock on the date the option is granted and that the term of the option may not exceed ten years from the grant date. The exercise price of an incentive stock option exercisable for the first time by an employee during any calendar year may not exceed $100,000 or such other amount as specified by the Code.

In the case of stock options granted to an employee or of any parent or subsidiary of the Company who owns more than ten percent of the voting power of all classes of Company stock or that of any parent or subsidiary of the Company, the exercise price shall not be less than 110% of the fair market value of a share of common stock on the grant date, and the term of the option may not exceed five years from the grant date.

Stock Appreciation Rights.  An award of stock appreciation rights entitles the holder to exercise such award and to receive, without payment to Alpha, the number of shares having an aggregate value equal to the excess of the fair market value of one common share, at the time of such exercise, over the exercise price, times the number of common shares subject to the award, or portion thereof, that is so exercised. Stock appreciation rights shall have an exercise price of no less than the fair market value of shares covered by the right on the date of grant and shall not be exercisable after the expiration of ten years from the date they are granted. The terms of a stock appreciation right may provide that it shall be deemed to have been exercised at the close of business on the business day preceding the expiration date of the stock appreciation right, or such other date as specified by the Compensation Committee, if at such time such stock appreciation right has a positive value.

Restricted Stock and Restricted Stock Units.  Restricted stock and restricted stock units may also be granted under our 2005 Plan. The standard vesting schedule applicable to awards of restricted stock and restricted stock units shall provide for vesting of such awards, in one or more increments, over a service period of no less than three years; provided, however, this limitation shall not apply to awards granted to non-employee directors of the Board that are received pursuant to the Company’s compensation program applicable to non-employee directors of the Board, or adversely affect a participant’s rights under another plan or agreement with the Company. A recipient of restricted stock will have the right to vote such shares and to receive dividends or other distributions made or paid with respect to such shares. The Compensation Committee may also grant associated awards of dividend equivalents to recipients of restricted stock units.

Performance Grants.  Our Compensation Committee may grant performance grants to eligible persons in the form of cash, shares or any other form of award issuable under the 2005 Plan (or any combination thereof). The Compensation Committee has the sole and complete authority to determine the value of any performance grant to be awarded, the performance period, and the performance criteria to be satisfied within the award period. In relation to any performance grant, the performance period may consist of one or more calendar years or other fiscal period of at least 12 months in length for which performance is being measured. Performance measures may be determined either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, as specified by the Compensation Committee.

With respect to awards that are intended to be performance-based under Section 162(m) of the Code, our Compensation Committee will establish written objective performance goals for each performance period relating to one or more of the following performance measures: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record and/or performance; stock price; return on equity; total or relative increases to stockholder return; return on invested capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.

To the extent consistent with Section 162(m) of the Code, our Compensation Committee may determine, at the time the performance goals are established, that certain adjustments will apply, in whole or in part, to exclude the effect of any of the following occurrences: the impairment of tangible or intangible assets, litigation or claim judgments or settlements, the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, business combinations, reorganizations and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives, currency fluctuations, and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements or notes thereto appearing in Alpha’s annual report for the applicable period.

In addition, the Compensation Committee may, in its sole discretion, establish additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any performance grant and may also retain the discretion to reduce the amount of a performance grant to an eligible person if it concludes that such reduction is necessary or appropriate.

Other Share-Based Awards.  Other share-based awards may also be granted under the 2005 Plan. An “Other Share-Based Award” consists of any right that is not an award described above; and an award of shares or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares (including, without limitation, securities convertible into shares), as deemed by our Compensation Committee to be consistent with the purposes of the 2005 Plan. Subject to the terms of the 2005 Plan and any applicable award agreement, the committee will determine the terms and conditions of any such Other Share-Based Award.

Section 409A.  To the extent any awards under our 2005 Plan are subject to Section 409A of the Code, it is intended that the award will be designed, administered, interpreted and construed in a manner necessary in order to comply with Section 409A or an exception thereto, as more fully described in the 2005 Plan.

Transferability.  No awards granted under the 2005 Plan or any right thereto will be assignable or transferable by a participant except by will or by the laws of descent and distribution; provided, however, the Compensation Committee may permit a transfer to a “permitted transferee,” as defined in the 2005 Plan.

Deferred Payment of Awards.  The payment of awards granted pursuant to the 2005 Plan may, in certain instances, be deferred until a later date, at the Compensation Committee’s sole discretion, in accordance with the provisions of Section 409A of the Code, and the regulations and other binding guidance promulgated thereunder; provided, however, that no deferral will be permitted with respect to options or stock appreciation rights.

Amendment or Substitution of Awards.  Our Compensation Committee may amend or modify any outstanding award granted under our 2005 Plan in its discretion in any manner that it deems appropriate, so long as the committee could grant such amended or modified award under the terms of the plan at the time of such amendment or modification and provided that no such amendment or modification shall: (i) accelerate the vesting or exercisability of any awards other than in connection with a participant’s death, disability, retirement or a change in control or other transaction contemplated by Section 16 of the 2005 Plan; provided further, the foregoing limitation shall not apply to (A) awards for up to five percent (5%) of the aggregate number of common shares authorized for issuance under the 2005 Plan, or (B) any performance grant the payment of which remains contingent upon the attainment of the performance goal; or (ii) adversely affect in a material manner any right of a participant under an award without his or her written consent. Notwithstanding, our Compensation Committee is authorized to modify, amend or terminate any or all of the provisions of an award to the extent necessary to conform the provisions of the award with Section 162(m), Section 409A or any other provision of the Code or other applicable law, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination will adversely affect the rights of a participant. Our Compensation Committee may also, in its discretion, permit award holders to surrender outstanding awards in order to exercise or realize the rights under other awards, or in exchange for the grant of new awards, or require holders of awards to surrender outstanding awards as a condition precedent to the grant of new awards under the plan.

Dilution and Other Adjustments.  In the event a dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, shares, other securities of the Company or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of common shares or other Alpha securities, issuance of warrants or other rights to purchase shares or other Alpha securities or other similar corporate transaction or event affects the shares of the Company such that the Compensation Committee determines that an adjustment is necessary to prevent dilution of the outstanding shares or enlargement of the benefits or potential benefits intended to be made under the 2005 Plan, then the Compensation Committee will have the authority to make certain equitable terminations and/or adjustments to the 2005 Plan and awards made thereunder, including: (i) the authority to adjust the aggregate and/or individual maximum number of shares that may be granted under the plan; (ii) the authority to provide for an equivalent award or substitute award in respect of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) the authority to provide for a cash payment to the holder of an outstanding award, provided that such payment complies with the Code and treasury regulations issued thereunder.

Plan Amendment or Suspension.  The 2005 Plan may be amended or suspended in whole or in part at any time from time to time by the Compensation Committee; provided, however, that no such change or amendment shall be made without stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement or other applicable law for which the committee deems it necessary or desirable to qualify or comply; and provided further that no amendment to the 2005 Plan will adversely affect in a material manner any right of any participant with respect to any award previously granted without such participant’s written consent, except where such amendment is necessary to conform the provisions of the award to Section 162(m), Section 409A or any other provision of the Code or other applicable law, the regulations issued thereunder or an exception thereto.

Plan Termination.  The 2005 Plan will terminate upon the earlier of the following dates or events to occur: (i) upon the adoption of a resolution of the Board terminating the 2005 Plan; or (ii) May 14, 2018, subject to its approval by the stockholders at the Annual Meeting.

Federal Tax Consequences.  The following is a brief summary of the principal United States federal income tax consequences applicable to our 2005 Plan participants and us, and is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not describe state, local or foreign tax consequences. To the extent any awards under our 2005 Plan are subject to Section 409A of the Code, the following description assumes that such awards will be designed to conform to the requirements of Section 409A of the Code and the regulations promulgated thereunder (or an exception thereto). Our 2005 Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

Incentive Stock Options

Options issued under our 2005 Plan and designated as incentive stock options are intended to qualify under Section 422 of the Code. Under the provisions of Section 422 and the related regulations, an optionee who has been granted an incentive stock option will not recognize income and we will not be entitled to a deduction at the time of the grant or exercise of the option; provided, however, that the difference between the value of the common stock received on the exercise date and the exercise price paid is an item of tax preference for purposes of determining the optionee’s alternative minimum tax. The taxation of gain or loss upon the sale of the common stock acquired upon exercise of an incentive stock option depends, in part, on whether the holding period of the common stock is at least two years from the date the option was granted and at least one year from the date the option was exercised. If this holding period is satisfied, any gain or loss realized on a subsequent disposition of the common stock will be treated as a long-term capital gain or loss. If this holding period is not met, then, upon such “disqualifying disposition” of the common stock, the optionee will realize compensation, taxable as ordinary income, in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the exercise price limited, however, to the gain on sale. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period. If the optionee recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount.

Nonqualified Stock Options and Stock Appreciation Rights

An optionee will generally not recognize income at the time a nonqualified stock option is granted. Rather, the optionee recognizes compensation income only when the nonqualified stock option is exercised. The amount of income recognized is equal to the excess of the fair market value of the common stock received over the sum of the exercise price plus the amount, if any, paid by the optionee for the nonqualified stock option. The Company is generally entitled to a tax deduction in an amount equal to the compensation income recognized by the optionee. Upon a subsequent disposition of the common stock acquired under a nonqualified stock option, the optionee will realize short-term or long-term capital gain (or loss) depending on the holding period. The capital gain (or loss) will be short-term if the common stock is disposed of within one year after the nonqualified stock option is exercised, and long-term if the common stock was held more than 12 months as of the sale date.

Stock appreciation rights are treated very similarly to nonqualified stock options for tax purposes. A participant receiving a stock appreciation right will not normally recognize any taxable income upon the grant of the stock appreciation right. Upon the exercise of the stock appreciation right, the participant will recognize compensation taxable as ordinary income equal to either: the cash received upon the exercise; or if common stock is received upon the exercise of the stock appreciation right, the fair market value of the common stock received. The Company will generally be entitled to a tax deduction in an amount equal to the compensation income recognized by the participant.

Restricted Stock

A participant that receives a restricted stock award under our 2005 Plan will normally not be required to recognize income for federal income tax purposes at the time of grant, nor are we entitled to any deduction, to the extent that the common stock awarded has not vested (i.e., subject to a substantial risk of forfeiture). When any part of a restricted stock award vests, the participant will realize compensation taxable as ordinary income in an amount equal to the fair market value of the vested common stock on the vesting date (less the amount, if any, paid for the stock). The participant may, however, make an election, referred to as a Section 83(b) election, within thirty days following the grant of the restricted stock award, to be taxed at the time of the grant of the award based on the fair market value of the common stock on the grant date. If a Section 83(b) election has not been made, any dividends received with respect to the restricted stock award prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. The Company will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of the vested common stock, the participant will realize short-term or long-term capital gain or loss depending on the holding period.

Restricted Stock Units

Under current tax law, a participant who receives restricted stock units will not recognize taxable income for federal income tax purposes until the common stock underlying the restricted stock units are actually issued to the participant. Upon issuance of common stock, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the common stock received, and we will be entitled to a corresponding deduction. If the participant is an employee, the participant will be subject to Social Security and Medicare taxes at the time the restricted stock units vest, even though none of the common stock underlying the restricted stock units is issued at that time. However, no additional Social Security or Medicare taxes will be due when the common stock subject to the vested restricted stock units is subsequently issued (even if that the market value of the common stock has increased).

Performance Grants

A participant generally will not recognize income upon the grant of a performance award. Upon payment of the performance grant, the participant will recognize ordinary income in an amount equal to the cash received or, if the performance grant is payable in common stock, the fair market value of the common stock received. When the participant recognizes ordinary income upon payment of a performance award, we will generally be entitled to a tax deduction in the same amount.

Unrestricted Stock

The tax consequences of receiving common stock pursuant to a stock award under our 2005 Plan is similar to receiving cash compensation from the Company, unless the common stock awarded is restricted stock (i.e., subject to a substantial risk of forfeiture). If the shares of common stock are unrestricted (i.e., not subject to a substantial risk of forfeiture), the participant must recognize ordinary income equal to the fair market value of the common stock received less any amount paid for common stock.

Limitations on the Company’s Deductions; Consequences of Change of Control

As described in “Executive Compensation — Compensation Discussion and Analysis,” with certain exceptions, Section 162(m) of the Code limits our deduction for compensation in excess of $1,000,000 paid to certain covered employees (generally our Chief Executive Officer and four other highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. If our stockholders approve our 2005 Plan, we believe that stock options, stock appreciation rights and performance grants (intended to be treated as qualified performance-based compensation as defined in the Code) granted to covered employees under the plan will satisfy the requirements of qualified performance-based compensation and therefore we will be entitled to a deduction with respect to such awards. In addition, if a “change of control” of Alpha causes awards under our 2005 Plan to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of our deductions under Section 280G of the Code.

Section 409A

Section 409A of the Code was enacted in October 2004 and became generally effective on January 1, 2005. Section 409A applies to compensation that individuals earn in one year but that is not paid until a future year. This is referred to as nonqualified deferred compensation. Section 409A, however, does not apply to qualified plans (such as a Section 401(k) plan) and certain welfare benefits. If deferred compensation covered by Section 409A meets the requirements of Section 409A, then Section 409A has no effect on the individual’s taxes. The compensation is taxed in the same manner as it would be taxed if it were not covered by Section 409A. If a deferred compensation arrangement does not meet the requirements of Section 409A, the compensation is subject to accelerated taxation in the year in which such compensation is no longer subject to a substantial risk of forfeiture and certain additional taxes, interest and penalties, including a 20% additional income tax. Section 409A has no effect on FICA (Social Security and Medicare) tax.

Awards of stock options, stock appreciation rights, restricted stock units and performance grants under the 2005 Plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Section 409A. Awards under the 2005 Plan are intended to comply with Section 409A, the regulations issued thereunder or an exception thereto. Notwithstanding, Section 409A of the Code may impose upon a participant certain taxes or interest charges for which the participant is responsible. Section 409A does not impose any penalties on the Company and does limit the Company’s deduction with respect to compensation paid to a participant.

Required Vote

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the subject matter is required to approve the proposal to amend and restate the Company’s 2005 Long-Term Incentive Plan; provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE FOR THE AMENDMENT AND RESTATEMENT OF THE 2005 LONG-TERM
INCENTIVE PLAN

PROPOSAL 3 — 2008 ANNUAL INCENTIVE BONUS PLAN

Description of the 2008 Annual Incentive Bonus (AIB) Plan

We propose to adopt the 2008 Annual Incentive Bonus Plan (the “2008 AIB Plan”). The complete text of the 2008 AIB Plan is attached as Appendix B to this proxy statement. To the extent the summary description below differs from the 2008 AIB Plan text attached in Appendix B, the text of the 2008 AIB Plan governs the terms and provisions of the 2008 AIB Plan.

The purpose of the 2008 AIB Plan is to advance the interests of Alpha and its stockholders by providing incentives to key employees with significant responsibility for achieving performance goals critical to our success and growth. The plan is designed to: (i) promote the attainment of our significant business objectives; (ii) encourage and reward management teamwork across the entire Company; and (iii) assist in the attraction and retention of employees vital to our long-term success.

Any awards under the 2008 AIB Plan will be at the discretion of our Compensation Committee. The Compensation Committee has not approved any awards that are conditioned on stockholder approval of this proposal.

The Board adopted the 2008 AIB Plan (attached hereto as Appendix B) subject to stockholder approval of the plan. Absent such approval, the 2008 AIB Plan will not become effective and the AIB will remain in effect. Therefore, it is not possible at present to determine the amount or form of any award that will be granted or available for grant to any person in the future. Because our executive officers will be eligible to receive awards under the 2008 AIB Plan, they may be deemed to have a personal interest in the adoption of this proposal.

Administration.  The 2008 AIB Plan will be administered by our Compensation Committee; provided, however, that all acts and authority of the Compensation Committee relating to the 2008 AIB Plan will be subject to the provisions of the Compensation Committee’s charter, as amended from time to time, and such other authority as may be delegated to the Compensation Committee by the Board. Subject to certain conditions, our Compensation Committee may delegate certain powers and authority under the 2008 AIB Plan to the Company’s officers as it deems necessary or appropriate. The

Compensation Committee shall have full authority and discretion to determine eligibility for participation in the 2008 AIB Plan, make awards under the plan, establish the terms and conditions of such awards (including the performance goal(s) and the performance measure(s) to be utilized) and determine whether the performance goals applicable for any awards have been achieved. Our Compensation Committee will also set the performance period for which a participant’s performance will be calculated, which period may consist of the entire calendar year or other fiscal period within a calendar year of less than twelve months. The Compensation Committee will also, subject to the provisions of the 2008 AIB Plan, have the authority and discretion to determine the extent to which awards under the plan will be structured to conform to Section 162(m) of the Code.

Our Compensation Committee is authorized to interpret the 2008 AIB Plan, to adopt administrative rules, regulations and guidelines for the plan, and will be authorized to correct any defect, supply any omission or reconcile any inconsistency or conflict in the plan or in any award.

Participation.  Our Compensation Committee will designate executive officers or other key employees to be participants in the 2008 AIB Plan. Subject to certain exceptions set forth in the 2008 AIB Plan, in order to receive a bonus, participants must be employed by us continuously throughout the performance period.

Incentive Compensation Awards.  The amount of a participant’s award may be based on a percentage of such participant’s salary or such other methods as may be established by our Compensation Committee. The maximum amount that may be awarded and paid under the 2008 AIB Plan to a participant for any calendar year shall not exceed $10,000,000.

With respect to awards that are intended to be performance-based under Section 162(m) of the Code, our Compensation Committee will establish written objective performance goals for each performance period, which may include the following: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record and/or performance; stock price; return on equity; total or relative increases to stockholder return; return on invested capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.

To the extent consistent with Section 162(m) of the Code, our Compensation Committee may determine that certain adjustments will apply, in whole or in part, in such manner as specified by the committee, to exclude the effect of any of the following events that occur during a performance period: the impairment of tangible or intangible assets, litigation or claim judgments or settlements, changes in tax law, accounting principles or other such laws or provisions affecting reported results, business combinations, reorganizations and/or restructuring programs, including but not limited to reductions in force and early retirement incentives, currency fluctuations, and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Company’s annual report for the applicable period.

Our Compensation Committee, in its sole discretion, may also establish such additional restrictions or conditions (performance-based or non-performance-based) that must be satisfied as a condition precedent to the payment of all or a portion of any awards. The committee will also have sole discretion to reduce the amount of any award to a participant if it determines that such reduction is necessary or appropriate based upon certain factors and conditions set forth in the 2008 AIB Plan.

Transferability.  No bonus or any right thereto will be assignable or transferable by a participant except by will or by the laws of descent and distribution.

Section 409A.  To the extent any benefits paid under the 2008 AIB Plan are subject to the provisions of Section 409A of the Code, the award will be administered, interpreted and construed in a manner necessary in order to comply with Section 409A or an exception thereto.

Amendment or Termination of the Plan.  The 2008 AIB Plan is intended to continue in force from year to year. We, however, reserve the right to amend, modify or terminate the plan, at any time; provided, however, that no such modification, amendment or termination will, without the consent of the participant, materially adversely affect the rights of such participant to any outstanding payment under the plan. The committee may, at any time, however, modify, amend or terminate any or all of the provisions of the plan to the extent necessary to conform the provisions of the 2008 AIB Plan with Section 409A or Section 162(m) of the Code, the regulations promulgated thereunder or an exception thereto.

Duration of the 2008 AIB Plan.  The 2008 AIB Plan will remain in effect until all bonuses made under the 2008 AIB Plan have been paid or forfeited and all performance periods related to awards made under the 2008 AIB Plan have expired.

Required Vote

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the subject matter is required to approve the proposal to adopt the Company’s 2008 Annual Incentive Bonus Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE FOR APPROVAL OF THE 2008 ANNUAL INCENTIVE BONUS PLAN

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed KPMG LLP to be our independent auditors for the fiscal year ending December 31, 2008. The stockholders are being asked to ratify this appointment at the Annual Meeting. A representative of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2007 and 2006, and fees billed for other services rendered by KPMG LLP during those periods:

	2007	2006

Audit Fees	$1,705,000	$2,711,932
Audit-Related Fees	—	$46,000
Tax Fees	—	—
All Other Fees	—	—

Total	$1,705,000	$2,757,932

As used above, the following terms have the meanings set forth below:

Audit Fees.  The fees for professional services rendered for the audit of our annual financial statements, for Sarbanes-Oxley attestation procedures, for the review of the financial statements included in our Quarterly Reports on Form 10-Q and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, to the extent applicable to Alpha in 2007 and 2006.

Audit-Related Fees.  The fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements in connection with due diligence relating to acquisitions during 2006.

Our Audit Committee’s policy is to review in advance, and grant any appropriate pre-approvals of (i) all auditing services to be performed by the independent auditor and (ii) all non-audit services to be provided by the independent auditor as permitted by Section 10A of the Exchange Act, and, in connection therewith, to approve all fees and other terms of such engagement, provided that pre-approval of de minimis services shall not be required to the extent provided by, and subject to the requirements of, the Exchange Act. Our Audit Committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related services, for the upcoming or current fiscal year. All non-audit services are approved by our Audit Committee in advance in accordance with our policy on a case-by-case basis. Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to our Chairman of the Audit Committee or our Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, by other means of communication. If the estimated fees for non-audit services are $100,000 or less, management must contact our Chairman of the Audit Committee to obtain his or her approval. If such fees are in excess of $100,000, management must seek the approval of the entire Audit Committee. All professional fees reported as “Audit-Related Fees” and “All Other Fees” above were pre-approved by our Audit Committee or the Chairman of the Audit Committee, as applicable, in accordance with the policy.

Vote Required For Ratification

The Audit Committee was responsible for selecting our independent auditors for the fiscal year ending December 31, 2008. Accordingly, stockholder approval is not required to appoint KPMG LLP as our independent auditors for fiscal year 2008. Our Board believes, however, that submitting the appointment of KPMG LLP to the stockholders for ratification is a matter of good corporate governance. Our Audit Committee is solely responsible for selecting our independent auditors. If the stockholders do not ratify the appointment, our Audit Committee will review its future selection of independent auditors.

The ratification of the appointment of KPMG LLP as our independent auditors requires the affirmative vote of holders of a majority of the shares of common stock present at the meeting in person or by proxy and entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE FOR THE RATIFICATION OF KPMG LLP AS
OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008

OTHER BUSINESS

The Board does not intend to present any other business for action at the Annual Meeting and does not know of any other business intended to be presented by others.

STOCKHOLDERS’ PROPOSALS AND NOMINATIONS FOR 2009 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules.  Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for our 2009 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must be received by us no later than December 3, 2008, unless the date of our 2009 Annual Meeting is changed by more than 30 days from May 14, 2009, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

Bylaw Requirements for Stockholder Submission of Nominations and Proposals.  Our bylaws include requirements that stockholders must comply with in order to nominate persons for election as directors or to propose business to be considered at an Annual Meeting. These requirements are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in our proxy statement. Our bylaws require that, in order for a stockholder to nominate a person for election to the Board or propose business to be considered by the stockholders at an Annual Meeting, the stockholder must be entitled to vote at the meeting, must provide a written notice to our corporate Secretary at c/o Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, and must be a stockholder of record at the time of giving the notice. The notice must specify (i) as to each person whom the stockholder proposes to nominate for election as a director, information with respect to the proposed nominee as would be required to be included in the proxy statement for the Annual Meeting if the person were a nominee included in that proxy statement, including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serve as a director, (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business, the text of any resolution proposed to be adopted at the meeting, the reasons for conducting the business and any material interest in the business that the stockholder and the beneficial owner, if any, on whose behalf the proposal is made, may have, and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of the stockholder as they appear on our books and of the beneficial owner, and the class and number of our shares of stock owned beneficially and of record by the stockholder and the beneficial owner. Our bylaws require the notice to be given not earlier than December 3, 2008 and not later than January 2, 2009, unless the date of the Annual Meeting is more than 30 days before or after May 14, 2009, in which case the notice must be given not earlier than 120 days prior to the 2009 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2009 Annual Meeting or the 10th day following public announcement of the date of the 2009 Annual Meeting. If the number of directors to be elected at the 2009 Annual Meeting is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased board by December 23, 2008, then a stockholder notice recommending prospective nominee(s) for any new position(s) created by the increase will be considered timely if it is received by our Secretary not later than the close of business on the 10th calendar day following the date of our public announcement.

CERTAIN MATTERS RELATING TO PROXY MATERIALS
AND ANNUAL REPORTS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Alpha and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or us that materials will be sent in the householding manner to the stockholder’s address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account or us if holding registered shares.

Any beneficial owner can request (i) to receive a separate copy of an annual report or proxy statement for this meeting, (ii) to receive separate copies of those materials for future meetings, or (iii) if the stockholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements if now receiving multiple copies of annual reports or proxy statements, through our website, www. alphanr.com, or by calling 1-866-869-5338. Alternately, you can make your request in writing to: Shareholder.com, Mail Fulfillment, 8 Clock Tower Place, Maynard, MA 01754.

INCORPORATION BY REFERENCE

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and none of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.

AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE PRACTICES AND
POLICIES, CODE OF BUSINESS ETHICS AND COMMITTEE CHARTERS

Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Corporate Governance Practices and Policies, Code of Business Ethics, and the charters of the Audit, the Compensation, and the Nominating and Corporate Governance Committees, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, www. alphanr.com, or may be requested in print, at no cost, by telephone at (276) 619-4410 or by mail at: Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, Attention: Investor Relations.

By order of the Board of Directors,

VAUGHN R. GROVES
Vice President, Secretary and
General Counsel

April 2, 2008
Abingdon, Virginia

APPENDIX A

Alpha Natural Resources, Inc.

2005 LONG-TERM INCENTIVE PLAN
Amended And Restated as of May 14, 20081

Section 1.  Purpose.  The purpose of this Plan is to advance the interests of Alpha and its stockholders by providing incentives to certain Eligible Persons who contribute significantly to the strategic and long-term performance objectives and growth of the Company.

Section 2.  Definitions.  Certain capitalized terms applicable to this Plan are set forth in Appendix A.

Section 3.  Administration.  This Plan shall be administered by the Committee. The Committee shall have all the powers vested in it by the terms of this Plan, such powers to include exclusive authority to select the Eligible Persons to be granted Awards under this Plan, to determine the type, size, terms and conditions of the Award to be made to each Eligible Person selected, to modify or waive the terms and conditions of any Award that has been granted, to determine the time when Awards will be granted, to establish performance objectives, to make any adjustments necessary or desirable as a result of the granting of Awards to Eligible Persons located outside the United States and to prescribe the form of the agreements evidencing Awards made under this Plan. Awards may, in the discretion of the Committee, be made under this Plan in assumption of, or in substitution for, outstanding Awards previously granted by (i) the Company, (ii) any predecessor of the Company, or (iii) a company acquired by the Company or with which the Company combines. The number of Common Shares underlying such substitute awards shall be counted against the aggregate number of Common Shares available for Awards under this Plan.

The Committee is authorized to interpret this Plan and the Awards granted under this Plan, to establish, amend and rescind any rules and regulations relating to this Plan, and to make any other determinations that it deems necessary or desirable for the administration of this Plan. The Committee may correct any defect or omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of this Plan, as described in this Plan, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their Beneficiaries or Permitted Transferees). The Committee may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their members or any officer of the Company to execute and deliver documents or to take any other ministerial action on behalf of the Committee with respect to Awards made or to be made to Participants.

No member of the Committee and no officer of the Company shall be liable for anything done or omitted to be done by such member or officer, by any other member of the Committee or by any other officer of the Company in connection with the performance of duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute. In addition to all other rights of indemnification and reimbursement to which a member of the Committee and an officer of the Company may be entitled, the Company shall indemnify and hold harmless each such member or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding or suit in connection with the performance of duties under this Plan against expenses (including reasonable attorneys’ fees), judgments, fines, liabilities, losses and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding or suit, except for his or her own willful misconduct or as expressly provided otherwise by statute. Expenses (including reasonable

1  Subject to approval by the Company’s stockholders.

attorneys’ fees) incurred by such a member or officer in defending any such proceeding or suit shall be paid by the Company in advance of the final disposition of such proceeding or suit upon receipt of a written affirmation by such member or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of such member or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Section.

Section 4.  Participation.  Consistent with the purposes of this Plan, the Committee shall have exclusive power to select the Eligible Persons who may participate in this Plan and be granted Awards under this Plan. Eligible Persons may be selected individually or by groups or categories, as determined by the Committee in its discretion.

Section 5.  Awards under this Plan.

(a) Types of Awards.  Awards under this Plan may include, but need not be limited to, one or more of the following types, either alone or in any combination thereof: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Restricted Stock Units, (v) Performance Grants and (vi) any other type of Award deemed by the Committee in its discretion to be consistent with the purposes of this Plan (including, but not limited to, Other Share-Based Awards, Awards of or options or similar rights granted with respect to unbundled stock units or components thereof, and Awards to be made to Participants who are foreign nationals or are employed or performing services outside the United States).

(b) Maximum Number of Common Shares that May be Issued.  The maximum aggregate number of Common Shares available for issuance under Awards granted under this Plan, including Incentive Stock Options, shall be 8,838,841. No Eligible Person may receive: (i) Stock Options or Stock Appreciation Rights under this Plan for more than 250,000 Common Shares in any one fiscal year of the Company; (ii) Performance Grants (denominated in Common Shares) for more than 250,000 Common Shares in any one fiscal year of the Company and (iii) Performance Grants (denominated in cash) for more than $5,000,000 in any one fiscal year of the Company. The foregoing limitations shall be subject to adjustment as provided in Section 16, but only to the extent that any such adjustment will not affect the status of: (i) any Award intended to qualify as performance-based compensation under Section 162(m) of the Code; (ii) any Award intended to qualify as an Incentive Stock Option or (iii) any Award intended to comply with, or qualify for an exception to, Section 409A of the Code. Common Shares issued pursuant to this Plan may be either authorized but unissued shares, treasury shares, reacquired shares or any combination thereof. If any Common Shares covered by an award terminate, lapse, are forfeited or cancelled, or such Award is otherwise settled without the delivery of the full number of Common Shares underlying the Award, including Common Shares withheld to satisfy tax withholding obligations, then such Common Shares to the extent of any such forfeiture, termination, lapse, cancellation, payment, etc., shall again be, or shall become available for issuance under this Plan; provided, however, that Common Shares (i) delivered in payment of the exercise price of a Stock Option, (ii) not issued upon the net settlement or net exercise of Stock Appreciation Rights, or (iii) delivered to or withheld by the Company to pay withholding taxes related to a Stock Option or Stock Appreciation Right, shall not become available again for issuance under this Plan.

(c) Rights with Respect to Common Shares and Other Securities.  Except as provided in subsection 8(c) with respect to Awards of Restricted Stock and unless otherwise determined by the Committee in its discretion, a Participant to whom an Award is made (and any Person succeeding to such a Participant’s rights pursuant to this Plan) shall have no rights as a stockholder with respect to any Common Shares or as a holder with respect to other securities, if any, issuable pursuant to any such Award until the date a stock certificate evidencing such Common Shares or other evidence of ownership is issued to such Participant or until Participant’s ownership of such Common Shares shall have been entered into the books of the registrar in the case of uncertificated shares.

Section 6.  Stock Options.  The Committee may grant Stock Options; provided that an Incentive Stock Option may be granted only to Eligible Persons who are employees of Alpha or any parent or subsidiary of Alpha within the meaning of Code Sections 424(e) and (f), including a subsidiary which becomes such after adoption of the plan. Each Stock Option granted or sold under this Plan shall be evidenced by an agreement in such form as the Committee shall prescribe from time to time in accordance with this Plan and shall comply with the applicable terms and conditions of this Section and this Plan, and with such other terms and conditions, including, but not limited to, restrictions upon the Stock Option or the Common Shares issuable upon exercise thereof, as the Committee, in its discretion, shall establish.

(a) The exercise price of a Stock Option shall not be less than the Fair Market Value of the Common Shares subject to such Stock Option on the date of grant, as determined by the Committee; provided, however, if an Incentive Stock Option is granted to a Ten Percent Employee, such exercise price shall not be less than 110% of such Fair Market Value at the time the Stock Option is granted.

(b) The Committee shall determine the number of Common Shares to be subject to each Stock Option.

(c) Any Stock Option may be exercised during its term only at such time or times and in such installments as the Committee may establish.

(d) A Stock Option shall not be exercisable:

(i) in the case of any Incentive Stock Option granted to a Ten Percent Employee, after the expiration of five years from the date it is granted, and, in the case of any other Stock Option, after the expiration of ten years from the date it is granted; and

(ii) unless payment in full is made for the shares being acquired under such Stock Option at the time of exercise as provided in subsection 6(h).

(e) The Committee shall determine in its discretion and specify in each agreement evidencing a Stock Option the effect, if any, the termination of the Participant’s employment with or performance of services for the Company shall have on the exercisability of the Stock Option; provided, however, that an Incentive Stock Option that is exercised at a time that is beyond the time an Incentive Stock Option may be exercised in order to qualify as such under the Code shall cease to be an Incentive Stock Option.

(f) In the case of an Incentive Stock Option, the amount of the aggregate Fair Market Value of Common Shares (determined at the time of grant of the Stock Option) with respect to which incentive stock options are exercisable for the first time by an employee of the Company during any calendar year (under all such plans of his or her employer corporation and its parent and subsidiary corporations) shall not exceed $100,000 or such other amount as is specified in the Code.

(g) It is the intent of Alpha that Nonqualified Stock Options granted under this Plan not be classified as Incentive Stock Options, that the Incentive Stock Options granted under this Plan be consistent with and contain or be deemed to contain all provisions required under Section 422 and the other appropriate provisions of the Code and any implementing regulations (and any successor provisions thereof), and that any ambiguities in construction shall be interpreted in order to effectuate such intent. If a Stock Option is intended to be an Incentive Stock Option, and if for any reason such Stock Option (or portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Stock Option (or portion thereof) shall be regarded as a Nonqualified Stock Option granted under this Plan; provided that such Stock Option (or portion thereof) otherwise complies with this Plan’s requirements relating to Nonqualified Stock Options. In no event shall any member of the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of a Stock Option to qualify for any reason as an Incentive Stock Option.

(h) For purposes of payments made to exercise Stock Options, such payment shall be made in such form (including, but not limited to, cash, Common Shares, the surrender of another outstanding Award under this Plan, broker assisted cashless exercise or any combination thereof) as the Committee may determine in its discretion.

Section 7.  Stock Appreciation Rights.  The Committee may grant Stock Appreciation Rights. Each Award of Stock Appreciation Rights granted under this Plan shall be evidenced by an agreement in such form as the Committee shall prescribe from time to time in accordance with this Plan and shall comply with the applicable terms and conditions of this Section and this Plan, and with such other terms and conditions, including, but not limited to, restrictions upon the Award of Stock Appreciation Rights or the Common Shares issuable upon exercise thereof, as the Committee, in its discretion, shall establish.

(a) The Committee shall determine the number of Common Shares to be subject to each Award of Stock Appreciation Rights.

(b) Any Stock Appreciation Right may be exercised during its term only at such time or times and in such installments as the Committee may establish and shall not be exercisable after the expiration of ten years from the date it is granted.

(c) The Committee shall determine in its discretion and specify in each agreement evidencing an Award of Stock Appreciation Rights the effect, if any, the termination of the Participant’s employment with or performance of services for the Company shall have on the exercisability of the Award of Stock Appreciation Rights.

(d) An Award of Stock Appreciation Rights shall entitle the holder to exercise such Award and to receive from Alpha in exchange thereof, without payment to Alpha, that number of Common Shares having an aggregate value equal to the excess of the Fair Market Value of one Common Share, at the time of such exercise, over the exercise price, times the number of Common Shares subject to the Award, or portion thereof, that is so exercised or surrendered, as the case may be. Stock Appreciation Rights shall have an exercise price no less than the Fair Market Value of the Common Shares covered by the right on the date of grant.

(e) A Stock Appreciation Right may provide that it shall be deemed to have been exercised at the close of business on the business day preceding the expiration date of the Stock Appreciation Right, or such other date as specified by the Committee, if at such time such Stock Appreciation Right has a positive value. Such deemed exercise shall be settled or paid in the same manner as a regular exercise thereof as provided in subsection 7(d) of this Agreement.

Section 8.  Restricted Stock and Restricted Stock Units.  The Committee may grant Awards of Restricted Stock and Restricted Stock Units. Each Award of Restricted Stock or Restricted Stock Units under this Plan shall be evidenced by an agreement in such form as the Committee shall prescribe from time to time in accordance with this Plan and shall comply with the applicable terms and conditions of this Section and this Plan, and with such other terms and conditions as the Committee, in its discretion, shall establish.

(a) The Committee shall determine the number of Common Shares to be issued to a Participant pursuant to the Award of Restricted Stock or Restricted Stock Units, and the extent, if any, to which they shall be issued in exchange for cash, other consideration, or both.

(b) Until the expiration of such period as the Committee shall determine from the date on which the Award is granted and subject to such other terms and conditions as the Committee in its discretion, shall establish (the “Restricted Period”), a Participant to whom an Award of Restricted Stock is made shall be issued, but shall not be entitled to the delivery of, a stock certificate or otherwise evidence of ownership representing the Common Shares subject to such Award. The standard vesting schedule applicable to Awards of Restricted Stock and Restricted Stock Units shall provide for vesting of such Awards, in one or more increments, over a service period of no less than three years; provided, however, this limitation shall not apply to Awards granted to non-employee directors of the Board that are received pursuant to the Company’s compensation program applicable to non-employee directors of the Board, or adversely affect a Participant’s rights under another plan or agreement with the Company.

(c) Unless otherwise determined by the Committee in its discretion, a Participant to whom an Award of Restricted Stock has been made (and any Person succeeding to such a Participant’s rights pursuant to this Plan) shall have, after issuance of a certificate for the number of Common Shares awarded (or after the Participant’s ownership of such Common Shares shall have been entered into the books of the registrar in the case of uncertificated shares) and prior to the expiration of the Restricted Period, ownership of such Common Shares, including the right to vote such Common Shares and to receive dividends or other distributions made or paid with respect to such Common Shares (provided that such Common Shares, and any new, additional or different shares, or Other Alpha Securities or property, or other forms of consideration that the Participant may be entitled to receive with respect to such Common Shares as a result of a stock split, stock dividend or any other change in the corporation or capital structure of Alpha, shall be subject to the restrictions set forth in this Plan as determined by the Committee in its discretion), subject, however, to the restrictions and limitations imposed thereon pursuant to this Plan.

(d) The Committee shall determine in its discretion and specify in each agreement evidencing an Award of Restricted Stock or Restricted Stock Units the effect, if any, the termination of the Participant’s employment with or performance of services for the Company during the Restricted Period shall have on such Award.

(e) The Committee may grant Dividend Equivalents to Participants in connection with Awards of Restricted Stock Units. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Common Shares, or other investment vehicles as the Committee may specify; provided that, unless otherwise determined by the Committee, Dividend Equivalents shall be subject to all conditions and restrictions of the underlying Restricted Stock Units to which they relate.

Section 9.  Performance Grants.

(a) Grant.  Subject to the limitations set forth in Section 5(b), the Committee shall have sole and complete authority to determine the Eligible Persons who shall receive a Performance Grant which shall consist of a right that is (i) denominated in cash, Common Shares or any other form of Award issuable under this Plan (or any combination thereof), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish and (iii) payable at such time and in such form as the Committee shall determine. Unless otherwise determined by the Committee, any such Performance Grant shall be evidenced by an Award agreement containing the terms of the Award, including, but not limited to, the performance criteria and such terms and conditions as may be determined, from time to time, by the Committee, in each case, not inconsistent with this Plan. In relation to any Performance Grant, the performance period may consist of one or more calendar years or other fiscal period of at least 12 months in length for which performance is being measured.

(b) Terms and Conditions.  For Awards intended to be performance-based compensation under Section 162(m) of the Code, Performance Grants shall be conditioned upon the achievement of pre-established goals relating to one or more of the following performance measures, as determined in writing by the Committee and subject to such modifications as specified by the Committee: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record and/or performance; stock price; return on equity; total or relative increases to stockholder return; return on invested capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration, and other non-financial operating and management performance objectives. To the extent consistent with Section 162(m) of the Code, the Committee may determine, at the time the performance goals are established, that certain adjustments shall apply, in whole or in part, in such manner as determined by the Committee, to exclude the effect of any of the following events that occur during a performance period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in Alpha’s annual report for the applicable period. Performance measures may be determined either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous fiscal years’ results or to a designated comparison group, in each case as specified by the Committee.

(c) Preestablished Performance Goals.  For Awards intended to be performance-based compensation under Section 162(m) of the Code, performance goals relating to the performance measures set forth above shall be preestablished in writing by the Committee, and achievement thereof certified in writing prior to payment of the Award, as required by Section 162(m) and Treasury Regulations promulgated thereunder. All such performance goals shall be established in writing no later than ninety (90) days after the beginning of the applicable performance period; provided, however, that for a performance period of less than one (1) year, the Committee shall take any such actions prior to the lapse of 25% of the performance period. In addition to establishing minimum performance goals below which no compensation shall be payable pursuant to a Performance Grant, the Committee, in its sole discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the performance goals have been achieved.

(d) Additional Restrictions/Negative Discretion.  The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any Performance Grants. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore, and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may retain the discretion to reduce the amount of any Performance Grant to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly-situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions or (iv) such other factors or conditions that the Committee deems relevant; provided, however, the Committee shall not use its discretionary authority to increase any Award that is intended to be performance-based compensation under Section 162(m) of the Code.

(e) Payment of Performance Awards.  Performance Grants may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis.

Section 10.  Other Share-Based Awards.  The Committee shall have authority to grant to Eligible Persons Other Share-Based Awards, which shall consist of any right that is (i) not an Award described in Sections 6 through 9 above and (ii) an Award of Common Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Shares (including, without limitation, securities convertible into Common Shares), as deemed by the Committee to be consistent with the purposes of this Plan. Subject to the terms of this Plan and any applicable Award agreement, the Committee shall determine the terms and conditions of any such Other Share-Based Award.

Section 11.  Section 409A.  Notwithstanding any provision of the Plan or an Award agreement to the contrary, if any Award or benefit provided under this Plan is subject to the provisions of Section 409A, the provisions of the Plan and any applicable Award agreement shall be administered, interpreted and construed in a manner necessary in order to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed), and the following provisions shall apply, as applicable.

(a) If a Participant is a “specified employee” for purposes of Section 409A and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon separation from service, such payment shall be delayed for a period of six (6) months after the date the Participant separates from service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period unless another compliant date is specified in the applicable agreement.

(b) For purposes of Section 409A, and to the extent applicable to any Award or benefit under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A and shall be interpreted and construed accordingly. Whether a Participant has separated from service or employment will be determined by the Committee based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A. For this purpose, a Participant will be presumed to have experienced a separation from service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.

(c) The grant of Nonqualified Stock Options, Stock Appreciation Rights and other stock rights subject to Section 409A shall be granted under terms and conditions consistent with Treas. Reg. § 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A. Accordingly, any such Award may be granted to Eligible Persons of Alpha and its subsidiaries and affiliates in which Alpha has a controlling interest. In determining whether Alpha has a controlling interest, the rules of Treas. Reg. § 1.414(c)-2(b)(2)(i) shall apply; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)(i)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. The rules of Treas. Reg. §§ 1.414(c)-3 and 1.414(c)-4 shall apply for purposes of determining ownership interests.

(d) In no event shall any member of the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Section 409A.

Section 12.  Deferred Payment of Awards.  The Committee, in its discretion, may specify the conditions under which the payment of all or any portion of any cash compensation, or Common Shares or other form of payment under an Award, may be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms and conditions, as the Committee shall determine in its discretion, in accordance with the provisions of Section 409A, the regulations and other binding guidance promulgated thereunder; provided, however, that no deferral shall be permitted with respect to Options or Stock Appreciation Rights.

Section 13.  Transferability of Awards.  A Participant’s rights and interest under this Plan or any Award may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, the Committee may permit such transfer to a Permitted Transferee; and provided, further, that, unless otherwise permitted by the Code, any Incentive Stock Option granted pursuant to this Plan shall not be transferable other than by will or by the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by Participant or by such Permitted Transferee.

Section 14.  Amendment or Substitution of Awards under this Plan.  The terms of any outstanding Award under this Plan may be amended or modified from time to time by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of any Award and/or payments under any Award) if the Committee could grant such amended or modified Award under the terms of this Plan at the time of such amendment or modification; provided that no such amendment or modification shall: (i) accelerate the vesting or exercisability of any Awards other than in connection with a Participant’s death, disability, retirement or a change in control or other transaction contemplated by Section 16 hereof; provided further, the foregoing limitation shall not apply to (A) Awards for up to five percent (5%) of the aggregate number of Common Shares authorized for issuance under the Plan, or (B) any Performance Grant the payment of which remains contingent upon the attainment of the performance goal; or (ii) adversely affect in a material manner any right of a Participant under the Award without his or her written consent. Notwithstanding the foregoing or any provision of an Award to the contrary, the Committee may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of an Award to the extent necessary to conform the provisions of the Award with Section 162(m), Section 409A or any other provision of the Code or other applicable law, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of the Award shall adversely affect the rights of a Participant. The Committee may, in its discretion, permit holders of Awards under this Plan to surrender outstanding

Awards in order to exercise or realize the rights under other Awards, or in exchange for the grant of new Awards, or require holders of Awards to surrender outstanding Awards as a condition precedent to the grant of new Awards under this Plan. Notwithstanding any provision of this Plan to the contrary, neither the Board nor the Committee may, without stockholder approval, reduce the exercise price of any outstanding Stock Option or Stock Appreciation Right or take any other action with respect to outstanding Stock Options or Stock Appreciation Rights that is treated as a repricing of such Stock Options or Stock Appreciation Rights under generally accepted accounting principles (unless otherwise permitted by applicable listing standards).

Section 15.  Termination of a Participant.  For all purposes under this Plan, the Committee shall determine whether a Participant has terminated employment with, or the performance of services for, the Company; provided, however, an absence or leave approved by the Company, to the extent permitted by applicable provisions of the Code, shall not be considered an interruption of employment or performance of services for any purpose under this Plan.

Section 16.  Dilution and Other Adjustments.  In the event a dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Common Shares, Other Alpha Securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or Other Alpha Securities, issuance of warrants or other rights to purchase Common Shares or Other Alpha Securities or other similar corporate transaction or event affects the Common Shares such that an adjustment is determined by the Committee to be necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in an equitable manner, (i) adjust any or all of (a) the aggregate maximum number of Common Shares or Other Alpha Securities (or number and kind of other securities or property) with respect to which Awards may be granted under this Plan pursuant to Section 5(b), (b) the individual maximum number of Common Shares that may be granted as Stock Options, Stock Appreciation Rights and Performance Grants (denominated in Common Shares) to a Participant pursuant to Section 5(b) of this Plan, (c) the number of Common Shares or Other Alpha Securities (or number and kind of other securities or property) subject to outstanding Awards and (d) the grant or exercise price with respect to any outstanding Award; (ii) if deemed appropriate, provide for an equivalent Award or substitute Award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that, in each case, any such adjustment shall be performed in accordance with the applicable provisions of Code and the Treasury Regulations issued thereunder so as to not affect the status of: (A) any Award intended to qualify as performance-based compensation under Section 162(m) of the Code; (B) any Award intended to qualify as an Incentive Stock Option under Section 422 of the Code or (C) any Award intended to comply with, or qualify for an exception to, Section 409A of the Code. Unless otherwise provided by the Committee, all outstanding Awards shall terminate immediately prior to the consummation of any dissolution or liquidation of the Company. Any such termination or adjustment made by the Committee will be final, conclusive and binding for all purposes of this Plan.

Section 17.  Designation of Beneficiary by Participant.  A Participant may name a beneficiary to receive any payment to which such Participant may be entitled with respect to any Award under this Plan in the event of his or her death, on a written form to be provided by and filed with the Committee, and in a manner determined by the Committee in its discretion (a “Beneficiary”). The Committee reserves the right to review and approve Beneficiary designations. A Participant may change his or her Beneficiary from time to time in the same manner, unless such Participant has made an irrevocable designation. Any designation of a Beneficiary under this Plan (to the extent it is valid and enforceable under applicable law) shall be controlling over any other disposition, testamentary or otherwise, as determined by the Committee in its discretion. If no designated Beneficiary survives the Participant and is living on the date on which any amount becomes payable to such a Participant’s Beneficiary, such payment will be made to the legal representatives of the Participant’s estate, and the term “Beneficiary” as used in this Plan shall be deemed to include such Person or Persons. If there are any questions as to the legal right of any Beneficiary to receive a distribution under this Plan, the Committee in its discretion may determine that the amount in question be paid to the legal representatives of the estate of the Participant, in which event the Company, the Board, the Committee, the Designated Administrator (if any), and the members thereof, will have no further liability to anyone with respect to such amount.

Section 18.  Miscellaneous Provisions.

(a) Any proceeds from Awards shall constitute general funds of Alpha.

(b) No fractional shares may be delivered under an Award, but in lieu thereof a cash or other adjustment may be made as determined by the Committee in its discretion.

(c) No Eligible Person or other Person shall have any claim or right to be granted an Award under this Plan. Determinations made by the Committee under this Plan need not be uniform and may be made selectively among Eligible Persons under this Plan, whether or not such Eligible Persons are similarly situated. Neither this Plan nor any action taken under this Plan shall be construed as giving any Eligible Person any right to continue to be employed by or perform services for the Company, and the right to terminate the employment of or performance of services by Eligible Persons at any time and for any reason is specifically reserved.

(d) No Participant or other Person shall have any right with respect to this Plan, the Common Shares reserved for issuance under this Plan or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the Participant and all the terms, conditions and provisions of this Plan and the Award applicable to such Participant (and each Person claiming under or through such him or her) have been met.

(e) Notwithstanding anything to the contrary contained in this Plan or in any Award agreement, each Award shall be subject to the requirement, if at any time the Committee shall determine, in its sole discretion, that such requirement shall apply, that the listing, registration or qualification of any Award under this Plan, or of the Common Shares, Other Alpha Securities or property or other forms of payment issuable pursuant to any Award under this Plan, on any stock exchange or other market quotation system or under any federal or state law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the exercise or settlement thereof, such Award shall not be granted, exercised or settled in whole or in part until such listing, registration, qualification, consent or approval shall have been effected, obtained and maintained free of any conditions not acceptable to the Committee. Notwithstanding anything to the contrary contained in this Plan or in any Award agreement, no Common Shares, Other Alpha Securities or property or other forms of payment shall be issued under this Plan with respect to any Award unless the Committee shall be satisfied that such issuance will be in compliance with applicable law and any applicable rules of any stock exchange or other market quotation system on which such Common Shares are listed. If the Committee determines that the exercise of any Stock Option or Stock Appreciation Right would fail to comply with any applicable law or any applicable rules of any stock exchange or other market quotation system on which Common Shares are listed, the Participant holding such Stock Option or Stock Appreciation Right shall have no right to exercise such Stock Option or Stock Appreciation Right until such time as the Committee shall have determined that such exercise will not violate any applicable law or any such applicable rule, provided that such Stock Option or Stock Appreciation Right shall not have expired prior to such time.

(f) It is the intent of Alpha that this Plan and Awards hereunder comply in all respects with Rule 16b-3 and Sections 162(m), 409A and 422, and (i) the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Rule 16b-3 and Sections 162(m), 409A and 422, the regulations issued thereunder or an exception thereto (or disregarded to the extent the Plan cannot be so administered, interpreted or construed); and (ii) in no event shall any member of the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Rule 16b-3 and Sections 162(m), 409A and 422.

(g) The Company shall have the right to deduct from any payment made under this Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of Alpha to issue Common Shares, Other Alpha Securities or property, other securities or property, or other forms of payment, or any combination thereof, upon exercise, settlement or payment of any Award under this Plan, that the Participant (or any Beneficiary or Person entitled to act) pay to Alpha, upon its demand, such amount as may be required by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, Alpha may refuse to issue Common Shares, Other Alpha Securities or property, other securities or property, or other forms of payment, or any combination thereof. Notwithstanding anything in this Plan to the contrary, the Committee may, in its discretion, permit an Eligible Person (or any Beneficiary or Person entitled to act) to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such Award, at such time and in such manner as the Committee shall deem to be appropriate (including, but not limited to, by authorizing Alpha to withhold, or agreeing to surrender to Alpha on or about the date such tax liability is determinable, Common Shares, Other Alpha Securities or property, other securities or property, or other forms of payment, or any combination thereof, owned by such Person or a portion of such forms of payment that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award to such Person, having a market value equal to the amount of such taxes); provided, however, that any broker-assisted cashless exercise shall comply with the requirements for equity classification of Paragraph 35 of FASB Statement No. 123(R) and any withholding satisfied through a net-settlement shall be limited to the minimum statutory withholding requirements.

(h) The expenses of this Plan shall be borne by the Company; provided, however, the Company may recover from a Participant or his or her Beneficiary, heirs or assigns any and all damages, fees, expenses and costs incurred by the Company arising out of any actions taken by a Participant in breach of this Plan or any agreement evidencing such Participant’s Award.

(i) This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under this Plan, and rights to the payment of Awards shall be no greater than the rights of the Company’s general creditors.

(j) By accepting any Award or other benefit under this Plan, each Participant (and each Person claiming under or through him or her) shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under this Plan by the Company, the Board, the Committee or the Designated Administrator (if applicable).

(k) The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding Awards under this Plan or any Common Shares issued pursuant to this Plan as may be required by applicable law and any applicable rules of any stock exchange or other market quotation system on which Common Shares are listed.

(l) The validity, construction, interpretation, administration and effect of this Plan, and of its rules and regulations, and rights relating to this Plan and to Awards granted under this Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

(m) Records of the Company shall be conclusive for all purposes under this Plan or any Award, unless determined by the Committee to be incorrect.

(n) If any provision of this Plan or any Award is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan or any Award, but such provision shall be fully severable, and this Plan or Award, as applicable, shall be construed and enforced as if the illegal or invalid provision had never been included in this Plan or Award, as applicable.

(o) The terms of this Plan shall govern all Awards under this Plan and in no event shall the Committee have the power to grant any Award under this Plan that is contrary to any of the provisions of this Plan.

(p) For purposes of interpretation of this Plan, the masculine pronoun includes the feminine and the singular includes the plural wherever appropriate.

Section 19.  Plan Amendment or Suspension.  This Plan may be amended or suspended in whole or in part at any time from time to time by the Committee; provided that no such change or amendment shall be made without stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement or other applicable law for which the Committee deems it necessary or desirable to qualify or comply. No amendment of this Plan shall adversely affect in a material manner any right of any Participant with respect to any Award previously granted without such Participant’s written consent, except as permitted under Section 14. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of the Plan to the extent necessary to conform the provisions of the Plan with Section 162(m), Section 409A or any other provision of the Code or other applicable law, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of the Plan shall adversely affect the rights of a Participant.

Section 20.  Plan Termination.  This Plan shall terminate upon the earlier of the following dates or events to occur:

(a) upon the adoption of a resolution of the Board terminating this Plan; or

(b) the tenth anniversary of the Effective Date.

No termination of this Plan shall materially alter or impair any of the rights or obligations of any Participant, without his or her consent, under any Award previously granted under this Plan, except that subsequent to termination of this Plan, the Committee may make amendments or modifications permitted under Section 14.

Section 21.  Effective Date.  This Plan was originally adopted and effective February 11, 2005 and, as amended and restated, shall be effective May 14, 2008 (the “Effective Date”), subject to its approval by the stockholders of Alpha; provided that, no Incentive Stock Options shall be exercisable under the Plan unless the stockholders of Alpha approve the Plan within twelve (12) months after the Effective Date of this amendment and restatement; provided, further, no award granted after the Effective Date that is intended to be performance-based within the meaning of Section 162(m) shall be paid prior to stockholder approval of the material terms of the Plan. With respect to Awards granted under the Plan prior to the Effective Date, all such Awards are intended to be exempt from the deduction limitations of Section 162(m) pursuant to the provisions of Treasury Regulation § 1.162-27(f) and this Plan and all such Awards shall be administered, interpreted and construed in a manner necessary to comply with Treasury Regulation § 1.162-27(f) (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

Section 22.  Governing Law.  This Plan and any Award granted under this Plan as well as any determinations made or actions taken under this Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without regard to its choice or conflicts of laws principles.

Appendix A

The following terms shall have the meaning indicated:

“Alpha” shall mean Alpha Natural Resources, Inc., a Delaware corporation.

“Award” shall mean an award of rights to an Eligible Person under this Plan.

“Beneficiary” has the meaning set forth in Section 16.

“Board” shall mean the board of directors of Alpha.

“Code” shall mean the Internal Revenue Code of 1986, as it now exists or may be amended from time to time, and the rules and regulations promulgated thereunder, as they may exist or may be amended from time to time.

“Committee” shall mean the person or persons responsible for administering this Plan. The Board shall constitute the Committee until the Board appoints a Board Committee, after which time the Board Committee shall constitute the Committee, provided, however, that at any time the Board may designate itself as the Committee or designate itself to administer certain of the Committee’s authority under this Plan, including administering certain Awards under this Plan; provided, however, that a Board Committee must approve Awards granted to non-employee directors of the Board. The Board or the Board Committee may designate a Designated Administrator to constitute the Committee or to administer certain of the Committee’s authority under this Plan, including administering certain Awards under this Plan, subject to the right of the Board or the Board Committee, as applicable, to revoke its designation at any time and to make such designation on such terms and conditions as it may determine in its discretion. For purposes of this definition, the “Board Committee” shall mean a committee of the Board designated by the Board to administer this Plan. The Board Committee (i) shall be comprised of not fewer than three directors, (ii) shall meet any applicable requirements under Rule 16b-3, including any requirement that the Board Committee consist of “Non-Employee Directors” (as defined in Rule 16b-3), (iii) shall meet any applicable requirements under Section 162(m), including any requirement that the Board Committee consist of “outside directors” (as defined in Treasury Regulation § 1.162-27(e)(3)(i) or any successor regulation), and (iv) shall meet any applicable requirements of any stock exchange or other market quotation system on which Common Shares are listed. For purposes of this definition, the “Designated Administrator” shall mean one or more Company officers designated by the Board or a Board Committee to act as a Designated Administrator pursuant to this Plan. Except as otherwise determined by the Board, a Designated Administrator shall only be appointed if Rule 16b-3 permits such appointment and the exercise of any authority without adversely affecting the ability of Awards to officers of Alpha to comply with the conditions for Rule 16b-3 or Section 162(m). The resolutions of the Board or Board Committee designating the authority of the Designated Administrator shall (i) specify the total number of Common Shares subject to Awards that may be granted pursuant to this Plan by the Designated Administrator, (ii) may not authorize the Designated Administrator to designate him or herself as the recipient of any Awards pursuant to this Plan and (iii) shall otherwise comply with the requirements of the Delaware General Corporation Law, including Section 157(c) thereunder.

“Company” shall mean Alpha and any parent, affiliate or subsidiary of Alpha, including any affiliates or subsidiaries which become such after adoption of this Plan.

“Common Shares” shall mean shares of common stock, par value $0.01 per share, of Alpha and stock of any other class into which such shares may thereafter be changed.

“Dividend Equivalents” shall mean an Award of cash or other Awards with a Fair Market Value equal to the dividends which would have been paid on the Common Shares underlying an outstanding Award of Restricted Stock Units had such Common Shares been outstanding.

“Effective Date” has the meaning set forth in Section 21.

“Eligible Person(s)” shall mean those persons who are full or part-time employees of the Company or other individuals who perform services for the Company, including, without limitation, directors who are not employees of the Company and consultants and independent contractors who perform services for the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it now exists or may be amended from time to time, and the rules promulgated thereunder, as they may exist or may be amended from time to time.

“Fair Market Value” shall mean (i) with respect to the Common Shares, as of any date (A) if the Company’s Common Shares are listed on any established stock exchange, system or market, the closing market price of the Common Shares as quoted in such exchange, system or market on such date as reported in the Wall Street Journal or such other source as the Committee deems reliable or (B) in the absence of an established market for the Common Shares, as determined in good faith by the Committee or (ii) with respect to property other than Common Shares, the value of such property, as determined by the Committee, in its sole discretion.

“Incentive Stock Option” shall mean a Stock Option that is an incentive stock option as defined in Section 422 of the Code. Incentive Stock Options are subject, in part, to the terms, conditions and restrictions described in Section 6.

“Nonqualified Stock Option” shall mean a Stock Option that is not an incentive stock option as defined in Section 422 of the Code. Nonqualified Stock Options are subject, in part, to the terms, conditions and restrictions described in Section 6.

“Other Alpha Securities” shall mean Alpha securities (which may include, but need not be limited to, unbundled stock units or components thereof, debentures, preferred stock, warrants, securities convertible into Common Shares or other property) other than Common Shares.

“Participant” shall mean an Eligible Person to whom an Award has been granted under this Plan.

“Performance Grant” shall mean an Award subject, in part, to the terms, conditions and restrictions described in Section 9, pursuant to which the recipient may become entitled to receive cash, Common Shares, Other Alpha Securities any other form of award issuable under this Plan payment, or any combination thereof, as determined by the Committee.

“Permitted Transferee” means (i) any person defined as an employee in the Instructions to Registration Statement Form S-8 promulgated by the Securities and Exchange Commission, as such Form may be amended from time to time, which persons include, as of the date of adoption of this Plan, executors, administrators or beneficiaries of the estates of deceased Participants, guardians or members of a committee for incompetent former Participants, or similar persons duly authorized by law to administer the estate or assets of former Participants, and (ii) Participants’ family members who acquire Awards from the Participant other than for value, including through a gift or a domestic relations order. For purposes of this definition, “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests. For purposes of this definition, neither (i) a transfer under a domestic relations order in settlement of marital property rights, nor (ii) a transfer to an entity in which more than fifty percent of the voting or beneficial interests are owned by family members (or the Participant) in exchange for an interest in that entity is considered a transfer for “value”.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

“Plan” shall mean this Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan.

“Restricted Period” has the meaning set forth in subsection 8(b).

“Restricted Stock” shall mean an Award of Common Shares that are issued subject, in part, to the terms, conditions and restrictions described in Section 8.

“Restricted Stock Units” shall mean an Award of the right to receive either (as the Committee determines) Common Shares or cash equal to the Fair Market Value of a Common Share, issued subject, in part, to the terms, conditions and restrictions described in Section 8.

“Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act and any successor rule.

“Section 162(m)” shall mean § 162(m) of the Code, any rules or regulations promulgated thereunder, as they may exist or may be amended from time to time, or any successor to such section.

“Section 409A” shall mean § 409A of the Code, any rules or regulations promulgated thereunder, as they may exist or may be amended from time to time, or any successor to such section.

“Section 422” shall mean § 422 of the Code, any rules or regulations promulgated thereunder, as they may exist or may be amended from time to time, or any successor to such section.

“Stock Appreciation Right” shall mean an Award of a right to receive (without payment to Alpha) cash, Common Shares, Other Alpha Securities or property, or other forms of payment, or any combination thereof, as determined by the Committee, based on the increase in the value of the number of Common Shares specified in the Stock Appreciation Right. Stock Appreciation Rights are subject, in part, to the terms, conditions and restrictions described in Section 7.

“Stock Option” shall mean an Award of a right to purchase Common Shares. The term Stock Option shall include Nonqualified Stock Options, Incentive Stock Options and Purchased Options.

“Ten Percent Employee” shall mean an employee of Alpha or any parent or subsidiary of Alpha who owns stock representing more than ten percent of the voting power of all classes of stock of Alpha or any parent or subsidiary of Alpha within the meaning of Code Sections 424(e) and (f).

“Treasury Regulation” shall mean a final, proposed or temporary regulation of the Department of Treasury under the Code and any successor regulation.

APPENDIX B

ALPHA NATURAL RESOURCES, INC.
2008 ANNUAL INCENTIVE BONUS PLAN

Effective as of May 14, 20081

1.	Purpose of the Plan

The purpose of the Alpha Natural Resources, Inc. 2008 Annual Incentive Bonus Plan (the “Plan”) is to advance the interests of the Company and its shareholders by providing incentives to key employees with significant responsibility for achieving performance goals critical to the success and growth of the Company. The Plan is designed to: (i) promote the attainment of the Company’s significant business objectives; (ii) encourage and reward management teamwork across the entire Company; and (iii) assist in the attraction and retention of employees vital to the Company’s long-term success.

2.	Definitions

For the purpose of the Plan, the following definitions shall apply:

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

(c) “Committee” means the Compensation Committee of the Board, or such other committee as is appointed or designated by the Board to administer the Plan, in each case which shall be comprised solely of two or more “outside directors” (as defined under Section 162(m) of the Code and the regulations promulgated thereunder).

(d) “Company” means Alpha Natural Resources, Inc. and any subsidiary entity or affiliate thereof, including subsidiaries or affiliates which become such after adoption of the Plan.

(e) “Forfeit,” “Forfeiture,” “Forfeited” means the loss by a Participant of any and all rights to an award granted under the Plan, including the loss to any payment of compensation by the Company under the Plan or any award granted thereunder.

(f) “Participant” means any person: (1) who satisfies the eligibility requirements set forth in Paragraph 4; (2) to whom an award has been made by the Committee; and (3) whose award remains outstanding under the Plan.

(g) “Performance Goal” means, in relation to any Performance Period, the level of performance that must be achieved with respect to a Performance Measure.

(h) “Performance Measures” means any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction

1  Subject to approval by the Company’s stockholders.

levels; productivity; delivery performance; safety record and/or performance; stock price; return on equity; total or relative increases to stockholder return; return on invested capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.

To the extent consistent with Section 162(m) of the Code and the regulations promulgated thereunder, the Committee may determine that certain adjustments shall apply, in whole or in part, in such manner as specified by the Committee, to exclude the effect of any of the following events that occur during a Performance Period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs, including but not limited to reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Company’s annual report for the applicable period.

(i) “Performance Period” means, in relation to any award, the calendar year or other fiscal period within a calendar year of less than 12 months for which a Participant’s performance is being calculated, with each such period constituting a separate Performance Period.

(j) “Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

(k) “Retirement” means retirement of an employee as determined and authorized by the Committee.

(l) “Total and Permanent Disability” means: (1) if the Participant is insured under a long-term disability insurance policy or plan which is paid for by the Company, the Participant is totally disabled under the terms of that policy or plan; or (2) if no such policy or plan exists, the Participant shall be considered to be totally disabled as determined by the Committee.

3.	Administration of the Plan

(a) The management of the Plan shall be vested in the Committee; provided, however, that all acts and authority of the Committee pursuant to this Plan shall be subject to the provisions of the Committee’s Charter, as amended from time to time, and such other authority as may be delegated to the Committee by the Board. The Committee may, with respect to Participants whom the Committee determines are not likely to be subject to Section 162(m) of the Code, delegate such of its powers and authority under the Plan to the Company’s officers as it deems necessary or appropriate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.

(b) Subject to the terms of the Plan, the Committee shall, among other things, have full authority and discretion to determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the Performance Goal(s) and Performance Measure(s) to be utilized) and determine whether the Performance Goals applicable to any Performance Measures for any awards have been achieved. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the

Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or in any award. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.

(c) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. Notwithstanding any provision of the Plan to the contrary, if an award under this Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Plan would prevent such award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

(d) The benefits provided under the Plan are intended to be excepted from coverage under Section 409A and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A and the regulations issued thereunder (and not excepted therefrom), the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

4.	Participation in the Plan

Officers and key employees of the Company shall be eligible to participate in the Plan. No employee shall have the right to participate in the Plan, and participation in the Plan in any one Performance Period does not entitle an individual to participate in future Performance Periods.

5.	Incentive Compensation Awards

(a) The Committee may, in its discretion, from time to time make awards to persons eligible for participation in the Plan pursuant to which the Participant will earn cash compensation. The amount of a Participant’s award may be based on a percentage of such Participant’s salary or such other methods as may be established by the Committee. Each award shall be communicated to the Participant, and shall specify, among other things, the terms and conditions of the award and the Performance Goals to be achieved. The maximum amount that may be awarded and paid under the Plan to a Participant for any calendar year shall not exceed USD $10,000,000.

(b) With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Code, each award shall be conditioned upon the Company’s achievement of one or more Performance Goal(s) with respect to the Performance Measure(s) established by the Committee. No later than ninety (90) days after the beginning of the applicable Performance Period, the Committee shall establish in writing the Performance Goals, Performance Measures and the method(s) for computing the amount of compensation which will be payable under the Plan to each Participant if the Performance Goals established by the Committee are attained; provided however, that for a Performance Period of less than one year, the Committee shall take any such actions prior to the lapse of 25% of the Performance Period. In addition to establishing minimum Performance Goals below which no compensation shall be payable pursuant to an award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the Performance Goals have been achieved.

(c) The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may reduce the amount of any award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. Notwithstanding any provision of this Plan to the contrary, the Committee shall not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

6.	Payment of Individual Incentive Awards

(a) After the end of the Performance Period, the Committee shall certify in writing the extent to which the applicable Performance Goals and any other material terms have been achieved. Subject to the provisions of the Plan, earned Awards shall be paid in the first calendar year immediately following the end of the Performance Period on or before March 15th of such calendar year (“Payment Date”). For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification.

(b) Unless otherwise determined by the Committee, Participants who have terminated employment with the Company prior to the end of a Performance Period for any reason other than death, Retirement or Total and Permanent Disability, shall Forfeit any and all rights to payment under any awards then outstanding under the terms of the Plan and shall not be entitled to any cash payment for such period. If a Participant’s employment with the Company should terminate during a Performance Period by reason of death, Retirement or Total and Permanent Disability, the Participant’s award shall be prorated to reflect the period of service prior to his/her death, Retirement or Total and Permanent Disability, and shall be paid either to the Participant or, as appropriate, the Participant’s estate, subject to the Committee’s certification that the applicable Performance Goals and other material terms have been met.

(c) The Committee shall determine whether, to what extent, and under what additional circumstances amounts payable with respect to an award under the Plan shall be deferred either automatically, at the election of the Participant, or by the Committee. All deferrals under the Alpha Natural Resources, Inc. and Subsidiaries Deferred Compensation Plan (or such other plan of the Company as may be designated by the Committee) shall be made in accordance with terms and procedures of such plan.

7.	Amendment or Termination of the Plan

While the Company intends that the Plan shall continue in force from year to year, the Company reserves the right to amend, modify or terminate the Plan, at any time; provided, however, that no such modification, amendment or termination shall, without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Committee to be due and owing to the Participant under the Plan but not yet paid. Any and all actions permitted under this Section 7 may be authorized and performed by the Committee in its sole and absolute discretion.

Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A or Section 162(m) of the Code, the regulations promulgated thereunder or an exception thereto regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a

Participant under the Plan. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee or Board (or any member thereof), or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.

8.	Rights Not Transferable

A Participant’s rights under the Plan may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary, or in the absence of such a designation, by will or by the laws of descent and distribution.

9.	Funding/Payment

The Plan is not funded and all awards payable hereunder shall be paid from the general assets of the Company. No provision contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. If any earned Award is not paid by the Payment Date due to administrative impracticality, such earned Award will be paid, without earnings, as soon as administratively practicable thereafter.

10.	Withholdings

The Company shall have the right to withhold from any awards payable under the Plan or other wages payable to a Participant such amounts sufficient to satisfy federal, state and local tax withholding obligations arising from or in connection with the Participant’s participation in the Plan and such other deductions as may be authorized by the Participant or as required by applicable law.

11.	No Employment or Service Rights

Nothing contained in the Plan shall confer upon any Participant any right with respect to continued employment with the Company (or any of its affiliates) nor shall the Plan interfere in any way with the right of the Company (or any of its affiliates) to at any time reassign the Participant to a different job, change the compensation of the Participant or terminate the Participant’s employment for any reason.

12.	Other Compensation Plans

Nothing contained in this Plan shall prevent the Corporation from adopting other or additional compensation arrangements for employees of the Corporation, including arrangements that are not intended to comply with Section 162(m) of the Code.

13.	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of law provisions.

14.	Effective Date

The Plan shall become effective immediately upon the approval and adoption thereof by the Board; provided, however, that no award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code shall be payable prior to approval of the Plan’s material terms by the Company’s stockholders.

Alpha Natural Resources, Inc.

000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext           000000000.000000 ext
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 PM Eastern Time, on May 13, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/anr • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2,3 and 4.

1.	Election of nine directors each to hold office for a one-year term expiring at the annual meeting in 2009 and until their respective successors are elected and qualified.						+

	☐	Mark here to vote FOR all nominees			☐	01 - Mary Ellen Bowers
	☐	Mark here to WITHHOLD vote from all nominees			☐	02 - John S. Brinzo

	☐	For All EXCEPT - To withhold authority to vote for any individual nominee(s), mark “For All EXCEPT” and fill in the square next to each nominee you wish to withhold, as shown here: ■			☐	03 - Hermann Buerger
		For	Against	Abstain	☐	04 - Kevin S. Crutchfield
2.	To approve the amendment and restatement of the 2005 Long-Term Incentive Plan.	☐	☐	☐	☐	05 - E. Linn Draper, Jr.

3.	To approve the 2008 Annual Incentive Bonus Plan.	☐	☐	☐	☐	06 - Glenn A. Eisenberg

4.	To ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2008.	☐	☐	☐	☐	07 - John W. Fox, Jr.

					☐	08 - Michael J. Quillen

					☐	09 - Ted G. Wood
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.

■	C 1	1234567890 U P X 0 1	6	6	6 7 1	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+
<STOCK#>      00UE3B

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ALPHA NATURAL RESOURCES, INC.	+
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Alpha Natural Resources, Inc. (the "Company") hereby appoints Michael J. Quillen, David C. Stuebe and Vaughn R. Groves, and each of them, the proxies of the undersigned, with power to act without the other and with full power of substitution, to attend and represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Martha Washington Inn, located at 150 West Main Street, Abingdon, Virginia 24210, on Wednesday, May 14, 2008, at 8:30 a.m. Eastern Time, and at any adjournment or postponement thereof, and to vote all of such shares that the undersigned is entitled to vote at such Annual Meeting or at any adjournment or postponement thereof, as stated on the reverse side.
THIS PROXY WILL BE VOTED BY THE PROXIES AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1,2,3 AND 4 AND IN ACCORDANCE WITH THEIR BEST JUDGMENT UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
You are urged to vote by internet or by telephone or mark, sign, date and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign exactly as name appears on this proxy. If joint owners, EACH should sign this proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your FULL title as such and the name of such trust, corporation or other organization.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.
■	+